    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999


                                                     REGISTRATION NO. 333 -69217

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                         FLASHNET COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

                 TEXAS                                      4813                                   75-2614852
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                         FLASHNET COMMUNICATIONS, INC.
                        1812 NORTH FOREST PARK BOULEVARD
                            FORT WORTH, TEXAS 76102
                                 (817) 332-8883

(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                         ------------------------------


                              MICHAEL SCOTT LESLIE
                     PRESIDENT AND CHIEF OPERATING OFFICER
                         FLASHNET COMMUNICATIONS, INC.
                        1812 NORTH FOREST PARK BOULEVARD
                            FORT WORTH, TEXAS 76102
                                 (817) 332-8883
                           FACSIMILE: (817) 870-0296


 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

          S. MICHAEL DUNN, P.C.                     DEAN A. TETIRICK, ESQ.                     ALAN K. AUSTIN, ESQ.
     BROBECK, PHLEGER & HARRISON LLP               CANTEY & HANGER, L.L.P.                      BRIAN C. ERB, ESQ.
     301 CONGRESS AVENUE, SUITE 1200            801 CHERRY STREET, SUITE 2100         WILSON SONSINI GOODRICH & ROSATI, P.C.
           AUSTIN, TEXAS 78701                     FORT WORTH, TEXAS 76102                      650 PAGE MILL ROAD
              (512) 477-5495                            (817) 877-2883                     PALO ALTO, CALIFORNIA 94304
                                                                                                  (650) 493-9300

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 29, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]
                                          SHARES
                                  COMMON STOCK


    FlashNet Communications, Inc. is offering [      ] shares of its common
stock. This is FlashNet's initial public offering. We have applied for approval for quotation on the Nasdaq National Market under the symbol "FLAS" for the shares we are offering. We anticipate that the initial public offering price
will be between $     and $     per share.


                            ------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------

                                                                                  PER SHARE           TOTAL
                                                                               ----------------  ----------------
Public Offering Price........................................................  $                 $
Underwriting Discounts and Commissions.......................................  $                 $
Proceeds to the Company......................................................  $                 $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    FlashNet has granted the Underwriters a 30-day option to purchase up to an
additional [         ] shares of Common Stock to cover over-allotments.
BancBoston Robertson Stephens Inc. expects to deliver the shares of Common Stock
to purchasers on            , 1999.

                            ------------------------

BANCBOSTON ROBERTSON STEPHENS
                                    J.C. BRADFORD&CO.
                                                         EVEREN SECURITIES, INC.

               THE DATE OF THIS PROSPECTUS IS            , 1999.

Inside front cover fold out:

    Graphic depicts a large rectangle with a background collage of a number of people's faces. Superimposed on the background is a FlashNet name and logo placed at the top, center of the box. Beneath the name and logo is a map of the United States depicting the location of FlashNet's points of presence, third-party points of presence and the network that connects these points of presence. A large FlashNet logo is superimposed over the map of the United States.
--------------------------------------------------------------------------------
Inside front facing cover:

    Graphic depicts a large rectangle. "1995" and "1999" are printed on the top left and bottom right hand corners, respectively. A large arrow runs on a 45 degree angle from the lower left hand corner to the upper right hand corner. Above the base of the arrow, in the lower left hand corner, are the words "Low Value Added Consumer Services." Above the point of the arrow, in the upper right hand corner are the words "High Value Added Business Services." Along the shaft of the arrow are six equally spaced FlashNet logos. There is a caption connected to each logo. Beginning from the base of the arrow the captions are "Dial-Up Consumer Access," "Dedicated/Broadband Business Access," "Web Hosting Services," "Co-location Services," "E-Commerce Services," and "Managed IP Services." The FlashNet name and logo appear in the top left quadrant.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


    UNTIL       , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
Prospectus Summary.........................................................................................          4
Summary Consolidated Financial and Operating Data..........................................................          5
Risk Factors...............................................................................................          6
Use of Proceeds............................................................................................         17
Dividend Policy............................................................................................         17
Capitalization.............................................................................................         18
Dilution...................................................................................................         19
Selected Consolidated Financial and Operating Data.........................................................         21
Management's Discussion and Analysis of Financial Condition and Results of Operations......................         23
Business...................................................................................................         35
Management.................................................................................................         52
Certain Transactions.......................................................................................         57
Principal Shareholders.....................................................................................         59
Description of Capital Stock...............................................................................         61
Shares Eligible for Future Sale............................................................................         64
Underwriting...............................................................................................         66
Legal Matters..............................................................................................         68
Experts....................................................................................................         68
Available Information......................................................................................         68
Index to Consolidated Financial Statements.................................................................        F-1


                            ------------------------

    "FlashNet" and the FlashNet logo are service marks for which service mark applications are pending. Additional service mark applications are pending for the registration of other service marks used by us in our business. This prospectus also contains the trademarks and service marks of other companies which are the property of their respective owners.


    Our principal executive offices are located at 1812 North Forest Park Boulevard, Fort Worth, Texas 76102 and our telephone number is (817) 332-8883. Our Web site address is www.flash.net. The information on our Web site is not incorporated by reference into this prospectus.

                               PROSPECTUS SUMMARY


    YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS
ASSUMES: (A) THAT ALL OUTSTANDING SHARES OF OUR SERIES A CONVERTIBLE PREFERRED STOCK WILL BE CONVERTED INTO 1,364,085 SHARES OF OUR COMMON STOCK UPON THE COMPLETION OF THIS OFFERING; (B) NO EXERCISE OR CONVERSION OF STOCK OPTIONS, WARRANTS OR CONVERTIBLE NOTES AFTER SEPTEMBER 30, 1998; AND (C) THAT THE UNDERWRITERS DO NOT ELECT TO EXERCISE THEIR OVER-ALLOTMENT OPTION. SEE "UNDERWRITING."



                                    FLASHNET



    FlashNet is a nationwide provider of consumer Internet access and business services. Our Internet access services are provided through a national network with 621 "points of presence" in 450 cities, covering approximately 70% of the U.S. population. Points of presence are local telephone numbers through which our subscribers can access the Internet. Our business services consist of high speed Internet access services and other services that enable customers to outsource their Internet and elec-tronic commerce activities. We have entered into strategic network arrangements with PSINet and Level 3 Communications. To date, we have approximately 170,000 customers, including approximately 2,900 business customers.



    The market for Internet access is highly competitive and fragmented with over 4,800 Internet service providers, primarily in local markets and averaging less than 5,000 customers each. Few Internet service providers have emerged to capitalize on economies of scale in network operations and marketing to provide nationwide services. The markets for Internet access and business services are growing rapidly. Forrester Research projects that Internet service providers' access revenues in the United States will grow from approximately $6 billion in 1997 to $38 billion in 2002. In addition, International Data Corporation projects that the market for business services is the fastest growing segment of the Internet services market, with revenues expected to reach approximately $7 billion in 2000.



    Our objective is to take advantage of the growth in both of these markets and to become the leading nationwide provider of Internet access and business services. We offer a full range of services that we believe provide customers with the following benefits:



    - FAST AND RELIABLE QUALITY SERVICE. Our network consists of state-of-the-art equipment that we either own or contract from third-party network providers.



    - COST-EFFECTIVE ACCESS. We offer high-quality Internet connectivity and enhanced business services at price points that are generally lower than those charged by other Internet service providers with national coverage.



    - ENHANCED BUSINESS SERVICES. We offer high speed Internet access services and other services that enable businesses to outsource their Internet and electronic commerce activities.


    - NATIONWIDE NETWORK COVERAGE. Our access services cover 450 cities and approximately 70% of the population of the United States.

    - SUPERIOR CUSTOMER SUPPORT. Our customer care and technical personnel are available by telephone and on-line 24 hours-a-day, seven days-a-week.


    - BRAND NAME RECOGNITION. We have invested significantly in our brand name to enhance our customers' comfort and familiarity with us as their Internet service provider.

                                  THE OFFERING


Common Stock offered by the Company.................  shares
Common Stock to be outstanding after the Offering...  shares(1)
Use of Proceeds.....................................  For expansion of our sales and marketing operations, expansion of our
                                                      network infrastructure, development of
                                                      our business services offerings,
                                                      repayment of $11.5 million of
                                                      indebtedness, potential acquisitions
                                                      and working capital and general
                                                      corporate purposes. See "Use of
                                                      Proceeds."
Proposed Nasdaq National Market Symbol..............  FLAS


               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                 (Dollars in thousands, except per share data)

                                                                          PERIOD FROM
                                                                         SEPTEMBER 25,                             NINE MONTHS
                                                                              1995                                    ENDED
                                                                          (INCEPTION)    YEAR ENDED DECEMBER 31,    SEPTEMBER
                                                                            THROUGH                                    30,
                                                                          DECEMBER 31,   ------------------------  -----------
                                                                              1995          1996         1997         1997
                                                                         --------------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
  Total revenues.......................................................   $         34   $     4,534  $    18,325  $    13,165
  Total expenses.......................................................            141         9,564       28,511       21,400
                                                                         --------------  -----------  -----------  -----------
  Loss from operations.................................................           (107)       (5,030)     (10,186)      (8,234)
  Net loss.............................................................           (107)       (5,175)     (10,900)      (8,784)
  Deemed dividends on redeemable preferred stock.......................             --            --           --           --
  Net loss attributable to common shareholders.........................           (107)       (5,175)     (10,900)      (8,784)
  Basic and diluted net loss per share.................................          (0.10)        (3.34)       (6.80)       (5.49)
  Pro forma basic and diluted net loss per share.......................
  Shares used in computing net loss per share..........................      1,037,375     1,548,938    1,602,584    1,598,761
  Shares used in computing pro forma net loss per share................
OTHER DATA (AS OF THE END OF THE PERIOD):
  Subscribers..........................................................            200        47,361      152,022      132,893
  Independent sales representatives in our network marketing program...             --            --        1,885        1,472


                                                                                                                    SEPTEMBER
                                                                                                                    30, 1998
                                                                                                                   -----------
                                                                                                                     ACTUAL
                                                                                                                   -----------
BALANCE SHEET DATA:
  Cash and cash equivalents............................................                                            $     3,301
  Total assets.........................................................                                                 11,677
  Working capital......................................................                                                (18,433)
  Total debt...........................................................                                                  6,866
  Redeemable preferred stock...........................................                                                 10,445
  Total shareholders' equity (deficit).................................                                                (22,176)

                                                                            1998
                                                                         -----------
STATEMENT OF OPERATIONS DATA:
  Total revenues.......................................................  $    18,101
  Total expenses.......................................................       24,046
                                                                         -----------
  Loss from operations.................................................       (5,945)
  Net loss.............................................................       (7,876)
  Deemed dividends on redeemable preferred stock.......................       (2,633)
  Net loss attributable to common shareholders.........................      (10,509)
  Basic and diluted net loss per share.................................        (6.50)
  Pro forma basic and diluted net loss per share.......................        (3.81)
  Shares used in computing net loss per share..........................    1,616,635
  Shares used in computing pro forma net loss per share................    2,066,975
OTHER DATA (AS OF THE END OF THE PERIOD):
  Subscribers..........................................................      165,614
  Independent sales representatives in our network marketing program...        4,189
                                                                         PRO FORMA,
                                                                         AS ADJUSTED
                                                                         -----------
BALANCE SHEET DATA:
  Cash and cash equivalents............................................  $
  Total assets.........................................................
  Working capital......................................................
  Total debt...........................................................
  Redeemable preferred stock...........................................
  Total shareholders' equity (deficit).................................


------------------------------

(1) This number includes 1,364,085 shares of common stock to be issued to holders of our Series A Convertible Preferred Stock when the Series A Convertible Preferred Stock automatically converts to common stock at the closing of this offering. This number does not include:


    - 19,430 shares of common stock issuable to holders of our convertible notes upon the conversion of such notes;



    - 502,905 shares of common stock issuable to our warrant holders when they exercise their warrants for $0.01 per share;



    - 229,880 shares of common stock issuable to our stock option holders upon the exercise of outstanding stock options at a weighted average exercise price of $19.45 per share; and



    -       shares issuable to Goldman Sachs & Co. upon exercise of an option to
      purchase up to       shares of common stock at the initial public offering
      price, expiring 180 days after the date of this offering.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.


WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUED LOSSES


    We incurred net losses of approximately $107,000 for the period from September 25, 1995 (Inception) through December 31, 1995, $5.2 million for the year ended December 31, 1996, $10.9 million for the year ended December 31, 1997 and $7.9 million for the nine-month period ended September 30, 1998. As of September 30, 1998, we had an accumulated deficit of approximately $26.7 million representing, in large part, the sum of our historical net losses. We have not achieved profitability in any quarterly or annual period, and we expect to continue to incur net losses for the foreseeable future. Although our revenues have grown in recent quarters, we cannot be certain that we will be able to sustain these growth rates or that we will obtain sufficient revenues to achieve profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.


    Our liabilities, including our obligation to redeem preferred stock, exceeded our assets by $22.2 million at September 30, 1998. We expect to continue to expend substantial financial and other resources on:


    - Sales, marketing and administration;

    - Developing new service offerings;

    - Improving our management information systems; and

    - Expanding our network systems and infrastructure.


    We expect that all of our costs and expenses will continue to increase in future periods, which could negatively affect our operating results.



WE ARE A NEW COMPANY WITH A LIMITED OPERATING HISTORY


    We were incorporated on September 25, 1995 and began offering Internet access to the public in November 1995. When making your investment decision, you should consider the risks and difficulties we may encounter in the new and rapidly evolving Internet market, especially given our limited operating history. These risks include our ability to:

    - Expand our subscriber base and increase subscriber revenues;

    - Compete in a highly competitive market;

    - Access sufficient capital to support our growth;

    - Recruit and retain qualified employees;

    - Introduce new products and services; and

    - Upgrade our network systems and infrastructure.

    We cannot be certain that we will successfully address any of these risks. In addition, our business is subject to general economic conditions. General economic conditions may not be favorable for our business in the future.



OUR BUSINESS IS INTENSELY COMPETITIVE



    We face intense competition in conducting our business, and we expect such competition to continue to increase. Our competitors include various other Internet access providers with much larger subscriber bases than ours. Furthermore, a number of our competitors offer a broader variety of business services and may have done so for longer periods of time. Every local market we have entered or intend to enter is served by multiple Internet access providers. Our current and prospective competitors include many large companies, some of which are better known than us and may have greater financial, technical and marketing resources than we do.



    As a result of increased competition in our industry, we expect to encounter significant pricing pressure. We cannot be certain that we will be able to offset the effects of any required price reductions through an increase in the number of our subscribers, higher revenues from our business services, cost reductions or otherwise, or that we will have the resources to continue to compete successfully. You should read "Business--Competition" for a more complete discussion on the competitive factors and competitors in our industry.



OUR PLANNED AGGRESSIVE GROWTH WILL STRAIN OUR RESOURCES


    We have expanded our operations rapidly since inception and intend to continue to expand our operations aggressively to pursue existing and potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. In particular, our planned network expansion will require the acquisition and installation of necessary equipment, implementation of marketing efforts in new locations and employment of qualified technical, marketing and customer support personnel in these locations.


    In order to manage our growth, we must improve our operational systems, procedures and controls on a timely basis. For instance, we currently are in the process of replacing our customer management and billing system with new software which is expected to be fully operational in the first quarter of 1999. If this new software is not fully operational on a timely basis or fails to perform as expected by us, or if the demands placed on our network resources by our growing subscriber base outpace our growth and operating plans, the quality and reliability of our service may decline and our relationships with our customers may be harmed as a result.



OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS


    As a result of our limited operating history, we cannot forecast our operating expenses based on our historical results. Accordingly, we establish our expense levels in advance based in part on our projections of our future revenues. Our revenues currently depend heavily on our ability to attract and retain subscribers who purchase Internet access on an annual basis. Our future revenues will likely include more business services revenues, which will depend upon our ability to attract and retain business customers. If our actual revenues are less than our projected revenues, we may be unable to reduce expenses proportionately, and our operating results, cash flows and liquidity would likely be adversely affected.

    We expect that our revenues and operating results may fluctuate significantly from quarter to quarter. A number of factors are likely to cause these fluctuations, including:

    - The rate of new subscriber acquisitions;

    - Subscriber retention;

    - Changes in our pricing policies or those of our competitors;

    - Capital expenditures and other costs relating to the expansion of our operations;

    - The timing of new product and service announcements by us or our competitors;


    - Market acceptance of new and enhanced versions of our products and services;


    - Personnel changes;

    - The introduction of alternative technologies;


    - The effect of potential acquisitions; and



    - Increased competition in our markets.



ADDITIONAL CAPITAL IS REQUIRED TO GROW OUR BUSINESS


    Our ability to grow depends significantly on our ability to expand our operations by opening new points of presence, which requires significant capital equipment expenditures and advance expenditures and commitments for leased telecommunications facilities and advertising. We anticipate that our cash requirements for 1999 will include disbursements for some or all of the following purposes:

    - Expansion of our sales and marketing operations;

    - Expansion of our network infrastructure;

    - Development of our business services offerings;


    - Repayment of $11.5 million of indebtedness;


    - Potential acquisitions; and

    - Working capital and general corporate purposes.

If the proceeds from this offering, after these and other expenditures, are not sufficient to meet our cash requirements, we will need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies, which may include:

    - Increases in our growth rate;

    - Shortfalls in anticipated revenues or increases in expenses;

    - Unanticipated opportunities, such as major strategic alliances or acquisitions of complementary businesses;

    - The development of new products and services; or

    - The expansion of our customer care operations, including the recruitment of additional customer care and support personnel.

    We cannot be certain that we will be able to raise additional capital in the future on terms acceptable to us or at all. If alternative sources of financing are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available financing and will be required to attempt to attain profitability in our existing geographic markets.

WE DEPEND ON THIRD-PARTY SUPPLIERS AND TELECOMMUNICATIONS CARRIERS



    We depend on third-party suppliers of hardware components and telecommunications carriers to provide equipment and networking services. We currently acquire certain hardware components used in our network system from one or two sources, including servers manufactured by Sun Microsystems, modems manufactured by Ascend Communications and 3Com and high performance routers, which are devices that receive and transmit data between different networks, manufactured by Cisco Systems. We currently rely on a few local telephone companies and others, such as PSINet and Level 3 Communications, to lease to us data communications capacity via local telecommunications lines and leased long-distance lines. Our suppliers and telecommunications carriers also sell or lease products and services to our competitors and may be, or in the future may become, our competitors. Expansion of our network infrastructure and other competitors' needs will continue to place a significant demand on our suppliers and telecommunications carriers. We cannot be certain that our suppliers and telecommunications carriers will continue to sell or lease their products and services to us at commercially reasonable prices or at all. Difficulties in developing alternative sources of supply, if required, could adversely affect our business, future financial condition or operating results. Moreover, failure of our telecommunications providers to provide the data communications capacity required by us for any reason could cause interruptions in our ability to provide access services to our customers, which may materially and adversely affect our business, financial condition and operating results.



WE MUST CONTINUE TO EXPAND OUR NETWORK INFRASTRUCTURE


    Our network infrastructure is composed of a complex system of routers, switches, transmission lines and other hardware used to provide our subscribers with Internet access and other services. The future success of our business will depend on the capacity, reliability and security of this network infrastructure. We will have to expand and adapt our network infrastructure as the number of subscribers and the amount and type of information they wish to transmit over the Internet increases. Such expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. We cannot be certain that we will be able to expand or adapt our network infrastructure to meet additional demand or changing subscriber requirements on a timely basis and at a commercially reasonable cost, or at all.


WE FACE RISKS ASSOCIATED WITH CAPACITY CONSTRAINTS



    Capacity constraints within our network and those of our suppliers have occurred in the past and will likely occur in the future. Such constraints may prevent subscribers from gaining access to a particular point of presence or may inhibit a subscriber from connecting to system-wide services such as e-mail and newsgroup services. From time to time, we have experienced delayed delivery of networking components or systems from our third-party suppliers, which has delayed our delivery of service to customers or caused all incoming modem lines to become full during peak times, resulting in busy signals for subscribers who are trying to connect to us. Similar problems can occur if we are unable to expand the capacity of our information servers for e-mail, newsgroups and the Web fast enough to keep up with the demand from our expanding subscriber base. Further, if we fail to provide our customers with the requisite network capacity to enable them to readily access the Internet, our subscribers will experience a general slow-down in their Internet access which may harm our relationships with them. If we fail to expand or enhance our network infrastructure on a timely basis or adapt it to an expanding subscriber base, changing subscriber requirements or evolving industry standards, our business, financial condition and operating results could be materially and adversely affected.



WE FACE RISKS ASSOCIATED WITH SYSTEM FAILURE


    A significant portion of our computer equipment, including critical equipment dedicated to our Internet access services, is presently located at a single facility in Fort Worth, Texas. The occurrence of a natural disaster, the failure of one of our systems or the occurrence of other unanticipated problems at our headquarters or at one of our primary points of presence could cause interruptions in our services. Extensive or multiple interruptions in providing customers with Internet access are a primary reason for customer decisions to cancel the use of access services. Accordingly, any disruption of our services due to system failure could have materially adverse repercussions to our business, financial condition and operating results.



WE FACE RISKS ASSOCIATED WITH TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS



    Our market is susceptible to rapid changes due to technology innovation, evolving industry standards, changes in subscriber needs and frequent new service and product introductions. New services and products based on new technologies or new industry standards expose us to risks of equipment obsolescence. We will need to use leading technologies effectively, continue to develop our technical expertise and enhance our existing services on a timely basis to compete successfully in this industry. We cannot be certain that we will be successful in using new technologies effectively, developing new services or enhancing existing services on a timely basis or that any new technologies or enhancements used by us or offered to our customers will achieve market acceptance.



    Our ability to compete successfully also depends on the continued compatibility and interoperability of our services with products and systems sold by various third parties. Although we intend to support emerging standards in the market for Internet access and enhanced business services, we cannot be certain that industry standards will be established or, if they become established, that we will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market.


    We are also at risk due to fundamental changes in the way that Internet access may be delivered in the future. Currently, Internet services are accessed primarily by computers connected by telephone lines. Recently, several companies have developed cable modems, some of which are currently offered for sale. These cable modems have the ability to transmit data at substantially faster speeds than the modems currently used by our subscribers and us. As the Internet becomes accessible by broad segments of the U.S. population through these cable modems and other consumer electronic devices, or as subscriber requirements change the means by which Internet access is provided, we will have to develop new technologies or modify our existing technology to accommodate these developments and remain competitive. Our pursuit of these technological advances may require substantial time and expense, and we cannot be certain that we will succeed in adapting our Internet access services business to alternative access devices and conduits.


WE DEPEND ON THE CONTINUED GROWTH IN INTERNET USAGE


    Widespread use of the Internet is a relatively recent phenomenon. Our future success substantially depends on continued growth in the use of the Internet and the continued development of the Internet as a viable commercial medium. We cannot be certain that Internet usage will continue to grow as it has in the past or that extensive Internet content will continue to be developed and continue to be accessible for free or at nominal cost to Internet users. If the use of the Internet does not continue to grow or evolves in a way that we cannot address, our business, financial condition and operating results could be materially and adversely affected.


OUR GROWTH PLANS DEPEND ON THE ACCEPTANCE OF OUR BUSINESS SERVICES


    Our operating and growth plans are based in part on our strategy to increase sales of our business services to corporate customers. This strategy will depend significantly on the successful development, introduction, expansion and market acceptance of our business services offerings. We cannot be certain that additional corporate customers will purchase our business services offerings or that we will successfully meet customer needs or expectations.


WE FACE THE UNCERTAINTY OF SUBSCRIBER RETENTION



    Our sales, marketing and other costs of acquiring new subscribers are substantial relative to the monthly fees derived from such subscribers. Accordingly, we believe that our long-term success depends largely on our ability to retain our existing subscribers, while continuing to attract new subscribers. We continue to invest significant resources in our network infrastructure and customer and technical support capabilities to provide high levels of customer service. We cannot be certain that these investments will maintain or improve subscriber retention. We believe that intense competition from our competitors, some of which offer many free hours of service or other enticements for new subscribers, has caused, and may continue to cause, some of our subscribers to switch to our competitors' services. In addition, some new subscribers use the Internet only as a novelty and do not become consistent users of Internet services and may be more likely to discontinue their service. These factors adversely affect our subscriber retention rates. Any decline in subscriber retention rates could have a material adverse effect on our business, financial condition and operating results.



OUR CORPORATE SALES PROGRAM DEPENDS ON QUALIFIED SALES PERSONNEL



    As part of our corporate sales program, we are beginning to deploy a geographically dispersed sales force that will be primarily responsible for attracting and retaining commercial customers for our business services. Our future success in the business services arena depends on our ability to market successfully to corporate clients in an environment that is increasingly competitive. We may not succeed in attracting and retaining qualified sales managers or other sales people, which is necessary for this type of marketing approach.



OUR NETWORK MARKETING PROGRAM DEPENDS ON OUR ABILITY TO RECRUIT INDEPENDENT SALES REPRESENTATIVES



    We employ a network marketing program that entails the use of independent representatives to sell our access services and to recruit other independent representatives to sell these services. Independent representatives are paid commissions by us for their sales of access service plans, as well as for sales made by those they recruit into the program. This network marketing program complements our more traditional direct response marketing and corporate sales activities. We believe that FlashNet is one of only a few Internet service providers that utilizes network marketing. The success of our network marketing program will depend on our ability to attract, retain and motivate a large base of independent representatives, who, in turn, are expected to recruit both subscribers for our services as well as other independent sales representatives. For the nine months ended September 30, 1998, approximately 22% of our new subscribers were obtained through our network marketing program. We believe that significant turnover among independent representatives is typical of network marketing programs. Therefore, in order to maintain or increase the overall number of our independent representatives, existing representatives must continually recruit new independent representatives. Our ability to attract and retain independent representatives could be negatively affected by:

    - Adverse publicity relating to our services or operations, including our network marketing program;

    - Our program structure, which may include modifications in commission rates and training fees;

    - The quality and range of our service offerings;

    - The level of support services we provide to our independent representatives;


    - The availability of competing network marketing opportunities; and



    - Adverse trends regarding Internet usage.



OUR NETWORK MARKETING PROGRAM IS SUBJECT TO RISKS ASSOCIATED WITH GOVERNMENT REGULATION



    Because our independent representatives are classified as independent contractors, we may encounter difficulty enforcing the policies and rules that we have established to govern their conduct. Violations of these policies and rules can reflect negatively on us. In addition, our network marketing program is affected by extensive government regulation, such as federal and state regulation of the offer and sale of business franchises, business opportunities and securities. Various governmental agencies monitor direct selling activities, and we may be required to supply information regarding our marketing program to certain of these agencies. We also could be found not to be in compliance with existing statutes or regulations as a result of misconduct by our independent representatives, the ambiguous nature of some of the regulations and the considerable interpretive and enforcement discretion given to regulators. Any assertion or determination that our company or our independent representatives are not in compliance with existing statutes or regulations could have a material adverse effect on our business and operations.



OUR BUSINESS MAY BE SUBJECT TO STATE AND FEDERAL GOVERNMENT REGULATION



    We provide Internet access and business services, in part, using telecommunications services provided by carriers that are subject to the jurisdiction of state and federal regulators. Due to the increasing popularity and use of the Internet, state and federal regulators may adopt additional laws and regulations relating to content, user privacy, pricing and copyright infringement. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business. You should read
"Business--Government Regulation" for a more detailed discussion of the government regulation to which we may be subject.



OUR COMPETITIVE LOCAL EXCHANGE CARRIER SUBSIDIARY IS SUBJECT TO GOVERNMENT REGULATION



    We have received authorization from the State of Texas for a wholly-owned subsidiary of ours to operate as a competitive local exchange carrier in Texas, and we may, in the future, seek competitive local exchange carrier status in other states as well. To the extent we conduct business as a competitive local exchange carrier, the telecommunications services that we provide through our competitive local exchange carrier subsidiary will be subject to federal, state and local regulation, which may include tariff and price listing requirements and state certification proceedings. Any challenge to our filed tariffs or our subsidiary's competitive local exchange carrier status by third parties could cause us to incur substantial legal and administrative expenses. In addition, under some state statutes, changes in the ownership of our outstanding voting securities also may trigger additional state public utility commission approval. You should read "Business--Government Regulation--Regulations Pertinent to Our

Competitive Local Exchange Carrier Subsidiary" for a more detailed discussion of the regulations to which our competitive local exchange carrier subsidiary will be subject.



WE FACE A POTENTIAL CASH SHORTFALL IF OUR GROWTH RATE SLOWS



    The majority of our sales are to customers who prepay for one year of service. We apply all of the proceeds from these prepayments to acquire more equipment, purchase advertising, meet current obligations and fund operating deficits. We do not set aside proceeds as capital reserves to reimburse subscribers who may decide to discontinue their service before their prepaid term expires. As a result, our financial condition, including our operating results, cash flow and liquidity, is dependent upon an increasing number of new customers in the current year and beyond. In 1997 and 1998, we had to raise capital through third-party sources due in part to a decline in our rate of new subscriber growth. Any continued or future decline in the rate of growth of new subscribers, or any unanticipated increase in the rate of subscriber reimbursements, could force us to raise additional capital to support our operations by selling equity securities or incurring additional debt.



WE DEPEND ON THE PROTECTION OF OUR PROPRIETARY RIGHTS


    We rely on a combination of copyright, trademark and trade secret laws to protect our proprietary rights. We cannot be certain that the steps we have taken will be adequate to prevent the misappropriation of our technology or that third parties, including competitors, will not independently develop technologies that are substantially equivalent or superior to our proprietary technology.

    We have obtained from various software manufacturers either licenses or permissions to use the software that we bundle in our client-side software product for subscribers and for the software used internally in our Internet services. Although we believe that these products do not infringe on the proprietary rights of any third parties, third parties could assert infringement claims against us in the future. The defense of any such claims would require us to incur substantial costs and would divert management's attention and resources to defend against any claims relating to proprietary rights, which could materially and adversely affect our financial condition and operations. Parties making such claims could secure a judgment awarding them substantial damages, as well as injunctive or equitable relief that could effectively block our ability to sell our services. Any such outcome could have a material adverse effect on our business, financial condition and operating results. If a claim relating to proprietary technology or information is asserted against us, we may seek licenses to use such intellectual property. We cannot be certain, however, that licenses could be obtained by us on acceptable terms, if at all.


WE ARE SUBJECT TO SECURITY RISKS


    Although we have implemented, and will continue to implement, security measures, our network and computer systems are vulnerable to intrusions, computer viruses or similar disruptive problems caused by, or transmitted through, our subscribers or other Internet users. Computer viruses or similar disruptions could lead to interruptions, delays or cessation in service to our subscribers. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in our computer systems or those of our subscribers, which may cause losses to either us or our subscribers. The potential that this can occur may deter certain persons from subscribing to our services. Alleviating problems caused by computer viruses or other breaches of security likely would cause interruptions, delays or cessation in service to our subscribers, which could have a material adverse effect on our business and operations. In addition, we expect that our subscribers will increasingly use the Internet for commercial transactions. Any network malfunction or security breach could cause these transactions to be delayed, not completed, or completed with compromised security. It is possible that subscribers or others could assert claims of liability against us as a result of any such failure. Furthermore, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet service industry in general, and our subscriber base and revenues, in particular.


WE ARE SUBJECT TO RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS



    As part of our growth strategy, we may acquire businesses, products, technologies and other assets, including subscriber accounts, or enter into joint venture arrangements, that complement our consumer access and business services offerings. In an acquisition of access subscribers, we may experience subscription cancellations in the short-term period following the acquisition due to the lack of the acquired subscribers' familiarity with us as their Internet service provider and billing issues that may arise due to poor record keeping and billing administration by the selling company. If we acquire a company, we could encounter difficulties in assimilating the personnel and operations of the acquired company. This may disrupt our ongoing business and distract management, as well as result in unanticipated costs and difficulty in maintaining our standards, controls and procedures. We cannot be certain that we would succeed in overcoming these risks or any other problems encountered in connection with any acquisitions we may make. In addition, we may be required to incur debt or issue equity securities to pay for any future acquisitions or to fund any losses or unanticipated costs of the combined companies.



WE FACE POTENTIAL LIABILITY FOR MATERIAL TRANSMITTED THROUGH OUR NETWORK OR RETRIEVED THROUGH OUR SERVICES



    The law relating to the liability of Internet access and business services providers for information carried on or disseminated through their networks is unsettled. In addition, the Federal Telecommunications Act of 1996 imposes fines on any entity that knowingly permits any telecommunications facility under such entity's control to be used to make obscene or indecent material available to minors via an interactive computer service. We cannot predict whether any claim under such federal statute, similar state statutes or common law will be asserted against us, or if asserted, whether it will be successful. As the law in this area develops, we may be required to expend substantial resources or discontinue certain services to reduce our exposure to the potential imposition of liability for information carried on and disseminated through our network. Any costs that we incur as a result of contesting any such asserted claims or the consequent imposition of liability could materially and adversely affect our business, financial condition and operating results.



    In addition, because materials may be downloaded by users of our services and subsequently distributed to others, persons may potentially make claims against us for defamation, negligence, copyright or trademark infringement, personal injury or other causes of action based on the nature, content, publication and distribution of such materials. We also could be exposed to liability with respect to the offering of third-party content that may be accessible through our services, including links to Web sites maintained by our subscribers or other third parties, or posted directly to our Web site, and subsequently retrieved by a third party through our services. It is also possible that if any third-party content provided through our services contains errors, third parties who access such material could make claims against us for losses incurred in reliance on such information. We also offer e-mail services, which expose us to other potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. Such claims, with or without merit, likely would divert management's time and attention and result in significant costs to investigate and defend.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH YEAR 2000 COMPLIANCE



    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Confusion of dates may bring about system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar business activities. As a result, many companies' software and computer systems need to be upgraded or replaced in order to comply with such "Year 2000" requirements. We have established procedures for evaluating and managing the risks and costs associated with this problem and currently expect that our computer systems will be Year 2000 compliant by mid-1999. However, many of our customers maintain their Internet operations on commercially available operating systems, which may be impacted by Year 2000 complications. In addition, we rely on third-party vendors for certain telecommunications and information systems equipment and software included within our services that may not be Year 2000 compliant. We are in the early stages of conducting an audit of our third-party suppliers as to the Year 2000 compliance of their systems. The failure of our internal computer systems or of third-party equipment or software to operate without Year 2000 complications could require us to incur significant unanticipated expenses to remedy any problems and could expose us to claims for losses incurred by our users due to such Year 2000 complications. The defense of any such claims, with or without merit, could require us to incur substantial costs and would divert management's time and attention which could have a material adverse effect on our business, financial condition and operating results. In addition, we are subject to external forces that might generally affect industry and commerce, such as utility company Year 2000 compliance failures and related service interruptions.



OUR STOCK MAY BE DIFFICULT TO RESELL


    Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

    - Actual or anticipated fluctuations in our operating results;

    - Changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

    - Announcements of technological innovations by our existing or future competitors;

    - Departures of key personnel; or

    - The operating and stock price performance of other comparable companies.


THE PRICE OF OUR STOCK MAY BE VOLATILE



    The stock market in general, and the stock prices of Internet companies in particular, have recently experienced extreme volatility that often has been unrelated to the operating performance of any specific public companies. If continued, these broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.



OUR STOCK PRICE MAY BE AFFECTED WHEN ADDITIONAL SHARES ARE SOLD



    If our shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and place that we deem appropriate. You should read "Shares Eligible For Future Sale" for a more detailed discussion of when and how many additional shares of our stock may be sold after this offering.

CERTAIN SHAREHOLDERS HAVE REGISTRATION RIGHTS



    We have entered into registration rights agreements with certain of our shareholders, noteholders and holders of warrants or options, entitling them to include their shares of common stock in any registration of securities by us under the Securities Act of 1933, as amended (the "Securities Act"). Additionally, certain of such holders are also entitled to require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. Sales of a substantial number of shares of our common stock into the public market after this offering, or the perception that such sales could occur, could materially and adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities.



OUR PRINCIPAL SHAREHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS WILL RETAIN SUBSTANTIAL INFLUENCE FOLLOWING THIS OFFERING



    Our executive officers, directors and existing 5% and greater shareholders will beneficially own or control, collectively, 2,078,951 shares of our common
stock, representing approximately    % of the voting power after this offering
(   % if the underwriters exercise their option to purchase additional shares of common stock in this offering). After this offering, such persons, if they were to act together, will be in a position to elect and remove directors and control the outcome of most matters submitted to shareholders for a vote. Additionally, such persons would be able to influence significantly a proposed amendment to our charter, a merger proposal, a proposed sale of assets or other major corporate transaction or a non-negotiated takeover attempt. Such concentration of ownership may discourage a potential acquiror from making an offer to buy our company, which, in turn, could adversely affect the market price of our common stock.



OUR CHARTER AND BYLAWS AND TEXAS LAW CONTAIN ANTI-TAKEOVER PROVISIONS



    Provisions of our Restated Articles of Incorporation, our Bylaws and Texas law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. You should read "Description of Capital Stock" for more information on the anti-takeover effects of provisions of our Restated Articles of Incorporation and Bylaws and of Texas law.

                                USE OF PROCEEDS

    The net proceeds we will receive from the sale of the        shares of
common stock offered by us are estimated to be $       ($       if the
Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and offering expenses payable
by us and assuming a public offering price of $       per share.

    The principal purposes of this offering are to increase our equity capital, to create a public market for our common stock, to facilitate future access by us to public equity markets and to provide increased visibility of FlashNet in a marketplace where many of our competitors are publicly-held companies. We currently intend to use the net proceeds of this offering as follows:

    - Primarily for expansion of our sales and marketing operations;

    and, to a lesser extent, for:

    - Expansion of our network infrastructure;

    - Development of our business services offerings;


    - Repayment of $6.5 million in principal amount of a Secured Promissory Note issued to Ascend Communications, Inc.;



    - Repayment of $5.0 million in principal amount of a Term Note issued to Goldman Sachs Credit Partners L.P.;


    - Potential acquisitions; and

    - Working capital and general corporate purposes.


    The Ascend promissory note matures upon consummation of this offering and bears interest at 6.0% per annum. At December 31, 1998, the amount outstanding under the Ascend promissory note was $6.5 million. The Term Note issued to Goldman Sachs Partners L.P. matures on January 15, 2000 and bears interest at 13% per annum until July 15, 1999, at which time, if the Term Note is not fully repaid, the interest rate will increase, retroactively, to 15.5%. Other than $6.5 million for repayment of the Ascend promissory note and $5.0 million for repayment of the Term Note issued to Goldman Sachs Credit Partners L.P., we have not allocated specific dollar amounts for the above mentioned uses of proceeds. Potential acquisitions may include acquisitions of businesses, subscriber accounts, products and technologies, or participation in joint venture arrangements, that are complementary to our business and service offerings. Although we have not identified any specific businesses, subscriber accounts, products, technologies or joint ventures that we may acquire or enter into, nor are there any current agreements or negotiations with respect to any such transactions, we evaluate such opportunities from time to time. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments.


                                DIVIDEND POLICY


    We have not declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends on the common stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by the Board of Directors.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of September 30, 1998,
(a) on an actual basis, and (b) on a pro forma, as adjusted basis to reflect the conversion of all of the 1,364,085 outstanding shares of Series A Convertible Preferred Stock into 1,364,085 shares of common stock upon consummation of this offering and to give effect to the sale of the common stock offered hereby at an
assumed initial public offering price of $        per share, after deducting the
estimated underwriting discounts and commissions and estimated offering expenses that are payable by us and the application of the estimated net proceeds therefrom to repay the Ascend promissory note and the Goldman Sachs Credit Partners L.P. term note as described under "Use of Proceeds." The common stock shown in the table as issued and outstanding excludes:



    - 20,130 shares of common stock issuable upon conversion of convertible notes;



    - 502,905 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.01 per share; and



    - 65,625 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 1998 at a weighted average exercise price of $7.78 per share.



   As of the date of this prospectus, stock options exercisable for 229,880 shares of common stock are outstanding at a weighted average exercise price of $19.45 per share. See "Management--1997 Stock Incentive Plan" and "Certain Transactions." In addition, Goldman Sachs & Co. has the right to elect to purchase up to $5 million worth of our common stock at the initial public offering price, expiring 180 days after consummation of this offering.



                                                                            SEPTEMBER 30, 1998
                                                                      ------------------------------
                                                                                     PRO FORMA, AS
                                                                         ACTUAL         ADJUSTED
                                                                      ------------  ----------------
                                                                       (IN THOUSANDS, EXCEPT SHARE
                                                                                  DATA)
Short-term debt (convertible notes payable, note payable and current
  portion of capital lease obligations).............................   $    6,644      $
                                                                      ------------       --------
                                                                      ------------       --------

Capital lease obligations, net of current portion...................   $      223      $

Redeemable Series A Convertible Preferred Stock, par value $1.00 per share, 1,375,000 shares authorized, 1,364,085 issued and
  outstanding actual; none issued or outstanding pro forma, as
  adjusted..........................................................       10,445          --

Shareholders' equity (deficit):

Preferred Stock, $1.00 par value, 2,000,000 shares authorized, none
  issued or outstanding actual and pro forma, as adjusted...........       --              --

Common Stock, no par value, 5,000,000 shares authorized, 1,626,138
  shares issued and outstanding actual and           shares issued
  and outstanding pro forma, as adjusted............................          811

Warrants to purchase common stock...................................        3,705

Accumulated deficit.................................................      (26,691)
                                                                      ------------       --------

  Total shareholders' equity (deficit)..............................      (22,175)
                                                                      ------------       --------

    Total capitalization............................................   $  (11,507)     $
                                                                      ------------       --------
                                                                      ------------       --------

                                    DILUTION


    The pro forma deficit in net tangible book value of FlashNet at September 30, 1998 was approximately $11.7 million, or $3.92 per share of common stock. Pro forma deficit in net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding after giving effect to the mandatory conversion of all shares of Series A Convertible Preferred
Stock. After giving effect to our sale of       shares of common stock in this
offering (at an assumed initial public offering price of $    per share) and
after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds therefrom, our pro forma net tangible book value as adjusted at
September 30, 1998 would have been approximately $   million, or $   per share.
This represents an immediate increase in pro forma net tangible book value of
$    per share to our existing shareholders and an immediate dilution of $
per share to new investors purchasing shares of common stock in this offering. The following tables:



    - Include 1,364,085 shares of common stock that will be issued upon the conversion of 1,364,085 outstanding shares of Series A Convertible Preferred Stock on the consummation of this offering; and



    - Assume no exercise of any warrants or stock options or conversion of convertible notes that were outstanding as of or after September 30, 1998.



    As of September 30, 1998, there were outstanding:



    - Notes convertible into 20,130 shares of common stock;



    - Warrants exercisable for 502,905 shares of common stock at an exercise price of $0.01 per share; and



    - Stock options exercisable for 65,625 shares of common stock at a weighted average exercise price of $7.78 per share.



As of the date of this prospectus, stock options exercisable for 229,880 shares of common stock are outstanding at a weighted average exercise price of $19.45 per share. To the extent that convertible notes are converted, or any outstanding warrants or options are exercised, new investors will experience further dilution. See "Management--1997 Stock Incentive Plan" and Note 6 of Notes to Consolidated Financial Statements. In addition, if our stock price
increases above $    per share, new investors will experience dilution in the
appreciated value of their shares to the extent Goldman Sachs & Co. elects to exercise its right to purchase up to $5 million worth of common stock at the initial public offering price at any time during 180 days after consummation of this offering.


    The following table illustrates the per share dilution:

Assumed initial public offering price per share....................             $
                                                                                ---------
  Pro forma deficit in net tangible book value per share at
    September 30, 1998.............................................  $    3.92
                                                                     ---------
  Increase per share attributable to new investors.................
                                                                     ---------
Pro forma net tangible book value per share after this offering....
                                                                                ---------
Dilution per share to new investors................................             $
                                                                                ---------
                                                                                ---------


    The following table sets forth, on a pro forma basis as of September 30, 1998, the number of shares of common stock purchased, the total consideration paid to us and the average price per share paid to us by existing shareholders and by investors purchasing shares of common stock offered hereby, before deducting estimated underwriting discounts and commissions and estimated offering expenses of this offering:

                                                     SHARES PURCHASED       TOTAL CONSIDERATION
                                                   ---------------------  ------------------------   AVERAGE PRICE
                                                     NUMBER     PERCENT      AMOUNT       PERCENT      PER SHARE
                                                   ----------  ---------  -------------  ---------  ---------------
Existing shareholders............................   2,990,223           % $   8,622,998           %    $    2.88
New investors(1).................................
                                                   ----------  ---------  -------------  ---------
    Total........................................                  100.0% $                  100.0%
                                                   ----------  ---------  -------------  ---------
                                                   ----------  ---------  -------------  ---------

------------------------------


(1) If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by new investors will increase to
    shares, or    % of the total shares of common stock outstanding after this offering.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA


    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the Notes thereto and the other financial information included elsewhere in this prospectus. The statement of operations data for the period ended December 31, 1995 and the years ended December 31, 1996 and 1997, and the balance sheet data at December 31, 1996 and 1997 are derived from the Consolidated Financial Statements included elsewhere in this prospectus which have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report therein. The statement of operations data for the nine months ended September 30, 1997 and 1998 and the balance sheet data at September 30, 1998 have been derived from unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which, in the opinion of our management, are necessary for a fair presentation of the results for the interim periods presented. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full year.



                                               PERIOD FROM
                                                SEPTEMBER
                                                 25, 1995
                                               (INCEPTION)        YEAR ENDED        NINE MONTHS ENDED
                                                 THROUGH         DECEMBER 31,         SEPTEMBER 30,
                                               DECEMBER 31,  --------------------  --------------------
                                                   1995        1996       1997       1997       1998
                                               ------------  ---------  ---------  ---------  ---------
                                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Revenues:
  Consumer access services...................   $       19   $   2,360  $  11,938  $   8,208  $  15,724
  Business services..........................           --          55        570        349      1,180
  Set-up fees and other......................           15       2,119      5,817      4,608      1,197
                                               ------------  ---------  ---------  ---------  ---------
    Total revenues...........................           34       4,534     18,325     13,165     18,101
Operating costs and expenses:
  Cost of recurring revenues.................           28       2,348      8,214      5,610      8,683
  Cost of other revenues.....................            4         473        799        646        320
  Sales and marketing........................           32       4,329     10,300      8,608      5,185
  General and administrative.................           74       1,039      3,453      2,453      3,529
  Operations and customer support............           --         830      3,683      2,596      4,042
  Depreciation and amortization..............            3         545      2,061      1,485      2,286
                                               ------------  ---------  ---------  ---------  ---------
    Total expenses...........................          141       9,564     28,511     21,399     24,046
                                               ------------  ---------  ---------  ---------  ---------
  Loss from operations.......................         (107)     (5,030)   (10,186)    (8,234)    (5,945)
  Interest expense (net).....................           --        (144)      (714)      (550)    (1,931)
                                               ------------  ---------  ---------  ---------  ---------
  Net loss...................................         (107)     (5,174)   (10,900)    (8,784)    (7,876)
  Deemed dividends on redeemable preferred
    stock....................................           --          --         --         --     (2,633)
                                               ------------  ---------  ---------  ---------  ---------
  Net loss attributable to common
    shareholders.............................   $     (107)  $  (5,174) $ (10,900) $  (8,784) $ (10,509)
                                               ------------  ---------  ---------  ---------  ---------
                                               ------------  ---------  ---------  ---------  ---------
  Basic and diluted net loss per share (1)...   $    (0.10)  $   (3.34) $   (6.80) $   (5.49) $   (6.50)
                                               ------------  ---------  ---------  ---------  ---------
                                               ------------  ---------  ---------  ---------  ---------
  Pro forma basic and diluted net loss per
    share....................................                                                 $   (3.81)
                                               ------------  ---------  ---------  ---------  ---------
                                               ------------  ---------  ---------  ---------  ---------
  Shares used in computing basic and diluted
    loss per share (1).......................    1,037,375   1,548,938  1,602,584  1,598,761  1,616,635
  Shares used in computing basic and diluted
    loss per share (1).......................                                                 2,066,975


--------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for the determination of shares used in computing basic and diluted net loss per share.

                                                                         DECEMBER 31,
                                                              -----------------------------------  SEPTEMBER 30,
                                                                1995        1996         1997          1998
                                                              ---------  -----------  -----------  -------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:

  Cash and cash equivalents..................                 $      25  $       137  $     1,570   $     3,301
  Total assets...............................                       175        5,887       11,000        11,677
  Working capital............................                       (41)      (6,234)     (15,168)      (18,433)
  Total debt.................................                        --        4,672        6,766         6,866
  Redeemable preferred stock.................                        --           --           --        10,445
  Total shareholders' equity (deficit).......            51      (4,395)     (11,768)     (22,176)

                                               PERIOD FROM
                                                SEPTEMBER
                                                 25, 1995
                                               (INCEPTION)        YEAR ENDED        NINE MONTHS ENDED
                                                 THROUGH         DECEMBER 31,         SEPTEMBER 30,
                                               DECEMBER 31,  --------------------  --------------------
                                                   1995        1996       1997       1997       1998
                                               ------------  ---------  ---------  ---------  ---------
                                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
OTHER DATA:
  EBITDA (1).................................   $     (104)  $  (4,485) $  (8,125) $  (6,749) $  (3,659)
  Cash flow provided (used) by:
    Operating activities.....................          (38)        412      1,342      1,447     (4,278)
    Investing activities.....................          (82)     (1,038)    (4,461)      (492)      (652)
    Financing activities.....................          145         739      4,551     (1,092)     6,662
  Subscribers (2)............................          200      47,361    152,022    132,893    165,614
  Independent sales representatives in our
    network marketing program (2)............           --          --      1,885      1,472      4,189


--------------------------


(1) EBITDA consists of net loss before provisions for interest expense, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flows from operations in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the Internet service provider industry; however, EBITDA as presented herein is not a measurement under GAAP and may not be comparable to similarly titled measures reported by other companies.



(2) Determined as of the end of the period.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA," AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW


    FlashNet is a nationwide provider of consumer Internet access services and business services. Founded in September 1995, we initially served as an Internet access provider for consumers located primarily in the Dallas/Fort Worth area. To provide Internet access throughout the southwestern United States and selected central and northeastern states, we expanded our operations during 1996 and 1997 through the installation of 182 FlashNet-owned points of presence where subscribers can access our services through a local telephone call. These points of presence are supported by a network operations center in Fort Worth, Texas and 28 additional remote facilities where FlashNet-owned equipment has been deployed within third-party networking or data centers. In the first quarter of 1998, we signed a national network access agreement with PSINet that provided us with access to PSINet's points of presence. This agreement, combined with our agreement with Level 3 Communications, has transformed our company into a national Internet service provider with 621 total points of presence across 450 cities throughout the United States. Since our inception, we have accumulated a subscriber base of approximately 170,000 users, including approximately 2,900 customers for our business services.



    In addition to our access services as a national Internet service provider, we offer a broad range of business services that enable businesses to outsource their Internet and electronic commerce activities. We expect that business services revenues will increase in future periods, particularly in view of our strategy to increase the size of our corporate sales department and expand our offerings of business services. We believe that attracting additional business customers will result in a more stable, higher quality customer base. We further believe that our business services enable us to acquire new corporate customers more effectively and provide many cross-selling opportunities.



    Our revenues generally are composed of:



    - Consumer access services revenues;



    - Business services revenues; and



    - Set-up fees and other revenues.



    Consumer access services revenues consist of annual prepaid and, to a lesser extent, monthly subscriptions for consumer dial-up access to the Internet. Revenues from prepaid accounts are recognized in the period in which service is provided to the subscriber. Accordingly, amounts received upon the sale or renewal of a prepaid subscription initially are recorded as a deferred revenue liability and are amortized monthly over the life of the subscription. Consumer access services revenues from monthly subscriptions are recognized in the period in which the service is provided. We offer prepaid and monthly subscribers a full money-back guarantee upon cancellation of their service if made within 30 days of initiating service. Subscribers may cancel their subscriptions at any time following the initial 30-day period, in which case we charge the subscriber according to our monthly service rates for services provided through the end of the month in which the cancellation occurs plus an additional set-up fee, and refund any remaining prepaid amounts after such charges. Cash received from subscribers is applied to working capital when received, and no cash reserves are maintained for potential refund obligations. See "Risk Factors--We Face a Potential Cash Shortfall if Our Growth Rate Slows."


    Business services consisting of dedicated access services also are offered on a prepaid annual and monthly subscription basis. The revenue recognition policies and customer guarantee practices described above for consumer access services also apply to dedicated access business services. Revenues from the sale of other business services typically involve set-up fees, which are included in set-up fees and other revenues in our statement of operations, and a service contract that provides for monthly billing. These business services revenues are recognized as services are provided.



    We derive set-up fees and other revenues through a variety of sources, including set-up fees for subscribers to our consumer access services and business services, consulting services, sign-up and renewal fees for independent representatives in our network marketing program and advertising revenues. Set-up fees are charged to new customers of monthly consumer access services and to business services customers, other than prepaid annual dedicated access customers, and are recognized as revenues in the initial month of service. Consulting services have been provided from time to time on a limited basis by FlashNet on both a fixed fee and a time-and-materials basis and are recognized as the services are performed. Non-refundable fees are paid by representatives in our network marketing program at the commencement of participation in the program and, for renewal of participation, are paid on each anniversary of the representative's commencement date. Such fees are recognized as revenue in the month of initial sign-up or renewal, as the case may be. Advertising revenues are recognized as advertising services are provided.



    During the nine months ended September 30, 1998, the monthly rate at which we experienced customer cancellations and nonrenewals of subscriptions for access services, which is referred to in the industry as the churn rate, averaged 3.8%. We calculate our churn rate by dividing (a) the number of customer cancellations and non-renewals during the period (excluding cancellations made by new subscribers during the first 30 days of service) by
(b) the average of the numbers of subscribers at the beginning of the period and at the end of the period. If cancellations made by new subscribers during the first 30 days of service were included, our churn rate for the nine months ended September 30, 1998 would have averaged 4.6%. We intend to continue to devote substantial resources to maintain customer service on a 24-hours-a-day, seven-days-a-week basis, and upgrade and expand our network's structure and system components to ensure high levels of customer satisfaction.



    We intend to increase our sales and marketing expenditures significantly in the foreseeable future to attract customers during the ongoing growth phase in Internet use by broad segments of the U.S. population. Accordingly, we anticipate significant increases in 1999 in sales and marketing expenses as compared to 1998. Sales and marketing expenses in 1996, 1997 and the nine months ended September 30, 1998 were $4.3 million, $10.3 million and $5.2 million, respectively. A key component of our strategy is to increase our customer base, both for our consumer access services and business services, by expanding our sales and marketing efforts within three primary channels:



    - Direct response marketing through media campaigns and mass marketing;



    - Our "FlashNet Opportunity" network marketing program; and



    - Direct corporate sales through a geographically dispersed sales force.



All three strategies are designed to build brand name recognition and generate high levels of new customers while minimizing our customer acquisition costs and churn rate. See "Business--Sales and Marketing."



    In our efforts to continue delivering to customers fast and reliable, high quality Internet access services and reduce network costs on a per-subscriber basis, we continually monitor and evaluate network performance and utilization. Through this process, we proactively effect modifications to our network design, thereby enhancing our ability to address new markets and improving the efficiency and performance of our networking resources. Furthermore, in the course of our geographic expansion and the establishment of new points of presence, we determine whether it is more cost effective to build our own facilities or to lease ports from third-party providers, such as those available to us under our contractual arrangements with PSINet and Level 3 Communications. We believe that the combination of our own network infrastructure with those of our third-party providers enables us to manage effectively our networking costs to achieve lower service costs per subscriber while ensuring the delivery of high quality services on a nationwide basis.

    We have incurred annual and quarterly losses from our operations since our inception, and we expect to incur operating losses on both a quarterly and annual basis for the foreseeable future. At September 30, 1998, we had an accumulated deficit of $26.7 million. Moreover, although our revenues have increased in recent periods, there can be no assurance that our revenues will grow in future periods, that they will grow at past rates, that we will achieve profitability on a quarterly or annual basis in the future or that, if profitability is achieved, it will be sustained. See "Risk Factors--We Have a History of Losses and Expect Continued Losses," "--We are a New Company with a Limited Operating History" and "--Our Quarterly Financial Results are Subject to Significant Fluctuations."


RESULTS OF OPERATIONS


    The following discussion of our results of operations for the years ended December 31, 1997 and December 31, 1996 and the period from September 25, 1995 (Inception) to December 31, 1995 is based upon data derived from the statements of operations data contained in our audited Consolidated Financial Statements appearing elsewhere in this prospectus. The following discussion of our results of operations for the nine months ended September 30, 1997 and 1998 is based upon data derived from the statement of operations data contained in our unaudited Consolidated Financial Statements appearing elsewhere in this prospectus. The following table sets forth this data as a percentage of total revenues:



                                                                 PERIOD FROM
                                                                SEPTEMBER 25,                                  NINE MONTHS ENDED
                                                              1995 (INCEPTION)           YEAR ENDED
                                                                   THROUGH              DECEMBER 31,             SEPTEMBER 30,
                                                                DECEMBER 31,      ------------------------  ------------------------
                                                                    1995             1996         1997         1997         1998
                                                             -------------------  -----------  -----------  -----------  -----------
Revenues:
    Consumer access services...............................              56%              52%          65%          61%          84%
    Business services......................................          --                    1            3            3            6
    Set-up fees and other..................................              44               47           32           36           10
                                                                        ---              ---          ---          ---          ---
        Total revenues.....................................             100              100          100          100          100
                                                                        ---              ---          ---          ---          ---
Operating costs and expenses:
    Cost of recurring revenues.............................              82               52           45           44           48
    Cost of other revenues.................................              12               10            4            5            2
    Sales and marketing....................................              94               96           56           68           29
    General and administrative.............................             221               23           19           19           19
    Operations and customer support........................          --                   18           20           20           22
    Depreciation and amortization..........................               9               12           11           12           13
                                                                        ---              ---          ---          ---          ---
        Total expenses.....................................             418              211          155          168          133
                                                                        ---              ---          ---          ---          ---
Loss from operations.......................................             318              111           55           68           33
Interest expense (net).....................................          --                    4            4            4           11
                                                                        ---              ---          ---          ---          ---
Net loss...................................................             318%             115%          59%          72%          44%
                                                                        ---              ---          ---          ---          ---
                                                                        ---              ---          ---          ---          ---


NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1997

    REVENUES.


    Our total revenues increased $4.9 million, or 37%, to $18.1 million for the nine months ended September 30, 1998 from $13.2 million for the nine months ended September 30, 1997. Of this increase, $8.2 million was attributable to increased subscriptions and renewals, as reflected by the increase in consumer access services revenues, and approximately $576,000 was attributable to increased sales of business services. These increases were offset by a $3.4 million decrease in subscriber set-up fees and other revenues, resulting primarily from the elimination of set-up fees applicable to annual prepaid consumer accounts made in connection with a price increase for all consumer access and business access services in the fourth quarter of 1997. New subscriptions increased in large part from the expansion of our network marketing program, which accounted for 17,688 new subscriber acquisitions in the nine months ended September 30, 1998 as compared to 2,874 new subscriber acquisitions for the corresponding period in 1997. Consumer access services revenues increased 92% in the nine months ended September 30, 1998 over the nine months ended September 30, 1997, primarily as a result of increases in the subscriber base and in average revenues per subscriber due to the price increase in the fourth quarter of 1997. Business services revenues increased 238% in the nine months ended September 30, 1998 from the nine months ended September 30, 1997 as we expanded our offerings of dedicated and broadband access and other business services in response to escalating customer demand. Revenues from set-up fees and other revenues decreased 74% in the nine months ended September 30, 1998 from the nine months ended September 30, 1997, primarily as a result of our decision in the fourth quarter of 1997 to discontinue charging set-up fees for prepaid subscriptions and due to the receipt in 1997 of consulting fees of $1.0 million for a project that was completed in the last three quarters of 1997.


    COST OF RECURRING REVENUES.


    Cost of recurring revenues is comprised of the costs incurred in providing consumer access services and business services. These costs include costs for providing local telephone lines into each FlashNet-owned points of presence, the use of third-party networks and the use of leased lines to connect each FlashNet-owned point of presence and third-party point of presence to our hub and to connect our hub to the Internet backbone. Cost of recurring revenues increased $3.1 million, or 55%, to $8.7 million for the nine months ended September 30, 1998 from $5.6 million for the nine months ended September 30, 1997. Of this increase, $2.5 million was attributable to an increase in dial tone costs associated with a higher level of subscribers on our network. As a percentage of total revenues, cost of recurring revenues increased to 48% for the nine months ended September 30, 1998 from 44% for the nine months ended September 30, 1997 primarily due to the factors stated above and due to the decline in set-up fees and other revenues in 1998. As a percentage of revenues derived from consumer access services and business services, cost of recurring revenues decreased to 51% for the nine months ended September 30, 1998 from 66% for the nine months ended September 30, 1997. This decrease resulted from the price increase in the fourth quarter of 1997 and greater network efficiencies.


    COST OF OTHER REVENUES.


    Cost of other revenues consist of costs of installation software, premium support costs, cost of merchandise sold and the cost of user guides and other materials for representatives and distributors involved in our network marketing program. Cost of other revenues decreased $326,000, or 50%, to $320,000 for the nine months ended September 30, 1998 from $646,000 for the nine months ended September 30, 1997. As a percentage of total revenues, cost of other revenues decreased to 2% for the nine months ended September 30, 1998 from 5% for the nine months ended September 30, 1997. The decrease in cost of other revenues, both in absolute dollars and as a percentage of total revenues, was primarily the result of cost savings of $252,000 attributable to our obtaining a royalty-free license for Netscape software in the fourth quarter of 1997 that was previously purchased by us and resold to customers.


    SALES AND MARKETING EXPENSES.


    Sales and marketing expenses consist primarily of media and production costs, commissions and expenses related to our network marketing program, sales and marketing overhead, and personnel costs. Sales and marketing expenses decreased $3.4 million, or 40%, to $5.2 million for the nine months ended September 30, 1998 from $8.6 million for the nine months ended September 30, 1997. As a percentage of total revenues, sales and marketing expenses decreased to 29% for the nine months ended September 30, 1998 from 68% for the nine months ended September 30, 1997. This decrease, both in absolute dollars and as a percentage of total revenues, was attributable to a $4.3 million decline in media expenses offset by a $898,000 increase in expenses associated with our network marketing program. Our reduction in media expenditures in the fourth quarter of 1997 was primarily due to our decision to conserve cash resources and, to a lesser extent, to our decision to purchase national media spots rather than local media spots, with the latter being generally more expensive on a per-impression basis. We intend to increase significantly sales and marketing expenses in absolute dollars in the foreseeable future to attract both consumer and business customers. See "--Overview."


    GENERAL AND ADMINISTRATIVE EXPENSES.


    General and administrative expenses consist of personnel and related costs associated with our executive and administrative functions and other miscellaneous expenses. General and administrative expenses increased $1.1 million, or 46%, to $3.5 million for the nine months ended September 30, 1998 from $2.4 million for the nine months ended September 30, 1997. General and administrative expenses increased primarily due to an increase in the number of staff members, an increase in credit card processing fees and increased spending on facilities and supplies. As a percentage of total revenues, general and administrative expense remained relatively constant at 19%. We believe that general and administrative expenses will continue to increase in absolute dollars for the foreseeable future as our scope of operations continues to expand and due to anticipated increased administrative costs associated with our becoming a public company.


    OPERATIONS AND CUSTOMER SUPPORT EXPENSES.


    Operations and customer support expenses consist primarily of expenses associated with daily support of our subscriber base, including customer service and technical support. Operations and customer support expenses increased $1.4 million, or 54%, to $4.0 million for the nine months ended September 30, 1998 from $2.6 million for the nine months ended September 30, 1997. This increase was primarily due to the addition of new customer care and technical personnel to support a larger subscriber base. As a percentage of total revenues, operations and customer support expenses increased to 22% for the nine months ended September 30, 1998 from 20% for the nine months ended September 30, 1997 primarily as a result of the decline in set-up fees and other revenues in 1998. We believe that operations and customer support expenses will continue to increase in absolute dollars as we continue to expand our customer service and technical support capabilities.


    DEPRECIATION AND AMORTIZATION.


    We calculate depreciation using the straight line method over the estimated useful life of the applicable assets. Depreciation and amortization expense increased $798,000, or 54%, to $2.3 million for the nine months ended September 30, 1998 from $1.5 million for the nine months ended September 30, 1997. As a percentage of total revenues, depreciation and amortization expense increased slightly to 13% for the nine months ended September 30, 1998 from 12% for the nine months ended September 30, 1997. Both increases primarily resulted from additional purchases of capital equipment and software that were needed to support our expanding network.


    INTEREST EXPENSE (NET).


    Interest expense (net) increased $1.4 million to $1.9 million for the nine months ended September 30, 1998 from $550,000 for the nine months ended September 30, 1997. This increase was primarily attributable to borrowings of $6.5 million from Ascend Communications, Inc. in the fourth quarter of 1997 and, to a lesser extent, capitalized leases for the acquisition of additional networking equipment.


    NET LOSS.


    Net loss decreased $908,000 to $7.9 million for the nine months ended September 30, 1998 from $8.8 million for the nine months ended September 30, 1997. As a percentage of total revenues, net loss decreased to 44% for the nine months ended September 30, 1998 from 72% for the nine months ended September 30, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES.


    Revenues increased $13.8 million, or 307%, to $18.3 million in 1997 from $4.5 million in 1996. Of this increase, $9.6 million was attributable to higher revenues from increased subscriptions for consumer access services, $3.7 million was attributable to increased set-up fees and other revenues and $516,000 resulted from an increase in business services revenues. Consumer access services revenues increased 406% in 1997 over 1996 primarily as a result of more than 104,000 subscriber additions in 1997, which resulted from marketing programs in core markets that were implemented in December 1996 and that continued through the third quarter of 1997, as well as from overall industry growth. Set-up fees and other revenues increased 174% in 1997 over 1996 primarily as a result of our increased number of new subscriptions and the associated set-up fees charged with respect to all accounts until the fourth quarter of 1997, at which time such fees for prepaid annual access service plans were discontinued. In addition, set-up fees and other revenues benefitted from a consulting engagement in 1997 that generated $1.0 million in revenue.


    COST OF RECURRING REVENUES.


    Cost of recurring revenues increased $5.9 million, or 257%, to $8.2 million in 1997 from $2.3 million in 1996. Cost of recurring revenues increased in absolute dollars primarily due to a $3.4 million increase in dial tone expenses and a $1.2 million increase in expenses related to leased lines used to transport Internet traffic from remote locations to our network operations center. As a percentage of total revenues, cost of recurring revenues decreased to 45% in 1997 from 52% in 1996. This percentage decrease was primarily attributable to a price increase for access service plan renewals that was instituted in May 1997, a price increase in access fees for renewals and new subscriptions that was effected in December 1997 and economies of scale from more effective utilization of FlashNet-owned points of presence and network facilities over a significantly larger subscriber base.


    COST OF OTHER REVENUES.


    Cost of other revenues increased $326,000, or 69%, to $799,000 in 1997 from $473,000 in 1996. Of this increase, $200,000 is related to an increase in expenses for Netscape and other Internet browser software. As a percentage of total revenues, cost of other revenues decreased to 4% in 1997 from 10% in 1996. Cost of other revenues remained relatively constant as a percentage of related revenues.


    SALES AND MARKETING EXPENSES.


    Sales and marketing expenses increased $6.0 million, or 140%, to $10.3 million in 1997 from $4.3 million in 1996. This increase was primarily due to a $5.4 million increase in billboard and radio advertising expenses. As a percentage of total revenues, sales and marketing expenses decreased to 56% in 1997 from 96% in 1996. This percentage decrease was primarily attributable to the significant increase in revenues relative to sales and marketing expenses.


    GENERAL AND ADMINISTRATIVE EXPENSES.


    General and administrative expenses increased $2.4 million, or 240%, to $3.4 million in 1997 from $1.0 million in 1996. General and administrative expenses increased primarily due to an increase in the number of administrative employees, an increase in credit card processing fees and increased spending on facilities and supplies. As a percentage of total revenues, general and administrative expenses decreased to 19% in 1997 from 23% in 1996. This percentage decrease was attributable to our ability to leverage our existing infrastructure to support our revenue growth.

    OPERATIONS AND CUSTOMER SUPPORT EXPENSES.


    Operations and customer support expenses increased $2.9 million, or 344%, to $3.7 million in 1997 from $830,000 in 1996. This increase was primarily due to the addition of new customer support and technical support personnel to support our larger subscriber base. As a percentage of total revenues, operations and customer support expenses increased to 20% in 1997 from 18% in 1996. This percentage increase was primarily attributable to enhanced levels of customer service and support provided by us to subscribers beginning in 1997.


    DEPRECIATION AND AMORTIZATION.


    Depreciation and amortization expense increased $1.5 million, or 278%, to $2.1 million in 1997 from $545,000 in 1996. This increase primarily was a result of additional purchases of capital equipment and software needed to support our expanding network. As a percentage of total revenues, depreciation and amortization expense decreased to 11% in 1997 from 12% in 1996 due to network and equipment efficiencies attained through a significantly larger subscriber base.


    INTEREST EXPENSE (NET).


    Interest expense (net) increased $569,000, or 395%, to $714,000 in 1997 from $144,000 in 1996. This increase resulted in large part from increased interest under capital leases and accrued interest on convertible notes that were issued in the second half of 1996 and that remained outstanding during 1997.


    NET LOSS.


    Net loss increased $5.7 million, or 111%, to $10.9 million in 1997 from $5.2 million in 1996. As a percentage of total revenues, net loss decreased to 59% in 1997 from 115% in 1996.


YEAR ENDED DECEMBER 31, 1996 COMPARED TO PERIOD FROM SEPTEMBER 25, 1995 (INCEPTION) TO DECEMBER 31, 1995


    Revenues increased to $4.5 million in 1996 from $34,500 in the period from September 25, 1995 (Inception) to December 31, 1995 (the "1995 Period"). Revenues for the 1995 Period were relatively negligible due to our start-up stage of development. Revenues in 1996 reflected the further development and expansion of our business in the Dallas/Fort Worth area. Costs of revenues for 1996 as compared to the 1995 Period increased significantly due to the development of our business in 1996, with our subscriber base increasing to 47,361 subscribers at December 31, 1996 from 200 at December 31, 1995. Similarly, our expenses were relatively negligible in the 1995 Period due to the lack of meaningful operations during our start-up phase. Our net loss from operations in 1996 was $5.2 million as compared to a net loss in the 1995 Period of $107,000, reflecting the significant costs and expenses incurred in 1996, particularly in sales and marketing, to establish and expand our regional Internet service provider operations and network infrastructure in the Dallas/Fort Worth area in advance of access services revenues from subscribers.

FLUCTUATIONS IN QUARTERLY RESULTS



    The following table sets forth certain unaudited quarterly operating results for the fiscal year ended December 31, 1997 and the first three quarters of the fiscal year ended December 31, 1998. This information has been derived from unaudited consolidated financial statements that, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such quarterly information. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.



                                                                    THREE MONTHS ENDED
                                      -------------------------------------------------------------------------------
                                       MARCH 31,   JUNE 30,   SEPT. 30,  DEC. 31,    MARCH 31,   JUNE 30,   SEPT. 30,
                                         1997        1997       1997       1997        1998        1998       1998
                                      -----------  ---------  ---------  ---------  -----------  ---------  ---------
                                                                      (IN THOUSANDS)
Revenues:
  Consumer access services..........   $   1,945   $   3,059  $   3,204  $   3,730   $   4,726   $   5,117  $   5,881
  Business services.................          65         116        168        222         359         363        458
  Set-up fees and other.............       1,235       1,477      1,896      1,208         226         281        690
                                      -----------  ---------  ---------  ---------  -----------  ---------  ---------
    Total revenues..................       3,245       4,652      5,268      5,160       5,311       5,761      7,029
                                      -----------  ---------  ---------  ---------  -----------  ---------  ---------
Operating costs and expenses:
  Cost of recurring revenues........       1,078       1,956      2,576      2,604       2,724       2,956      3,004
  Cost of other revenues............         228         206        212        153          98          88        134
  Sales and marketing...............       2,767       2,757      3,084      1,692         998       1,800      2,388
  General and administrative........         666         788        999      1,000         908       1,223      1,397
  Operations and customer support...         593         882      1,121      1,087       1,035       1,326      1,681
  Depreciation and amortization.....         436         506        543        576         748         763        774
                                      -----------  ---------  ---------  ---------  -----------  ---------  ---------
    Total expenses..................       5,768       7,095      8,535      7,112       6,511       8,156      9,378
                                      -----------  ---------  ---------  ---------  -----------  ---------  ---------
Loss from operations................      (2,523)     (2,443)    (3,267)    (1,952)     (1,200)     (2,395)    (2,349)
Interest expense (net)..............        (172)       (190)      (188)      (164)       (643)       (647)      (641)
                                      -----------  ---------  ---------  ---------  -----------  ---------  ---------
Net loss............................      (2,695)     (2,633)    (3,455)    (2,116)     (1,843)     (3,042)    (2,990)
Deemed dividends on redeemable
  preferred stock...................      --          --         --         --          --          --         (2,633)
                                      -----------  ---------  ---------  ---------  -----------  ---------  ---------
Net loss attributable to common
  shareholders......................   $  (2,695)  $  (2,633) $  (3,455) $  (2,116)  $  (1,843)  $  (3,042) $  (5,623)
                                      -----------  ---------  ---------  ---------  -----------  ---------  ---------
                                      -----------  ---------  ---------  ---------  -----------  ---------  ---------



    During the fourth quarter of 1997, we implemented a price increase for our access services. As part of the price increase, we eliminated set-up fees applicable to our prepaid consumer access accounts. As a result of these pricing changes, set-up fees and other revenues declined on an absolute basis and as a percentage of total revenues during the fourth quarter of 1997 and the first quarter of 1998. Contributing to the decrease in set-up fees and other revenues during the first quarter of 1998 was the completion of a $1.0 million consulting contract that was fully recognized during the last three quarters of 1997.



    During the fourth quarter of 1997 and the first quarter of 1998, we decreased our sales and marketing expenditures as the result of a concerted effort to conserve cash resources and as a result of our focus on a more efficient national marketing program implemented in the first half of 1998. We believe that the growth in our subscriber base is highly correlated to expenditures on sales and marketing activities and that the lower levels of sales and marketing expenditures during the fourth quarter of 1997 and the first half of 1998 resulted in slower rates of growth in our subscriber base during these periods. We plan to spend a significant portion of the proceeds from this offering to expand our sales and marketing activities during 1999.



    Due to the limited operating history of our company, we cannot forecast operating expenses based on our historical operating results. As a result, we establish expense levels based in part on future projections of revenues. Revenues currently depend heavily on our ability to attract and retain subscribers who purchase consumer Internet access services on an annual basis. Future revenues will likely include more business services revenues, which will depend upon our ability to attract and retain business customers. If actual revenues are less than projected revenues, we may be unable to reduce expenses proportionately and operating results, cash flows and liquidity would be adversely affected. See "Risk Factors--Our Quarterly Financial Results are Subject to Significant Fluctuations."


LIQUIDITY AND CAPITAL RESOURCES


    Our principal capital and liquidity needs historically have related to our sales and marketing activities, the development and expansion of our network infrastructure, the establishment of our customer service and support operations and general working capital needs. The capital needs of our company have been met, in large part, by receipts from our prepaid subscriber customer base, which, in turn, increased our deferred revenue liability. As we placed greater emphasis on developing and expanding our network infrastructure, we sought additional capital from other sources, including vendor capital leases and other vendor financing arrangements and through private placements of our securities, as further described below.



    Cash used in operating activities of $4.3 million during the nine months ended September 30, 1998 primarily was attributable to a $7.9 million net loss and a $1.9 million decline in accounts payable, partially offset by $2.3 million in depreciation expenses and $1.4 million in non-cash interest expense. Cash used in investing activities during the nine months ended September 30, 1998 was $652,000, principally as a result of the purchase of property, plant and equipment to support increases in our subscriber base. Cash provided from financing activities during the nine months ended September 30, 1998 was $6.7 million, which consisted primarily of $7.8 million (after transaction fees) raised in a private placement of convertible preferred stock offset by debt principal payments.


    Cash provided by operations was $1.3 million for the year ended December 31, 1997, which was the result of a $4.8 million increase in accounts payable, a $5.6 million increase in deferred revenue and $2.0 million in depreciation expenses, offset by a net loss of $10.9 million. Cash used in investing activities was $4.5 million for the year ended December 31, 1997, which primarily related to the purchase of network equipment. Cash provided from financing activities was $4.6 million for the year ended December 31, 1997, consisting primarily of borrowings of $6.5 million from Ascend offset by debt principal payments.


    The continued development and expansion of our sales and marketing efforts and network infrastructure, as well as the further development or the possible acquisition of new business services, are expected to require substantial cash expenditures. As a result, we expect to continue to incur operating losses and negative cash flows from operations for the foreseeable future. As of September 30, 1998, we had approximately $3.3 million of cash and cash equivalents available for our working capital needs. We have budgeted our future capital requirements based on current estimates of our future revenues and with a view to current competitive factors and the federal and state regulatory environment pertaining to our business. We cannot be certain that actual revenues will be in line with management's expectations or that expenditures will not be significantly higher than anticipated. In addition, there can be no assurance that we will be able to meet our strategic objectives or that we will have access to adequate capital resources on a timely basis, or at all, or that such capital will be available on terms that are acceptable to us. We continue to consider potential acquisitions or other strategic arrangements that may fit our strategic plan. Any such acquisitions or strategic arrangements likely would require additional equity or debt financing, which may result in dilution to investors in this offering. See "Risk Factors-- Additional Capital is Required to Grow Our Business" and "Use of Proceeds."



    CONVERTIBLE NOTES. From July 1996 through December 1996, we sold, in the aggregate, $635,000 in principal amount of convertible notes due July 31, 1999. The convertible notes bear interest at a rate of 12.0% per annum, with accrued interest payable quarterly. We are required to pay the unpaid principal balance of the convertible notes in three equal annual installments, the first and second of which were made on July 31, 1997 and July 31, 1998, respectively. The notes are convertible at the option of the holders thereof into shares of common stock at the rate of one share per $10.00 of principal converted. At September 30, 1998, the aggregate principal outstanding under the convertible notes was $201,333 with $297,000 in outstanding principal having been converted into 29,700 shares of common stock prior to September 1998. In connection with the convertible notes financing, we issued to the purchasers of such notes warrants to purchase 52,070 shares of common stock at an exercise price of $0.01 per share. These warrants will expire if not exercised by July 31, 1999. As of September 30, 1998, 2,050 shares of common stock had been issued pursuant to warrant exercises, and warrants to purchase 50,020 shares of common stock remained unexercised.



    ASCEND PROMISSORY NOTE AND WARRANT. In December 1997, we borrowed $6.5 million from Ascend pursuant to a secured promissory note that bears interest at a fixed rate of 6.0% per annum, with accrued interest payable monthly. The principal balance of the Ascend promissory note is due upon the earliest of:



    - December 10, 1999;



    - The effective date of this offering; or



    - A change in control of FlashNet. See "Use of Proceeds."



In connection with the Ascend promissory note financing, we issued to Ascend a warrant to purchase 400,000 shares of common stock at an exercise price of $0.01 per share. The warrant expires on the later of December 2007 or the fifth anniversary of the closing date of this offering. If, at the expiration of its term, the warrant has not been fully exercised, it will be deemed to have been automatically converted at such time into a number of shares of common stock determined by dividing (a) the aggregate fair market value of the shares for which it was exercisable minus the aggregate exercise price of such shares by
(b) the fair market value of one share of common stock.



    PREFERRED STOCK. In May 1998, we completed the sale of 749,587 shares of its Series A Convertible Preferred Stock, par value $1.00 per share, for an aggregate purchase price of $4.6 million. In August 1998, we completed a sale of an additional 614,498 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $3.7 million. Upon consummation of this offering, the outstanding shares of Series A Convertible Preferred Stock will convert into an aggregate of 1,364,085 shares of common stock.



    TERM LOAN FINANCING. On January 15, 1999, we entered into a Term Loan Agreement with Goldman Sachs Credit Partners L.P., pursuant to which we immediately received a fully funded $5 million term loan. The term loan matures on January 15, 2000 and is secured by a lien on all of our assets and the assets of our subsidiaries, ranking second in priority after a lien securing the $6.5 million promissory note payable by us to Ascend Communications, Inc. We are not required to repay any portion of the principal of the term loan prior to the maturity date. Interest accrues on the unpaid principal of the term loan at the rate of 13% per annum and will be added monthly to principal for the first six months of the loan. In the event that the term loan is not fully repaid by July 15, 1999, the interest rate increases to 15.5%, to apply retroactively, with recalculations of the interest added to principal as if the rate had been 15.5% beginning January 15, 1999. The first payment of interest is to be made on August 15, 1999. Thereafter interest payments are to be made monthly until the maturity date. At repayment of the term loan, we will also be required to pay Goldman Sachs Credit Partners L.P. a repayment fee, the amount of which, expressed as a percentage of the unpaid principal, increases as the maturity date approaches. The applicable percentage relating to the repayment fee will range from 1.125% to 4.500%, which percentage will be determined as of the date of the payment of any principal of the term loan.



    As part of the Goldman Sachs Credit Partners L.P. financing, FlashNet and Goldman Sachs Credit Partners L.P. also became parties to a Common Stock Purchase Option which provides Goldman Sachs Credit Partners L.P.'s assignee, Goldman Sachs & Co., a right to elect, at any time during the 180-day period after the consummation of this offering, to purchase common stock of our company in an amount equal to the original principal amount of the term loan. The price for the common stock so purchased will be the per share price at which shares are issued to the public in this offering. If the term loan is repaid in full prior to July 15, 1999, no repayment fee will be due, and if previously paid will be refunded, on any portion of the term loan which is effectively converted to common stock of our company by Goldman Sachs & Co.'s exercise of the investment option.



YEAR 2000



    We recognize the need to ensure that the provisioning of access services and business services, as well as our internal systems, will not be adversely affected by Year 2000 software failures. We currently do not believe that the Year 2000 issue will have a material effect on our internal network, computer systems or operations. However, we are continuing to assess the potential impact of the Year 2000 issue. In particular, we have established procedures for evaluating and managing the risks and costs associated with this problem. Our plan to resolve Year 2000 issues involves four phases: assessment, remediation, testing and implementation. We have completed our assessment of all material information technology systems, and based on this assessment, we currently expect that our computer systems will be Year 2000 compliant by June 1999. There can be no assurance, however, that Year 2000 issues will not result in degradation of the performance of our network or other systems, or complete system failure. Any performance degradation or system failure, whether of our internal systems or of the systems of our customers, likely would have a material adverse effect on our business, financial condition and results of operations.



    Our customers maintain their Internet operations on commercially available operating systems, which may be impacted by Year 2000 complications. In addition, we rely on telecommunications providers and third-party vendors for certain equipment and software included within our services that may not be Year 2000 compliant. We are in the early stages of conducting an audit of our telecommunications providers and third-party suppliers as to the Year 2000 compliance of their systems, and plan to complete this audit in the second quarter of 1999. To date, we have verbally contacted all our major telecommunications, information systems and software vendors concerning their Year 2000 compliance and plan to obtain written responses from them indicating their Year 2000 compliance prior to December 1999. We have not obtained legally binding representations from any of these third-party vendors with respect to their Year 2000 compliance. Communications to date from such third parties do not indicate that these third parties expect, at this time, to be non-compliant by the Year 2000 based on their progress to date. However, the inability of a substantial number of third parties to complete their Year 2000 resolution process on a timely basis and in a manner compatible with our systems could materially and adversely affect the operation of our internal systems or our ability to provide consumer access services and business services.



    The total cost of completing our Year 2000 plan is estimated to be less than $1.0 million and is being expensed as incurred and funded through operating cash flows. We expect that our expenses in 1998 related to all phases of our Year 2000 project will not be material. We have not established contingency plans in case of failure of our information technology systems since we currently expect that such systems will be Year 2000 compliant by mid-1999. In connection with our assessment of third-party readiness and operating equipment, in the third quarter of 1999 we plan to evaluate the necessity of contingency plans based on the level of uncertainty regarding third-party compliance. In the event our telecommunications providers or third-party suppliers do not expect to be Year 2000 compliant, our contingency plans may include replacing such third parties or performing the particular services provided by such parties ourselves. See "Risk Factors--We are Subject to Risks Associated with Year 2000 Compliance."



    Our Year 2000 plans are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. Estimates on the status of completion and the expected completion dates are based on progress to date compared to the timetable established by our Year 2000 committee. We have not employed the services of independent contractors to verify our assessment and estimates related to the Year 2000 problem. There can be no guarantee that these estimates will be achieved and actual results could differ materially from these plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.


RECENTLY ISSUED ACCOUNTING STANDARDS


    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information About Capital Structure" ("SFAS 129"), which establishes standards for disclosing information about an entity's capital structure and is effective for financial statements for periods ending after December 15, 1997. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components in the financial statements for fiscal years beginning after December 15, 1997. The FASB also issued, in June 1997, Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way public companies disclose information about operating segments, products and services, geographic areas and major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. We have determined that the impact on our financial statements of adopting SFAS 130 is not material and have made the disclosures required under SFAS 129 and SFAS 131. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is effective for fiscal quarters ending after June 15, 1999. We do not expect the adoption of SFAS 133 to have a material impact on our financial statements.

                                    BUSINESS

OVERVIEW


    FlashNet is a nationwide provider of consumer Internet access and business services. We provide our Internet access services through a national network with 621 "points of presence" in 450 cities, covering approximately 70% of the U.S. population. Points of presence are local telephone numbers through which subscribers can access the Internet. We have entered into strategic network arrangements with PSINet and Level 3 Communications. To date, we have approximately 170,000 customers, including approximately 2,900 business customers. Our services offerings are tailored to the specific demands of both our consumer and business customers and include dial-up access, high speed access and other value added services.


INDUSTRY BACKGROUND


    GROWTH OF THE INTERNET AND THE WEB. The Internet is a collection of connected computer systems and networks that link millions of public and private computers to form what is essentially the largest computer network in the world. The Internet has experienced rapid growth in recent years and is expected to continue to grow based on estimated increases in the numbers of Web users, Web traffic and the number of Web sites. International Data Corporation estimates that there were over 38 million web users in the United States and over 68 million worldwide at the end of 1997. International Data Corporation projects that the number of Web users will increase to over 135 million in the United States and over 319 million worldwide by the end of 2002. In a report issued in April 1998, the U.S. Department of Commerce estimates that traffic on the Internet is doubling every 100 days. Additionally, Forrester Research estimates that the number of Web sites in the United States will increase from approximately 450,000 in 1997 to nearly four million in 2002. Several factors are contributing to the Internet's growth, including:



    - The proliferation of lower cost personal computers;



    - Advances in the performance and speed of PCs, modems and networking components;



    - Improvements in network infrastructures;



    - Easier and more competitive access to the Internet; and



    - The increasing use of the Internet by businesses as a competitive tool.


The Internet has become an important global medium that enables millions of people to obtain and share information and conduct business electronically.


    ACCESSING THE INTERNET. Internet access services represent the means by which Internet service providers interconnect business and consumer users to the Internet's resources. Access services vary from dial-up modem access for individuals and small businesses to high speed dedicated transmission lines for broadband access by large organizations. An Internet service provider provides Internet access either by developing a proprietary network infrastructure or by purchasing access service from a wholesale access vendor, or through a combination of both. The rapid development and growth of the Internet have resulted in a highly competitive and fragmented industry consisting of more than 4,800 Internet service providers in the United States with an average customer base of less than 5,000 subscribers. The vast majority of U.S.-based Internet service providers conduct their operations within a single state or city, with only a handful of Internet service providers, such as EarthLink and MindSpring, having expanded the scope of their operations from a single region to nationwide coverage. Due to the disparity between the large number of smaller Internet service providers with limited resources and the emergence of a limited number of national Internet service providers with their associated economies of scale, the Internet service provider industry is expected to undergo substantial consolidation. Forrester Research projects that Internet service provider access revenues in the United States will grow from approximately $6 billion in 1997 to $38 billion in 2002.



    GROWTH IN ELECTRONIC COMMERCE. For many businesses, the Internet has created a new communication and sales channel that enables companies to interact with large numbers of geographically dispersed consumers and business partners. In the last several years, many companies have emerged that focus solely on the Internet as the medium for selling products or delivering services directly to purchasers, bypassing traditional wholesale and retail channels. Furthermore, traditional businesses are implementing sophisticated Web sites to effect electronic commerce initiatives that offer competitive advantages. These businesses are deploying an expanding variety of Internet-enabled applications, ranging from Web site marketing and recruiting programs to on-line customer interaction systems, integrated purchase order and "just-in-time" inventory solutions for key customers and suppliers. These capabilities require increasingly complex Web sites and support operations. In addition, advances in on-line security and payment mechanisms are alleviating concerns associated with conducting transactions in an open-platform environment, thus prompting more consumers and businesses to use the Internet in conjunction with purchases and more businesses to offer a greater breadth of electronic commerce services. International Data Corporation estimates that the number of consumers buying goods and services on the Internet will grow from 17.6 million in 1997 to over 128 million in 2002, and that the total value of goods and services purchased over the Internet by consumers and businesses will increase from approximately $12 billion in 1997 to over $425 billion by 2002.



    OUTSOURCING OF INTERNET OPERATIONS. As the Web increasingly becomes synonymous with electronic commerce, businesses are placing greater emphasis on their Internet transaction and communication operations. Internet-based companies, and to a growing extent, traditional businesses, require noncongested and scalable Internet operations to allow them to perform digital communication and commerce transactions globally over the Internet. Due to constraints posed by the lack of technical personnel with Internet skills or experience, the high cost of advanced networking equipment and the complexity of innovative Web solutions, many businesses are unable to internally develop, maintain and continually enhance their facilities and systems to conduct desired levels of Internet-based activities. As a result of these constraints and other factors, many businesses are seeking to outsource their facilities and systems requirements as the preferred means for providing electronic commerce solutions. To this end, an increasing demand is developing for:



    - Dedicated and broadband Internet access services to support reliable, high-speed and/or constantly connected Internet access and communication;



    - Web hosting and co-location services which enable businesses to obtain equipment, technical expertise and infrastructure for their Internet needs on an outsourced basis;



    - End-to-end electronic commerce solutions to sell goods and services on the Web in a secure transaction environment; and



By outsourcing their facilities and systems needs, businesses are able to focus on their core competencies rather than expending vital resources to support their Internet operations. Forrester Research estimates that over 40% of Internet and internal corporate sites will be outsourced by 2002.



    THE OPPORTUNITY FOR INTERNET SERVICE PROVIDERS. The number of businesses and consumers accessing the Internet is expected to increase significantly in the foreseeable future. According to Forrester Research, the market for providing access to the Internet for businesses and consumers is expected to be approximately $18.4 billion in 2000. Additionally, as businesses and consumers are developing greater levels of comfort in the use of the Internet for electronic commerce, businesses are increasingly implementing sophisticated electronic commerce solutions which, in turn, require significantly greater bandwidth and other business services. In response, an increasing number of Internet service providers are attempting to augment their basic Internet access services with a wide range of business services.

According to International Data Corporation, the market for business services is the fastest growing segment of the Internet services market, with revenues expected to increase from approximately $350 million in 1997 to approximately $7 billion in 2000.



    Internet service providers that provide Internet access to broad segments of the population and that offer a broad selection of business services are positioned to attain greater economies of scale through lower network expansion and marketing costs on a per-subscriber basis. Management believes that only a few Internet service providers, and in particular, national Internet service providers, will be in a position to benefit fully from this continued growth. These Internet service providers likely will be characterized by:



    - Their ability to respond quickly to market demands;



    - Their ability to provide reliable coverage on a nationwide basis;



    - Superior technical skills and customer support capabilities;



    - Electronic commerce expertise and business services capabilities;



    - Brand name recognition and the ability to exploit multiple marketing channels; and



    - Relatively lower network costs.


THE FLASHNET SOLUTION


    We offer a full range of consumer Internet access services and a broad selection of business services, both of which are offered nationwide at competitive prices. We believe that our services provide customers with the following benefits:



    - FAST AND RELIABLE QUALITY SERVICE. Our systems and network infrastructure are designed to provide consumer and business customers with fast and reliable quality service through our state-of-the-art equipment, our network operations center that is monitored on a 24-hours-a-day, seven-days-a-week basis by our technicians and third-party network providers.



    - COST-EFFECTIVE ACCESS. We offer high-quality Internet connectivity and enhanced business services at price points that are generally lower than those charged by other Internet service providers with national coverage. We offer pre-bundled access services packages under monthly or prepaid plans.



    - ENHANCED BUSINESS SERVICES. We offer a broad selection of enhanced business services that are focused on the practical needs of businesses to support their Internet operations, and have planned future releases of additional complementary business services. These services are further described in "--Consumer Access and Business Services."



    - NATIONWIDE NETWORK COVERAGE. Through our proprietary network and agreements with wide area network circuit and points-of-presence providers, including PSINet, MCIWorldCom and Level 3 Communications, our access services cover 450 cities and approximately 70% of the population of the United States.



    - SUPERIOR CUSTOMER SUPPORT. We provide superior customer service and support, with customer care and technical personnel available by telephone and on-line on a 24-hours-a-day, seven-days-a-week basis and additional support resources available at our Web site. We believe that our emphasis on customer service and support was the primary contributor to our ranking as the third best provider of overall quality service based on a 1998 survey of 13 leading Internet service providers conducted by an independent research firm.



    - BRAND NAME RECOGNITION. We have made significant investments in, and have applied a creative approach to, high-visibility advertising, which has included radio spots and prominent radio host endorsements, television commercials, targeted direct mail campaigns and billboard placements. As a result, we have achieved brand name recognition in our core markets that enhances our customers' comfort and familiarity with having us as their Internet access provider.



FLASHNET'S STRATEGY



    Our objective is to become the leading nationwide provider of Internet access and business services. Key elements of our business strategy include:



    INCREASE SUBSCRIBER BASE. We intend to aggressively increase our consumer and business subscriber base by expanding our sales and marketing efforts within three primary channels:



    - Direct response marketing through media campaigns and mass marketing;



    - A network marketing program designed to rapidly penetrate the broad segment of the population that currently does not have Internet access; and



    - Direct corporate sales targeted at prospective customers for business services through a geographically dispersed sales force.



All three channels are designed to build brand name recognition and generate high levels of customer growth while minimizing customer acquisition costs and customer turnover. From January 1, 1997 to September 30, 1998, our sales and marketing expenses were $15.5 million, which contributed to a significant increase in our subscriber base during this period. We intend to continue to dedicate significant resources to expand our sales and marketing activities.



    EXPAND OFFERINGS OF ENHANCED BUSINESS SERVICES. We intend to offer additional business services to address the developing demand for the outsourcing of facilities and electronic commerce systems to support the Internet operations of businesses. We believe that the market for our expanded business services will support a more stable customer base, lower customer maintenance and acquisition costs and provide higher margin revenue opportunities. See "--Planned Services Offerings."



    INCREASE REVENUES PER CUSTOMER. By offering additional high bandwidth services and by releasing new services that may be cross-sold to existing customers, we will seek to increase the revenues we derive from our customers. As an additional means to increase revenues per customer, we intend to introduce a broader variety of pre-bundled, robust services packages and enhanced levels of access and business services. We also will continually monitor and, when warranted, adjust our pricing policies for access services and business services. For example, we have recently increased the pricing of our basic access services offerings to approach the pricing levels of other national providers of Internet access services.



    EXPAND NETWORK COVERAGE AREA. We are committed to the geographic expansion of our network coverage area and intend to establish strategic relationships with third-party network providers, such as our current arrangements with PSINet and Level 3 Communications, to service new markets initially. We will expand our infrastructure in new markets to develop additional FlashNet-owned points of presence where warranted by cost efficiencies and customer demand, which demand will be influenced by our sales and marketing efforts. In addition, we intend to develop "super points of presence" to provide near 100% ubiquitous network coverage throughout broad geographic regions, including over multiple existing points of presence and areas that are not reached by traditional points of presence.



    OPTIMIZE NETWORK INFRASTRUCTURE. We continually seek to optimize our network infrastructure by enhancing the quality of our services to serve greater numbers of customers nationwide while reducing our networking costs on a per-subscriber basis. To this end, we intend to:



    - Lease ports from third-party providers to maintain points of presence where demand has not developed sufficiently to support direct FlashNet ownership;

    - Modify our network structure and allocate resources accordingly throughout our operations;



    - Continue to invest cost-effectively in networking components to upgrade circuits and provide greater bandwidth;



    - Deploy new and sophisticated networking management and monitoring tools and technologies; and



    - Exploit the competitive local exchange carrier certification of our wholly-owned subsidiary in the State of Texas.



In addition, because business and consumer customers tend to demand access services at alternate times of day, we also will seek to target additional business customers for our access services as a means to decrease access costs per subscriber.



    EVALUATE STRATEGIC PARTNERSHIPS AND ACQUISITION OPPORTUNITIES. We anticipate that the evolving dynamics of the Internet services industry will present numerous opportunities for us to establish strategic partnerships with current and new market participants. We will continue to evaluate and will seek to complete strategic alliances with or acquisitions of other providers of business services as a means to expand the scope of our business services offerings. In addition, the current fragmented composition of and economies of scale associated with the Internet service provider industry are expected to result in consolidation of Internet service providers. We intend to pursue aggressively acquisitions of other Internet service providers or the purchase of their subscriber accounts on an opportunistic basis. Finally, with the advent of Internet access through high-speed transmissions over telephone local loops, cable systems and wireless devices, we believe that opportunities will emerge to partner with cable and wireless providers and other developers of new technologies. We believe that these strategic partnerships will enable us to expand the scope of our access services, utilize excess bandwidth capacity and offer additional products and services.


CONSUMER ACCESS AND BUSINESS SERVICES


    CONSUMER ACCESS SERVICES. Our consumer access services are designed to provide subscribers with simplified access to the Internet through a dial-up modem. All of our Internet access accounts include:



    - Unlimited access to the Internet;



    - At least one e-mail account, which facilitates the subscriber's ability to send and receive e-mail messages across the Internet;



    - Newsgroup access for reading and posting of messages and other information among Internet users;



    - File transfer Internet protocol privileges which enable our customers to place a file on our servers for public or private use or to retrieve files placed on our servers by others; and



    - A full point-to-point protocol or graphical interface for viewing of pictures and graphics.



    FlashNet also offers advanced filtering capabilities to reduce access to material that may be unsuitable for family, business and institutional users. All consumer access services include, for no additional charge, Netscape Communicator or Microsoft Internet Explorer, and other Internet software, as well as technical assistance and customer support on a 24-hours-a-day, seven-days-a-week basis, including Web-based support for many products and services. See "--Customer Service and Support."

FlashNet currently offers a variety of options for providing customers with Internet access, as described in the following table:



 ACCESS SERVICE            DESCRIPTION              TARGET CUSTOMERS      CURRENT PRICING INFORMATION
Basic Account     Basic Account service that     Consumer Internet       $17.95/month with a $25
                  includes two e-mail accounts   users                   set-up fee ($16.95 in some
                  and sufficient Web space to                            markets)(1)(2)
                  support traditional dial up
                  access speeds in most
                  markets.
Daytime           Basic Account service with     Small businesses        $6.95 per month with a $35
Account(3)        access from 7:00am to 5:00pm,                          set- up fee; $1.95 per hour
                  Monday through Friday                                  for off- hours usage
Premium Account   Basic Account service plus     Consumers and small     $19.95/month with a $25
                  four additional e-mail         businesses              set-up fee(1)(2)
                  accounts and additional Web
                  space.
Clean Internet    Premium Account service plus   Consumers, businesses   $19.95/month with a $25
Account           client-side and server-side    and institutional       set-up fee
                  filtering software.            users
ISDN Dial Up      Basic Account with digital     Consumers and small     $17.95/month with a $25
Account(3)        service which provides faster  businesses              set-up fee ($16.95 in some
                  access--also known as                                  markets)(1)(2)
                  integrated services digital
                  network ("ISDN") access.
High Speed Dial   Basic Account with higher      Small businesses        $35.90/month with a $100 set-
Up ISDN           speed ISDN access.                                     up fee(1)
Account(3)


------------------------------

(1) Discounts available in some markets if prepaid on an annual basis.

(2) $25 set-up fee does not apply if prepaid on an annual basis.

(3) Not available in all markets.

    BUSINESS SERVICES. We have introduced to market a variety of enhanced business services that enable our business customers to obtain high-speed Internet access, outsource their Internet facilities and systems needs and undertake electronic commerce initiatives. Information concerning our current offering of business services is summarized in the following table:



BUSINESS SERVICE              DESCRIPTION                  TARGET CUSTOMERS      PRICING INFORMATION
Dedicated ISDN    Basic Account access service with     Small to medium-sized   $144/month with a $50
Account(1)        dedicated ISDN access in addition to  businesses              set-up fee(2)
                  six separate Internet addresses.
High Speed        Basic Account with dedicated ISDN     Small to medium-sized   $288/month with a $250
Dedicated ISDN    access in addition to 12 separate     businesses              set-up fee(2)
Account(1)        Internet addresses.
Broadband Access  A variety of services that provide    Medium to large-sized   Monthly fees start at
Solutions(1)      access to the Internet at speeds      businesses seeking      $1,295 and vary
                  greater than regular phone lines or   high bandwidth access   depending on
                  ISDN service.                         solutions               bandwidth; Set-up fees
                                                                                apply
Web Hosting       Services that provide space on our    Consumers, small to     Prices start at
Services(1)       servers for customer web pages and    medium-sized            $29.95/month with a
                  e-mail accounts.                      businesses              $45 set-up fee(2)
Co-Location       Services to enable customers to       Small to medium-sized   Monthly pricing based
Services          locate equipment within our network   businesses with         on 1/4 rack increments
                  operations center which provides      business-critical Web   and bandwidth usage;
                  24-hours-a-day, seven-days-a-week     sites or electronic     Set-up fees apply
                  monitoring, uninterrupted power       commerce programs
                  support, environment management,
                  electromagnetic surge protection,
                  radio frequency protection and
                  disaster recovery systems.
Electronic        Provides business customers with the  Small to medium-sized   Prices range from
Commerce          ability to sell merchandise from the  businesses seeking      $19.95 to
Solutions         Internet, including reporting and     easy- to-use, fully     $99.95/month; Set-up
                  payment processing capabilities,      functional electronic   fees apply
                  catalogs, extra e-mail accounts,      commerce solutions
                  extra Web space, database management
                  functionality, high-speed data
                  transfer rates, secure payment
                  mechanisms and technical support.
Managed IP        Various services to support an        Small to medium-sized   Quote basis
Services          organization's Internet operations,   businesses with IP
                  including the purchase of telephone   network outsourcing
                  lines, managing portions of the       needs
                  Internet for private purposes,
                  notifying other Internet providers
                  and their customers where to find
                  our customer sites and managing site
                  addresses on the Internet.


------------------------------

(1) Not available in all markets.

(2) Selected business accounts are discounted if prepaid on an annual basis.

PLANNED SERVICES OFFERINGS


    We intend to introduce to market several new business services to complement our existing services offerings. We currently have plans to introduce the following as additional services in the next 12 to 18 months:



        PLANNED SERVICE                     DESCRIPTION                     TARGET CUSTOMERS
Unified Messaging Services       Allows multiple points of access   Consumers as well as small and
                                 to faxes, voicemail and e-mail.    medium-sized businesses
                                 Features include text-to-speech
                                 conversion and Web interface.
Intranet Server System           A comprehensive suite of Internet  Small to medium-sized businesses services (e-mail, newsgroups,
                                 calendars, databases, etc.) to
                                 company-specific local area
                                 network ("LAN") and wide area
                                 network ("WAN") workstation
                                 users.
Internet Security/Firewall       Allows desired levels of           Businesses and other
Solutions                        protection to LANs and WANs from   organizations that regularly
                                 unauthorized access by external    receive and transmit sensitive
                                 sources.                           digital information
800 Roaming Service              Allows Internet access from        Customers who travel to rural or
                                 locations not served locally       suburban areas where Internet
                                 through a FlashNet point of        access via a local call is not
                                 presence.                          offered by us
Voice-Over IP                    Enables the use of the Internet    Consumers and businesses
                                 to make long distance telephone
                                 calls without the standard toll
                                 charges.
Fax-Over IP                      Enables the use of the Internet    Consumers and businesses
                                 to place long distance fax-to-fax
                                 calls without the standard toll
                                 charges.


CUSTOMERS AND MARKETS


    Our subscriber base currently consists of approximately 170,000 subscribers for our access services. As a result of our concentrated sales and marketing efforts within our core markets, approximately 50% of subscribers reside in Texas, 12% in California and 12% in the midwest regions of Chicago, Illinois and Detroit, Michigan, with the remaining subscriber base spread through other markets across the nation. Notwithstanding, we believe that the planned expansion of our sales and marketing activities, combined with our leasing arrangements with PSINet and Level 3 Communications, extends our potential customer base to most residents of the continental United States. We believe, based on data collected from certain of our subscribers, that our consumer subscribers tend to reflect the typical Internet user composite which, according to a survey conducted by Forrester Research, indicates that 56% of Internet users are male, 47% are between the ages of 25 and 45 and 30% are college graduates. The average reported annual income of users in the Forrester Research survey was approximately $55,000, or $20,000 higher than the median U.S. level.

    Customers for our business services consist of small and medium-sized businesses and include professional organizations such as law firms, accounting firms and medical offices with two to 50 employees. Since our inception, we have accumulated approximately 2,900 customers for our business services. To date, our business services customers have been located primarily in Texas. We intend to grow our business services customer base by building our corporate sales force and targeting small and medium-sized businesses nationwide.


SALES AND MARKETING


    Our sales and marketing strategy consists of three components: direct response marketing, a network marketing program and corporate direct sales. Historically, our direct response and network marketing activities have led to growth in our subscriber base. Moreover, we are aggressively developing a corporate direct sales force to focus specifically on sales of dedicated and high bandwidth access services and other business services to business customers. These strategies are designed to build brand name recognition and generate high levels of subscriber growth while minimizing subscriber acquisition costs and customer turnover.



    DIRECT RESPONSE MARKETING. We engage in a variety of direct response marketing and various promotional activities to stimulate consumer awareness of the value proposition offered by our access services. These efforts are directed both to consumers who have not previously subscribed to Internet access services and to Internet users who may switch to our services after learning of their affordability and reliability. We principally employ targeted high-visibility media, including radio advertising, television, direct mail distribution and billboards, to solicit new subscribers. We advertise on television through nationally distributed channels and on a regional, spot market basis. We also are testing consumer acquisition strategies which entail the bundling of our access services with third-party hardware products, such as devices that are specifically designed for ease of Internet access.



    In addition, we believe that a consumer's selection of an Internet service provider often is strongly influenced by a personal referral. Accordingly, we believe that our delivery of superior customer service and support and our associated high levels of customer satisfaction have led to positive customer referrals. These referrals, combined with our consumer marketing efforts geared toward expanding our brand name identity, have attracted significant numbers of new customers for our access services.



    NETWORK MARKETING--THE FLASHNET OPPORTUNITY. In June 1997, we instituted a network marketing program, referred to as the "FlashNet Opportunity," as a novel approach within the Internet service provider industry to expand rapidly our subscriber base. The program is designed to establish and expand a network of independent representatives to sell our access services. An individual or business entity may become an independent representative of ours generally by paying a non-refundable fee of $199 for a starting kit package that includes marketing materials and personal training by our personnel or seasoned independent representatives. In general, each independent representative is paid a commission for signing up new customers to subscriptions for our services and is paid residual commissions as those customers renew their subscriptions. We believe that the FlashNet Opportunity assists us in lowering our cost of customer acquisition, reducing variable technical support costs by utilizing independent representatives to aid in the set-up and maintenance of new customers and reducing customer turnover as the result of the customer's loyalty to his or her independent representative. As of September 30, 1998, the FlashNet Opportunity included 4,189 independent representatives and has been responsible for acquisitions of 24,877 new subscribers since its inception.



    The FlashNet Opportunity is particularly well suited for individuals who possess strong sales skills and are motivated by the prospect of supplementing their sources of income under a flexible work schedule without the drawbacks associated with other network marketing programs, such as:



    - The need to purchase inventory;

    - Requirements to meet monthly sales quotas; and



    - Poorly defined commission credit systems resulting in commission disputes.



The commission structure of the FlashNet Opportunity also creates incentives for independent representatives to recruit other independent representatives to the program. For each sale of an access services subscription to a new customer that is made by an independent representative who has been recruited to the program by an existing independent representative, and for each renewal of that subscription, a commission is paid to the existing independent representative in addition to the commission paid to the independent representative who was responsible for the new subscription or renewal. Additional commissions also are paid to the existing independent representative as independent representatives that were recruited into the program by the existing independent representative recruit other independent representatives who, in turn, effect sales or renewals of our access services. The commission tree extends as these recruited independent representatives recruit other representatives, and as those representatives recruit other representatives, such that a new subscription sale or renewal may result in the payment of six separate commissions. The amount of the commission paid to the existing independent representative in connection with the sale or renewal will vary according to the level of the existing independent representative within the chain of representatives above the representative who received direct credit for the sale or renewal. As the program continues to develop and mature, the total amount of commissions paid to independent representatives per new subscriber will increase; however, we believe that such total commissions nonetheless will be less than the costs for new subscriber acquisitions through traditional sales and marketing activities.



    CORPORATE AND COMMERCIAL SALES. Our Corporate Sales Department is responsible for all sales of dedicated analog and ISDN access service accounts, as well as sales of higher speed broadband connections. The Corporate Sales Department also has responsibility for sales of other enhanced business services. The department currently is based within our Fort Worth headquarters, but we plan to establish geographically dispersed direct sales operations across the core metropolitan areas serviced by us. As of September 30, 1998, the Corporate Sales Department consisted of one general sales manager, one regional sales manager and seven additional sales personnel. We plan to add to our corporate sales staff during 1999 and 2000 in conjunction with the planned expansion of our enhanced business services.


CUSTOMER SERVICE AND SUPPORT


    A key competitive factor that differentiates us from other Internet service providers is our strong commitment to customer satisfaction, which is evidenced by the quality of our customer service and support. We continually review network utilization rates, and refine and expand our network as necessary, to ensure high levels of network performance and reliability, which, in turn, minimizes many customer service related issues. We maintain 24-hours-a-day, seven-days-a-week customer support for telephone inquiries, with technical personnel available at all times to address customer questions and concerns. We intend to continue dedicating the resources necessary to ensure that service calls are promptly answered and addressed by a support representative, and that customer issues are resolved on the first telephone call. Customers also can access customer support services through our e-mail or access trouble-shooting tips and configuration information, as well as network status and performance reports, at our Web site. In addition, we have produced a series of videocassettes to assist customers with Web site development and related subjects and have published user guides to provide customers with useful information about the Internet and its vast resources. We believe that our emphasis on customer service and support was the primary contributor to our ranking as the third best provider of overall quality service based on a 1998 survey of 13 leading Internet service providers conducted by an independent research firm.

    Consumer and business customers have very different support needs, especially as to technical requirements and the sophistication of the user who makes the customer service inquiry. We employ a tiered support system designed to direct incoming calls to specialized support personnel as needed for efficient problem resolution. As a result, customer care personnel generally field relatively simple technical issues, miscellaneous account questions and similar customer issues. Customer problems or issues that are more complex or that affect a customer's business-critical operations are referred to our technical support department for high-level resolution. In addition, we offer premium support, which, for a per-minute charge, enables customers to speak to our technical personnel to resolve questions or issues pertaining to any non-connectivity related matter, such as techniques for Web page design or support for products that were not sold by us.



NETWORK INFRASTRUCTURE



    Our network and related systems are designed to provide fast and reliable, high-quality access services, while minimizing the capital investment needed for infrastructure. The network's structure and design frequently are re-evaluated to leverage available resources in order to maintain or improve network performance and cost. Our strategy is to remain indifferent to building our own network versus leasing network from third party providers, which will enable us to maintain flexibility and scalability. Because we are not committed to leasing or building our own network, we can take rapid advantage of the market opportunities that develop due to technological advances or regulatory changes. These opportunities may include anything from high speed access through the cable network or access for Internet-enabled devices such as cell phones, pagers and other appliances. We will modify our network over time to enhance performance, provide access demanded by the market and allow us to serve a larger subscriber base. Our goal is to minimize both network costs and exposure to technological obsolescence of equipment.



    Our current network consists of a state-of-the-art network operations center in Fort Worth, Texas, which is interconnected to 28 FlashNet-owned physical points of presence which collectively cover 211 local access points of presence. These facilities also are connected to the networks of third-party providers, including PSINet and Level 3 Communications, which together support 410 additional local access points of presence. Through a total of 621 points of presence, we provide local exchange access and remote switched access in most major metropolitan areas in the continental United States, as well as smaller communities. The combined coverage area encompasses over 450 cities and approximately 70% of the U.S. population.



    We continuously monitor capacity demands on our network so that network resources grow ahead of market demands. Generally, when 70% utilization of our network occurs at peak hours in any given market, we order new capacity from our third party vendors or order the required new equipment to increase our capacity to levels acceptable with forecasted demand. We have designed an intelligent network management procedure to proactively provide system status information in order to maintain 99.999% network availability.



    NETWORK OPERATIONS CENTER. Our Fort Worth network operations center monitors all network traffic, quality of services and security, as well as the performance of the equipment located at each of our physical locations to ensure reliable service. This facility also serves as the primary site for our delivery of business services. We maintain state-of-the-art equipment within the network operations center, including Sun Microsystems servers, high speed local area network systems, redundant Internet connectivity, high speed and high capacity storage arrays and other mission-critical systems built for high availability. We maintain an uninterruptible power supply, surge protection and power conditioning. An automatic on-site diesel generator provides power for prolonged power outages. We staff the network operations center on a 24-hour-a-day, seven-days-a-week basis and maintain responsibility for communications between our internal departments as well as with external providers of services. We continue to enhance the capabilities of the network operations center as our customer base grows.

    NETWORK DESIGN. Each of the 28 remote FlashNet-owned physical points of presence include modern hardware along with routing equipment and associated leased-telephone line interface devices. Modems are interconnected to switched telephone networks serving the local area, and high-speed telephone lines connect the point of presence router to other sites within our network. The hardware and software deployed at each physical facility allows us to analyze the performance of the network and perform limited maintenance remotely. From time to time we will lease new high-speed telephone lines and install hardware into the network that will allow more data traffic to travel over our network in a more efficient fashion. Overall, our network separates physical and logical resources for greater redundancy in case of catastrophic failures. We designed our network to increase reliability by means of establishing redundancy of mission-critical systems to minimize single points of failure.



    COMPETITIVE LOCAL EXCHANGE CARRIER STATUS. A wholly-owned subsidiary of ours recently received certification to conduct operations as a competitive local exchange carrier in the State of Texas. In the absence of competitive local exchange carrier status, we have been required to purchase general business service to support delivery of access services to customers from incumbent local exchange carriers and competitive local exchange carriers on terms generally comparable to those provided to any other business customer of these carriers. Our certification as a competitive local exchange carrier enhances our ability to negotiate technical and price terms for our network connections because the incumbent local exchange carriers, or local telephone companies, are required by federal and state regulators to promote competition by providing open access to the public telephone network. Incumbent local exchange carriers must establish pricing and contract terms which allow competitive local exchange carriers to resell telephone services in a profitable fashion. Incumbent local exchange carriers are not required to provide the prices and terms to non-competitive local exchange carriers. The status of competitive local exchange carrier is only granted by a state public utilities commission upon a company passing the certification requirements handed down by the state public utilities commission. We intend to provide these telephone services through our competitive local exchange carrier subsidiary, rather than purchase such services from a third party at a higher cost. Furthermore, as a competitive local exchange carrier, we are authorized to sell or resell telecommunications services, in addition to providing Internet access services, either directly to businesses and consumers or to other resellers. We may, in the future, seek competitive local exchange carrier status in other states as well. See "--Government Regulation."


STRATEGIC RELATIONSHIPS


    PSINET. We immediately transformed ourself into a national Internet service provider in the first quarter of 1998 through an agreement entered into with PSINet. The agreement provides us with access to 359 points of presence encompassing large metropolitan service areas and broad segments of the U.S. population. We believe that our agreement with PSINet has provided an effective and economically attractive avenue to facilitate expansion of our subscriber base over a nationwide coverage area, while providing us with the flexibility to build FlashNet-owned points of presence in markets with sufficient subscriber density. The agreement, which is scheduled to expire in December 2000, requires us to remit monthly payments to PSINet based on a fixed dollar amount for each subscriber to our National Access Plan. The agreement provides for an increase in per-subscriber charges to PSINet commencing in July 1999 if and so long as the number of our subscribers who access the Internet through PSINet's network is less than 50,000 subscribers. See "Risk Factors--Our Quarterly Financial Results are Subject to Significant Fluctuations."



    WEBSURFER. We recently entered into an agreement with WebSurfer, Inc., a Canadian company, to provide basic Internet access services to purchasers of a television set-top device that is manufactured and sold by WebSurfer. WebSurfer intends to sell its device in the United States through large retail outlets, and we will provide the Internet connectivity for the purchaser of the device. WebSurfer typically sells its device with one or more months of Internet service included for no additional charge.

As new accounts are established through our relationship with WebSurfer, we will receive from WebSurfer an initial payment, and thereafter, payments directly from the subscriber. We retain responsibility for both billing and technical support following account set up. Under a separate agreement with WebSurfer, we are authorized to sell the television set-top device directly to our customers. We will earn a commission for any sales of the device that we complete, as well as receive subscription payments for Internet access services from the device purchaser.


COMPETITION


    The market for the provision of Internet access services is extremely competitive and highly fragmented. As there are no significant barriers to entry, we expect that competition will intensify. We believe that the primary competitive factors determining success as an Internet service provider are:



    - A reputation for reliability and high-quality service;



    - Effective customer support;



    - Access speed;



    - Pricing;



    - Effective marketing techniques for customer acquisition;



    - Ease of use; and



    - Scope of geographic coverage.



We believe that we have competed favorably based on these factors, particularly due to:



    - Our emphasis on providing fast and reliable, high-quality services and superior customer service and support;



    - Our policy of pricing services at prices lower than or competitive to those of other national Internet service providers; and



    - Our three-pronged marketing strategy which includes a novel network marketing approach to the sale of access services plans.



Notwithstanding, there can be no assurance that we will be able to continue to compete successfully against current or future competitors or that competitive pressures faced by us will not materially and adversely affect our business, operating results or financial condition.



    Our current and prospective competitors include many large companies that have substantially greater market presence, brand name recognition and financial, technical, marketing and other resources than us. With respect to our access and business services, we currently compete, or expect to compete in the foreseeable future, with the following:



    - National Internet service providers, including EarthLink and MindSpring;



    - Numerous regional and local Internet service providers, some of which have significant market share in their particular market area;



    - Established on-line information service providers, which provide basic Internet access as well as proprietary information not available through public Internet access, such as AOL;



    - Providers of Web hosting, co-location and other Internet-based business services, including AOL, Exodus and Verio;



    - Computer hardware and software and other technology companies that provide Internet connectivity with their products, including Gateway, IBM and Microsoft;

    - Telecommunications companies, including long distance carriers such as AT&T, MCIWorldCom and Sprint, regional Bell operating companies and local telephone companies;



    - Operators that provide Internet access through television cable lines, including TCI and Time Warner Cable;



    - Electric utility companies;



    - Communications companies;



    - Companies that provide television or telecommunications through participation in satellite systems; and



    - Nonprofit or educational Internet access providers.



    With respect to our potential competitors, we believe that manufacturers of computer hardware and software products, media and telecommunications companies and others will continue to enter the Internet services market, which will intensify competition. In addition, as consumers and businesses increasingly move on-line in greater numbers, existing competitors are expected to further increase their emphasis on Internet access and electronic commerce initiatives, resulting in even greater competition for us in our markets. The ability of competitors or others to enter into business combinations, strategic alliances or joint ventures, or to bundle their services and products with Internet access, could place us at a significant competitive disadvantage.



    Moreover, we expect to face competition in the future from companies that provide connections to consumers' homes, such as telecommunications providers, cable companies and electrical utility companies. For example, recent advances in technology have enabled cable television operators to offer Internet access through their cable facilities at significantly faster rates than existing analog modem speeds. Such companies could include Internet access in their basic bundle of services or offer such access for a nominal additional charge, or could deny us access to their proprietary wire and cable connections for purposes of providing Internet access services to our customers and prospective customers. Any such developments could materially and adversely affect our business, operating results and financial condition. See "Risk Factors--Our Business is Intensely Competitive."


GOVERNMENT REGULATION


    REGULATION OF INTERNET ACCESS SERVICES. We provide Internet access, in part, using telecommunications services provided by carriers. Terms, conditions and prices for telecommunications services are subject to economic regulation by state and federal agencies. We, as an Internet access provider, are not currently subject to direct economic regulation by the Federal Communications Commission or any state regulatory body, other than the type and scope of regulation that is applicable to businesses generally. In April 1998, the Federal Communications Commission reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Federal Telecommunications Act of 1996. As a result, we are not subject to federal regulations applicable to telephone companies and similar carriers merely because we provide our services using telecommunications services provided by third-party carriers. To date, no state has attempted to exercise economic regulation over Internet access providers.



    Governmental regulatory approaches and policies to Internet access providers and others that use the Internet to facilitate data and communication transmissions are continuing to develop and in the future we could be exposed to regulation by the Federal Communications Commission or other federal agencies or by state regulatory agencies or bodies. For example, the Federal Communications Commission has expressed an intention to consider whether to regulate providers of voice and fax services that employ the Internet or IP switching as "telecommunications providers" even though Internet access itself would not be regulated. The Federal Communications Commission is also considering whether providers of Internet-based telephone services should be required to contribute to the universal service fund, which subsidizes telephone service for rural and low income consumers, or should pay carrier access charges on the same basis as applicable to regulated telecommunications providers. To the extent that we engage in the provision of Internet or Internet protocol based telephony or fax services, we may become subject to regulations promulgated by the Federal Communications Commission or states with respect to such activities. There can be no assurance that such regulations will not adversely affect our ability to offer certain enhanced business services in the future.



    Furthermore, in a rulemaking proposal issued in August 1998, the Federal Communications Commission has proposed that if an incumbent local exchange carrier establishes a separate affiliate to pursue the deployment of advanced telecommunications services, such as those offered by us, and if that affiliate interconnects with the incumbent local exchange carrier's network on the same terms and conditions as offered to the incumbent local exchange carrier's competitors, then the affiliate would not be subject to the unbundling, discounted resale or co-location obligations in the Federal Telecommunications Act of 1996 that apply to incumbent local exchange carriers. Rather, the affiliate would be treated like a competitive local exchange carrier. If the Federal Communications Commission ultimately adopts this or any similar proposal, we would likely face increased competition from incumbent local exchange carrier affiliates and our access to providers of high-speed data technology could be curtailed, which could materially and adversely affect our business, operating results and financial condition.



    REGULATION OF THE INTERNET. Due to the increasing popularity and use of the Internet by broad segments of the population, it is possible that laws and regulations may be adopted with respect to the Internet pertaining to content of Web sites, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, and copyright infringement and other intellectual property issues. We cannot predict the effect, if any, that any future regulatory changes or developments may have on the demand for our access or enhanced business services. Changes in the regulatory environment relating to the Internet access industry, including the enactment of laws or promulgation of regulations that directly or indirectly affect the costs of telecommunications access or that increase the likelihood or scope of competition from national or regional telephone companies, could materially and adversely affect our business, operating results and financial condition.



    REGULATIONS PERTINENT TO OUR COMPETITIVE LOCAL EXCHANGE CARRIER
SUBSIDIARY. We recently received authorization for our wholly-owned subsidiary to conduct operations as a competitive local exchange carrier in the State of Texas. To the extent that our competitive local exchange carrier subsidiary conducts such operations, the telecommunications services that it provides will be subject to regulation by federal, state and local governmental agencies. State regulatory commissions exercise jurisdiction over intrastate services. Municipalities and other local government agencies may regulate certain aspects of our competitive local exchange carrier subsidiary's proposed operations, such as use of rights-of-way. Although typically start-up telecommunications carriers are not subject to all of the Federal Communications Commission regulations applicable to incumbent local exchange carriers, such as price caps or rate-of-return regulation, the Federal Telecommunications Act of 1996 requires the Federal Communications Commission to establish a subsidy mechanism for universal telephone service to which our competitive local exchange carrier subsidiary will be required to contribute based on its telecommunications revenues. In addition, the Federal Telecommunications Act of 1996 requires all carriers, including competitive local exchange carriers and incumbent local exchange carriers, to make their services available for resale by other carriers, to interconnect their networks and ensure they interoperate and provide non-discriminatory rights-of-way, offer reciprocal compensation for termination of local telecommunication traffic, and provide dialing parity and local telephone number portability. The Federal Telecommunications Act of 1996 further reserves to the individual states the authority to impose state regulation of local exchange services, including state universal service subsidy programs, so long as the state's regulations are not inconsistent with the requirements of the Federal Telecommunications Act of 1996. We are unable to predict the manner in which Texas, or any other state where its subsidiary may receive certification as a competitive local exchange carrier, will seek to regulate its telecommunications operations.



    In the provision of interstate, intrastate and international services, our competitive local exchange carrier subsidiary would generally be subject to tariff or price list filing requirements pursuant to which the competitive local exchange carrier subsidiary will be required to publicly disclose, or in some instances obtain approval of, its terms, conditions and prices for telecommunications services prior to or soon after offering such services. In addition, individual states where our competitive local exchange carrier subsidiary conducts activities as a competitive local exchange carrier may subject us to state certification proceedings and intrastate and local tariff regulations. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services consistent with the public interest. While uncommon, challenges to these tariffs and certification proceedings by third parties could cause our competitive local exchange carrier subsidiary to incur substantial legal and administrative expenses. Many states also impose additional regulatory requirements, such as minimum service quality reporting and customer service requirements and uniform local exchange carrier accounting requirements. Under some state laws, changes in the ownership of a competitive local exchange carrier's outstanding voting securities may require prior approval of the state public utility commission. In certain jurisdictions, an investor who acquires as little as 10% of a competitive local exchange carrier's voting securities may have to obtain prior approval for the acquisition of such securities because such ownership interest might be deemed to constitute an indirect controlling interest in the carrier. See "Risk Factors--Our Business May Be Subject to State and Federal Government Regulation."


INTELLECTUAL PROPERTY


    Although we believe that our success is more dependent upon our technical, marketing and customer service expertise and capabilities than its proprietary rights, our success and ability to compete effectively are dependent in part upon our proprietary rights. We rely on a combination of copyright, trademark and trade secret laws to protect our proprietary rights. "FlashNet" and our logo are service marks for which service mark applications are pending. Additional service mark applications are pending for the registration of other service marks used by us in our business. There can be no assurance that the steps taken by us will be adequate to prevent misappropriation of our technology or that third parties, including competitors, will not independently develop technologies that are substantially equivalent or superior to our proprietary technology. See "Risk Factors--We Depend on the Protection of Our Proprietary Rights."



    We have received authorization to use the products of each manufacturer of software that is bundled in our software for users with personal computers operating on the Windows or Macintosh platforms. While certain of the applications included in our start-up kit for access services subscribers are shareware that we have obtained permission to distribute or that are otherwise in the public domain and freely distributable, certain other applications included in the start-up kit have been licensed where necessary. We currently intend to maintain or negotiate renewals of all existing software licenses and authorizations as necessary, although there can be no assurance that such renewals will be available to us on acceptable terms, if at all. We may also enter into licensing arrangements in the future for other applications.


EMPLOYEES


    As of September 30, 1998, we had 225 employees, including 46 in sales and marketing, 88 in customer care and technical services and 91 in general and administrative functions. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our employee relations are good. We believe our future success will depend in large part upon our continuing ability to attract and retain highly skilled technical, sales, marketing and customer support personnel. See "Risk Factors--Our Planned Aggressive Growth Will Strain Our Resources."


PROPERTIES


    Our corporate offices are located at 1812 North Forest Park Boulevard, Fort Worth, Texas where all executive, systems, sales and technical support functions are housed. This facility, together with two additional Fort Worth facilities, provides us with approximately 34,000 square feet under leases that expire in February and September 1999. Aggregate monthly rental under such leases is approximately $30,000. We also lease space, which is typically less than 100 square feet, to house equipment in 28 remote facilities for each of our other physical points of presence in various locations in our core markets. We do not own any real estate. We believe that all of our facilities are adequately maintained and suitable for their present use. Nonetheless, due to our anticipated growth, we intend to relocate our network operations center and ancillary operations to a larger facility in Fort Worth, Texas by the summer of 1999.



LEGAL PROCEEDINGS



    We are not involved in any material pending legal proceedings.



REPORTS TO SHAREHOLDERS



    We intend to furnish our shareholders annual reports containing audited consolidated financial statements examined by our independent auditors and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


    Our executive officers, directors and certain key employees, and their ages as of September 30, 1998, are as follows:



NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
    Albert Lee Thurburn..............................          44   Chairman of the Board and Chief Executive Officer
    Michael Scott Leslie.............................          35   President, Chief Operating Officer and Director
    Andrew N. Jent...................................          29   Executive Vice President, Chief Financial Officer and
                                                                    Secretary
    Russell A. Wiseman...............................          34   Executive Vice President and Chief Sales and
                                                                    Marketing Officer
    James B. Francis, Jr.(2).........................          50   Director
    John B. Kleinheinz(1)(2).........................          36   Director
    James A. Ryffel(1)...............................          38   Director
    Kevin A. Stadtler(1)(2)..........................          30   Director
KEY EMPLOYEES
    Theresa G. Frey..................................          33   President, FlashNet Marketing, Inc.
    M. Edward Mayhugh................................          40   Director of Network Services
    R. Todd Wallace..................................          31   Director of Information Services
    Darryl G. Westbrook..............................          33   Director of Customer Services


------------------------------


(1) Member of the Compensation Committee.



(2) Member of the Audit Committee.


    EXECUTIVE OFFICERS AND DIRECTORS.


    ALBERT LEE THURBURN is one of our co-founders and has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in September 1995. Prior to that, Mr. Thurburn was a founder, President and director of Mexico Information Services, Inc., a company formed in 1993 that was focused on providing information about business opportunities in Mexico during the implementation of the North American Free Trade Agreement. He received his designation as a Certified Public Accountant in 1980 and worked for Arthur Andersen & Co., an accounting firm, from January 1980 to January 1981, prior to establishing his own accounting firm in Dallas, Texas in January 1981. Mr. Thurburn received a B.A. in Accounting and an M.B.A. in International Business from the University of Texas at Arlington.



    MICHAEL SCOTT LESLIE is one of our co-founders and has served as our President and Chief Operating Officer and as a director since our inception in September 1995. From July 1995 to September 1995, he worked with Mr. Thurburn to develop the concept of FlashNet. From June 1987 to July 1995 Mr. Leslie was involved in the commercial real estate industry, most recently as President of Eleven-O-Five, Inc., a managing General Partner of real estate partnerships. From June 1985 to May 1987, Mr. Leslie was employed as a Marketing Associate for Comdisco, Inc., a high technology equipment financing company. Mr. Leslie received a B.B.A. in Real Estate and Accounting from Southern Methodist University.



    ANDREW N. JENT has served as our Executive Vice President and Chief Financial Officer since November 1998 and as Secretary since January 1999. From April 1998 to November 1998, Mr. Jent served as Treasurer for OpTel Inc., a competitive local exchange carrier and private cable operator. From June 1996 to April 1998, Mr. Jent served as Vice President of Finance and Treasurer for US One Communications Corp., a competitive local exchange carrier. From February 1995 to June 1996,

Mr. Jent served as Director of Finance for TresCom International, an international long distance carrier. From May 1991 to February 1995, Mr. Jent served in a variety of capacities, most recently as Treasurer, for Neodata Services, Inc., a direct marketing company. Mr. Jent received a B.B.A. in Finance from Texas Christian University.


    RUSSELL A. WISEMAN has served as our Executive Vice President and Chief Sales and Marketing Officer since January 1999. From July 1997 to December 1998, Mr. Wiseman was employed by PrimeCo Personal Communications, L.P., a wireless telephone services company, first as Vice President/ Strategic Planning and later as Vice President/Corporate Marketing and Strategy Officer. From June 1992 to June 1997, Mr. Wiseman held several positions with P.A. Consulting Group, an international management and technology consulting firm. From June 1986 to May 1992, Mr. Wiseman was employed by NYNEX Corporation. Mr. Wiseman received a B.E.E. from Manhattan College School of Engineering and an MBA in International Finance from Fordham University Graduate School of Business.



    JAMES B. FRANCIS, JR. has served as one of our directors since December 1998. Since March 1998, Mr. Francis has been the Managing Partner of Texas Ltd., an investment company. He has also served as President of Francis Enterprises, Inc., a governmental and public affairs consulting company, since June of 1996. From January 1986 to June 1996, Mr. Francis was a partner of Bright & Company, an investment company partnership. From September 1980 to January 1986, Mr. Francis was a senior management employee of Bright & Company. Mr. Francis is also a director of Silverleaf Resorts, Inc., a time-share management company, and the current Chairman of the Texas Department of Public Safety. Mr. Francis received a B.A. in Political Science from Tulane University.



    JOHN B. KLEINHEINZ has served as one of our directors since February 1996. In January 1996, Mr. Kleinheinz founded Kleinheinz Capital Partners, an investment management company, where he currently serves as President. From April 1993 to December 1995, Mr. Kleinheinz served as a Principal of San Antonio Capital, an investment firm. From January 1991 to December 1992, Mr. Kleinheinz worked as a financial executive with TRI Securities, a global broker-dealer. Mr. Kleinheinz received a B.A. in Economics from Stanford University.



    JAMES A. RYFFEL has served as one of our directors since February 1996. Mr. Ryffel is currently with Woodcrest Enterprises, Inc., a manager of investment partnerships, where he has served as Managing General Partner since 1982. He has also been involved in producing oil wells in the Texas counties of Clay and Bastrop/Lee as a partner with Beeson Energy and Noble Producing Company since 1982. Mr. Ryffel received a B.A. in Real Estate/Finance and an M.B.A. from Texas Christian University.



    KEVIN A. STADTLER has served as one of our directors since August 1998. Mr. Stadtler is a Vice President with Applied Telecommunications Technologies, Inc. ("ATTI"), a venture capital and lease financing firm focused on the communications industry, with which he has been affiliated since January 1996. ATTI is affiliated with Commvest, L.L.C., of which Mr. Stadtler is also a Vice President. From December 1994 to December 1995, Mr. Stadtler was an associate with Saturn Asset Management, Inc. a venture capital firm. From June 1994 to November 1994, Mr. Stadtler attended Harvard University's advanced studies program. From November 1993 to May 1994, Mr. Stadtler was an associate with the private investment fund manager Barron Capital Holdings, Inc. From June 1990 to October 1993, Mr. Stadtler was in the Sales and Management Program at Xerox Corporation. Mr. Stadtler received a B.A. in History from Villanova University.


    KEY EMPLOYEES.


    THERESA G. FREY has served as President of FlashNet Marketing, Inc., one of our wholly-owned subsidiaries responsible for administering the FlashNet Opportunity network marketing program, since June 1998. From August 1996 to April 1998, Ms. Frey served as Director of National Sales Programs at WVT, Inc., a network marketing company based in Dallas, Texas. From July 1990 to August 1996, Ms. Frey was Director of Marketing/Training and the Vice President of Sales and Marketing at Total

Integration, Inc., a systems integrator and reseller of voice response and call distribution. Ms. Frey received a B.S. in Education/English from Indiana University.


    M. EDWARD MAYHUGH has served as our Director of Network Services since May 1998. From March 1993 to April 1998, Mr. Mayhugh was Senior Manager of Intelligent Services at MCI, now known as MCIWorldCom. From January 1988 to July 1992, Mr. Mayhugh was a Senior Manager at Northern Telecom, Inc., a telecommunications company. Mr. Mayhugh received a B.S. in Accounting/ Computer Science from Brigham Young University.



    R. TODD WALLACE has served as our Director of Information Services since May 1998. From May 1991 to May 1998, Mr. Wallace was employed by Excel Communications, a long distance carrier, most recently as its Manager of IT-Architecture. Mr. Wallace received a B.B.A. in General Business from Stephen
F. Austin State University and an M.B.A. from the University of Dallas.



    DARRYL G. WESTBROOK has served as our Director of Customer Services since September 1996. From April 1995 to September 1996, Mr. Westbrook was a Team Leader for Stream International, an outsourcing and support services firm for technology companies. From March 1993 to April 1995, Mr. Westbrook was active in restaurant management. Mr. Westbrook received a B.S. in Kinesiology and a Teaching Certification in Secondary Education from the University of North Texas.



BOARD COMPOSITION



    We currently have six directors. Within 90 days following completion of this offering, we intend to add an additional non-employee director. The terms of office of the Board of Directors will be divided into three classes:


    - Class A, whose term will expire at the annual meeting of shareholders to be held in 1999;

    - Class B, whose term will expire at the annual meeting of shareholders to be held in 2000; and

    - Class C, whose term will expire at the annual meeting of shareholders to be held in 2001.


The Class A directors will be Mr. Kleinheinz and Mr. Ryffel. The Class B directors will be Mr. Stadtler and the non-employee director to be elected subsequent to this offering. The Class C directors will be Mr. Francis, Mr. Leslie and Mr. Thurburn. At each annual meeting of shareholders after the initial classification, the shareholders will elect the successors to directors whose terms have expired to serve from the time of election and qualification until the third annual meeting following election. This classification of the Board of Directors may delay or prevent a change in control or management of our company.



    Each officer is elected by, and serves at the discretion of, the Board of Directors. There are no family relationships among any of our directors or executive officers.


COMMITTEES OF THE BOARD


    The Audit Committee is currently composed of three of our non-employee directors. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent accountants, the scope of the annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices.



    The Compensation Committee is currently composed of three of our non-employee directors. The Compensation Committee establishes salaries, incentives and other forms of compensation for our officers and other employees and administers our incentive compensation and benefit plans.


DIRECTOR COMPENSATION

    Directors receive no cash remuneration for serving on the Board of Directors but are reimbursed for reasonable expenses incurred by them in attending Board and Committee meetings. In December 1998, Mr. Francis was granted an option to purchase 4,700 shares of common stock at an exercise price of $30.00 per share. In January 1999, Mr. Stadtler was also granted an option to purchase 4,700 shares of common stock at an exercise price of $30.00 per share.



EMPLOYMENT CONTRACTS



    We have entered into severance and change in control arrangements with certain of our officers and key employees. See "Certain Transactions--Change in Control Arrangements."


EXECUTIVE COMPENSATION


    The following Summary Compensation Table sets forth the compensation that our Chief Executive Officer and President earned for services rendered in all capacities to us and our subsidiaries during the year ended December 31, 1997. No other individual currently employed by us received salary and bonus in excess of $100,000 during 1997.


                           SUMMARY COMPENSATION TABLE


                                                                                            ANNUAL COMPENSATION
                                                                                      -------------------------------
NAME AND PRINCIPAL POSITIONS                                                            YEAR     SALARY(1)    BONUS
------------------------------------------------------------------------------------  ---------  ---------  ---------
Albert Lee Thurburn ................................................................       1997  $  88,000  $  15,000
 Chief Executive Officer and
 Chairman of the Board of
 Directors
Michael Scott Leslie ...............................................................       1997  $  88,000  $  15,000
 President and Chief Operating
 Officer


------------------------------

(1) Salary includes amounts deferred under the Company's 401(k) plan.


We did not grant any stock option or stock appreciation rights to the individuals named above during 1997 or any prior period. We granted both Mr. Leslie and Mr. Thurburn an option to purchase 37,645 shares of common stock at an exercise price of $30.00 per share in December 1998. In addition, we granted:
(a) Mr. Jent an option to purchase 37,645 shares of common stock at an exercise price of $12.00 per share in November 1998; and (b) Mr. Wiseman an option to purchase 37,645 shares of common stock at an exercise price of $20.00 per share in January 1999.



BONUS ARRANGEMENTS



    We currently have no formal bonus arrangements in place that are applicable to our employees. However, various bonus arrangements are in place for executive officers and certain key employees. In October 1996, the Board of Directors authorized the award of a $3,000 bonus to each of Mr. Thurburn and Mr. Leslie for each future 25,000 increase in the number of our subscribers. From October 1996 through September 30, 1998, we paid $18,000 to each of Mr. Thurburn and Mr. Leslie as bonus awards pursuant to this arrangement. In addition, upon completion of this offering, Mr. Thurburn and Mr. Leslie will each be paid a $50,000 bonus. Ms. Frey is eligible for recruiting bonuses in 1998 and 1999 totaling up to $95,000, with the bonus amounts based on goals for expanding the independent representative network within the FlashNet Opportunity program. In addition, she will receive a $1.00 per new customer bonus and a 0.25% residual commission for each new customer signing up through the program. Finally, she will receive a productivity bonus of up to $50,000 in the event the total number of our customers signing up through the FlashNet Opportunity program equals or exceeds 50,000 by the end of 1998.



1997 STOCK INCENTIVE PLAN



    The Board of Directors adopted the 1997 Stock Incentive Plan on March 4, 1997 and the shareholders approved the 1997 Stock Incentive Plan on April 1, 1997. The 1997 Stock Incentive Plan provides for the grant of incentive stock options and non-qualified stock options to purchase common stock, stock appreciation rights and restricted stock to our consultants, directors, officers and key employees. The purpose of the 1997 Stock Incentive Plan is to attract and retain skilled, qualified officers, directors and key employees, to motivate them to achieve long-range goals and to further align their interests with those of our other shareholders.



    We have reserved 390,362 shares of common stock for issuance under the 1997 Stock Incentive Plan. As of the date of this prospectus, no shares had been issued under the 1997 Stock Incentive Plan, options to purchase 225,330 shares, at a weighted average exercise price of $19.74 per share, were outstanding, and 165,032 shares remained available for future grant. We also granted options to purchase 55,700 shares to employees prior to the adoption of the 1997 Stock Incentive Plan. Options for 4,550 of such shares, at an exercise price of $5.00 per share, remain outstanding and options for 51,150 of such shares have expired. Shares of common stock subject to options issued under the 1997 Stock Incentive Plan which expire or terminate prior to exercise will be available for future issuance under the 1997 Stock Incentive Plan.



    The Board's Compensation Committee administers the 1997 Stock Incentive Plan. The 1997 Stock Incentive Plan administrator has discretion to determine which eligible individuals are to receive option grants or other awards, the number of shares subject to each grant, the status of any granted option as either an incentive option or a non-statutory option under the federal tax laws, the vesting schedule to be in effect for each option grant or stock award and the maximum term for which each granted option is to remain outstanding.



    The exercise price for options granted under the 1997 Stock Incentive Plan may be paid in cash or in outstanding shares of common stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares.



    The 1997 Stock Incentive Plan administrator may determine that any stock incentive granted under the 1997 Stock Incentive Plan, if not previously expired or forfeited, will, in the case of an option, become fully exercisable, in the case of an appreciation right, become fully payable or, in the case of a restricted stock award, become fully vested upon the occurrence of a change in control of our company. A change in control is defined as the consummation of any one of the following:



    - Dissolution or liquidation of our company;



    - Merger of our company into another corporation, or any consolidation, share exchange, combination, reorganization or similar transaction in which FlashNet is not the survivor;



    - Sale or transfer of at least a majority of our assets; or



    - Sale or transfer of 50% or more of our issued and outstanding common stock by our shareholders in a single transaction or in a series of related transactions.



    The Board may terminate, amend or modify the 1997 Stock Incentive Plan at any time. However, no termination, amendment or modification may adversely affect the rights of the holder of an outstanding stock incentive without that holder's consent.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The Board's Compensation Committee consists of Mr. Kleinheinz, Mr. Ryffel and Mr. Stadtler. To date, no member of the Compensation Committee has served as an officer or employee of our company or any of our subsidiaries. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or its Compensation Committee.

                              CERTAIN TRANSACTIONS

CONVERTIBLE NOTES


    From July 1996 through December 1996, we sold a total of $635,000 in principal amount of 12% convertible notes and warrants to purchase a total of 52,070 shares of common stock at an exercise price of $0.01 per share to a number of investors, including Mr. Kleinheinz, Mr. Thurburn and Mr. Leslie. Mr. Kleinheinz is one our directors; Mr. Thurburn is our Chairman of the Board and Chief Executive Officer; and Mr. Leslie is one of our directors and our President and Chief Operating Officer. In 1997 and 1998, Mr. Kleinheinz converted a total of $34,000 of his note into 3,400 shares of common stock, Mr. Thurburn converted a total of $4,000 of his note into 400 shares of common stock and Mr. Leslie converted a total of $18,000 of his note into 1,800 shares of common stock. The sale of notes to Mr Kleinheinz, Mr. Thurburn and Mr. Leslie was on terms no less favorable to us than we could have obtained in a similar transaction with unaffiliated third parties.


ASCEND FINANCING


    On December 10, 1997, we borrowed $6.5 million from Ascend under the terms of a Secured Promissory Note with a maturity date of December 10, 1999. Principal of the Ascend Note is payable prior to the maturity date on the earlier of the effective date of an initial public offering by us providing gross proceeds in excess of $12 million or the date of a change in control of our company. Interest on the note accrues at the rate of 6.0% per annum, payable monthly. The Ascend Note is secured by a lien on all of our assets. Until the note is paid in full, its terms require us to make all future equipment acquisitions from Ascend if Ascend offers equipment performing the desired functions at performance levels that we reasonably deem necessary. We intend to pay the Ascend Note in full upon completion of this offering. In connection with the Ascend financing, we issued to Ascend a warrant to purchase 400,000 shares of common stock, at an exercise price of $0.01 per share, that is exercisable until the fifth anniversary of the closing date of this offering. If, at the expiration of its term, the warrant has not been fully exercised, then it will be deemed to have been automatically converted at such time into a number of shares of common stock determined by dividing (a) the aggregate fair market value of the shares for which it was exercisable minus the aggregate exercise price of such shares by (b) the fair market value of one share of common stock. Ascend has "piggyback" registration rights and certain demand registration rights with respect to the shares of common stock issuable upon exercise of the warrant. See "Principal Shareholders."


SERIES A CONVERTIBLE PREFERRED STOCK FINANCINGS


    On May 6, 1998, the Board of Directors designated shares of our authorized but unissued preferred stock as Series A Convertible Preferred Stock. We issued 1,364,085 shares of Series A Convertible Preferred Stock in May and August of 1998, at a purchase price of $6.07 per share, for total cash consideration to us of approximately $8.3 million. Upon closing of this offering, the Series A Convertible Preferred Stock will be automatically converted, without further action on our part or the holders thereof, into 1,364,085 shares of common stock. At such time, rights and restrictions applicable to the Series A Convertible Preferred Stock, including any redemption rights and special voting rights, will terminate and be of no further force or effect. Holders of the Series A Convertible Preferred Stock will be entitled to "piggyback" and certain demand registration rights with respect to the shares of common stock into which the shares of the Series A Convertible Preferred Stock are converted. See "Shares Eligible for Future Sale."



    In the May 1998 transaction, we sold 172,980 shares of Series A Convertible Preferred Stock to certain independent investors, 411,862 shares to ISP Investors, L.P., and 164,745 shares to Fourteen Hill Capital, LP. In the August 1998 transaction, we sold 268,534 shares of Series A Stock to certain independent investors, an additional 16,474 shares to ISP Investors, L.P., an additional 164,745 shares to Fourteen Hill Capital, LP and 164,745 shares to ATTI. Mr. Kleinheinz, one of our directors, is the sole shareholder, director and principal officer of the general partner of ISP Investors, L.P. Mr. Stadtler, who became one of our directors in August 1998, is the Vice President of ATTI. See

"Principal Shareholders" for more information regarding our securities which are held by the two directors, ISP Investors, L.P., Fourteen Hill Capital, LP and ATTI. The sale of Series A Convertible Preferred Stock to ISP Investors, L.P., Fourteen Hill Capital, LP and ATTI was on terms no less favorable to us than we could have obtained in a similar transaction with unaffiliated third parties.


CHANGE IN CONTROL ARRANGEMENTS


    We have entered into a severance agreement with Mr. Jent, our Executive Vice President, Chief Financial Officer and Secretary. Under the agreement, we must pay Mr. Jent a severance amount equal to 12 months salary if his employment is terminated without cause prior to November 3, 2001, or if he resigns for "good reason" after a change in control. Generally, "good reason" is defined as a material change in the nature or scope of Mr. Jent's duties that is, taken as a whole, inconsistent with the position held by Mr. Jent at the time of the change in control.



    We have also entered into a severance agreement with Mr. Wiseman, our Executive Vice President, and Chief Sales and Marketing Officer. Under the agreement, in the event Mr. Wiseman's employment is terminated for any reason, we must pay Mr. Wiseman an amount required to increase his annualized base salary through the date of termination of employment from $140,000 to $180,000. In addition, if Mr. Wiseman's employment is terminated by us without cause or if he resigns for good reason after a change in control, we must pay Mr. Wiseman:



    - $180,000 if such termination or resignation occurs prior to his completion of six months of employment;



    - $150,000 if such termination or resignation occurs after six months of employment and before twelve months of employment; and



    - $100,000 if such termination or resignation occurs after twelve months of employment and before twenty-four months of employment.



The second of the two severance provisions expires on January 25, 2001.



    Mr. Thurburn and Mr. Leslie are parties to noncompetition agreements with us, restricting them from engaging in certain competitive activities during their employment and for a one-year period following termination of their employment. If we terminate either officer's employment without cause or if either of the officers resigns for "good reason," then in order for the affected officer's noncompetition agreement to remain in effect, we are required to make a lump sum cash payment to the terminated officer. Generally, "good reason" is defined as a material change in the nature or scope of the officer's duties that is, taken as a whole, inconsistent with the position held by the officer on the date he signed his agreement. In the case of Mr. Thurburn, good reason will not exist solely by virtue of Mr. Thurburn being relieved of the title and duty of only one of the offices of Chairman of the Board or Chief Executive Officer. The amount of the lump sum payment is the greater of:



    - The officer's actual aggregate salary and bonus received during the 12 months preceding termination or resignation, as applicable; or



    - The sum of the officer's annualized salary in effect immediately preceding termination or resignation and the cash bonus for the then-current fiscal year earned by the officer through the date of termination or resignation.


FUTURE TRANSACTIONS


    All future transactions, including loans between us and our officers, directors, principal shareholders and their affiliates, are required by the Board to be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth certain information regarding beneficial ownership of common stock as of the date of this prospectus, on a pro forma basis to reflect the automatic conversion upon completion of this offering of the outstanding shares of the Series A Convertible Preferred Stock into 1,364,085 shares of common stock, by:



    - each person who is known by us to own beneficially more than five percent of the common stock;



    - each of our directors;



    - each of our executive officers; and


    - all executive officers and directors as a group.


    The numbers set forth in the following table assume no exercise of the Underwriters' over-allotment option. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. Unless otherwise indicated, the address for the following shareholders are c/o FlashNet Communications, Inc., 1812 North Forest Park Boulevard, Fort Worth, Texas 76102.



                                                          SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                             OWNED PRIOR TO                          OWNED AFTER
                                                                OFFERING                               OFFERING
                                                        ------------------------    SHARES     ------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                      NUMBER       PERCENT      OFFERED      NUMBER       PERCENT
------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Ascend Communications, Inc.(1)........................      400,000        11.8%      --

Applied Telecommunications Technologies, Inc.(2)......      164,745         5.5       --

Fourteen Hill Capital, LP(3)..........................      329,490        11.0       --

ISP Investors, L.P.(4)................................      490,116        16.4       --

Thomas K. Reed, Jr.(5)................................      190,000         6.4       --

James B. Francis, Jr.(6)..............................      --           --           --

Andrew N. Jent........................................      --           --           --

Russell A. Wiseman....................................       *            *

John B. Kleinheinz(7).................................      699,216        23.3       --

Michael Scott Leslie(8)...............................      234,800         7.8       --

James A. Ryffel(9)....................................      250,000         8.4       --

Kevin A. Stadtler(10).................................      164,745         5.5       --

Albert Lee Thurburn(11)...............................      219,660         7.3       --

All directors and executive officers as a group (8
 persons)(12).........................................    1,568,421        52.3       --


------------------------------


* The number of shares beneficially owned by Mr. Wiseman is the number of shares of common stock subject to options held by him which will be exercisable upon consummation of this offering, determined by dividing $40,000 by the offering price per share in this offering. The percentage of the total outstanding shares represented by Mr. Wiseman's shares is less than 1%.

(1) Includes a warrant immediately exercisable for 400,000 shares of common stock. The address for Ascend Communications, Inc. is 1701 Harbor Bay Parkway, Alameda, California 94502. Ascend Communications, Inc. is a publicly held corporation traded on the Nasdaq National Market.



(2) The address for Applied Telecommunications Technologies, Inc. is 20 William Street, Wellesley, Massachusetts 02481. Applied Telecommunications Technologies, Inc. is controlled by Dennis P. Cameron, of Needham, Massachusetts. Mr. Cameron owns 100% of the voting shares of ATTI and is a director and its president.



(3) The address for Fourteen Hill Capital, LP is 1700 Montgomery Street, Suite 25, San Francisco, California 94111. Fourteen Hill Capital, L.P. is controlled by Point West Capital Corporation, a publicly held corporation traded on the Nasdaq National Market. Point West Capital Corporation is the sole member of Fourteen Hill Management L.L.C. which is the general partner and primary interest owner of Fourteen Hill Capital, LP.



(4) The address for ISP Investors, L.P. is 201 Main Street, Suite 2001, Fort Worth, Texas 76102. ISP Investors, L.P. is controlled by John B. Kleinheinz of Fort Worth, Texas. John Kleinheinz, one of our directors, is the sole shareholder, director and primary officer of Kleinheinz Capital Partners, Inc., the general partner of ISP Investors, L.P.



(5) The address for Mr. Reed is 1070 Mansion Ridge Road, Santa Fe, New Mexico 87501.



(6) The address for Mr. Francis is 2911 Turtle Creek, Suite 925, Dallas, Texas 75219.



(7) Includes 1,600 shares of common stock issuable upon conversion of a note, 4,100 shares of common stock issuable on exercise of a warrant and 490,116 shares held by ISP Investors, L.P. Mr. Kleinheinz, one of our directors, is the sole shareholder, director and primary officer of the general partner of ISP Investors, L.P. He disclaims beneficial ownership of the shares held by ISP Investors, L.P. except to the extent of his pecuniary interest in them arising from his ownership interest in the general partner of that entity. Mr. Kleinheinz's address is c/o ISP Investors, L.P.



(8) Includes 700 shares of common stock issuable upon conversion of a note and 2,050 shares of common stock issuable upon exercise of a warrant.



(9) The address for Mr. Ryffel is 3113 South University Drive #600, Fort Worth, Texas 76109.



(10) Includes 164,745 shares held by ATTI. Mr. Stadtler, a director of the Company, is a Vice President of ATTI. He disclaims beneficial ownership of the shares held by ATTI. Mr. Stadtler's address is c/o Applied Telecommunications Technologies, Inc.



(11) Includes 100 shares of common stock issuable upon conversion of a note and 410 shares of common stock issuable upon exercise of a warrant.



(12) Includes 2,400 shares of common stock issuable on conversion of notes, 6,560 shares of common stock issuable upon exercise of warrants, 490,116 shares held by ISP Investors, L.P. and 164,745 shares held by ATTI.

                          DESCRIPTION OF CAPITAL STOCK


    Upon the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, $1.00 par value. As of the date of this prospectus, there are outstanding:



    - 1,626,838 shares of common stock, held of record by 41 shareholders;



    - Options to purchase an aggregate of 229,880 shares of common stock at a weighted average exercise price of $19.45 per share;



    - Warrants to purchase 502,905 shares of common stock at an exercise price of $.01 per share;



    - $194,333 in principal amount of notes convertible into 19,433 shares of common stock;



    - 1,364,085 shares of Series A Convertible Preferred Stock which will be automatically converted into 1,364,085 shares of common stock upon completion of this offering; and



    - An option to acquire up to $5 million worth of common stock at the initial public offering price, expiring 180 days after consummation of this offering.



Assuming no exercise of the Underwriters' over-allotment option and assuming no exercise of outstanding stock options or warrants or conversion of convertible
notes, there will be           shares of common stock outstanding after giving
effect to the sale of the shares of common stock to the public offered in this offering.



    The following summary of the material provisions of our common stock, preferred stock, Restated Articles of Incorporation and Bylaws, as in effect upon the closing of this offering, is qualified by reference to the provisions of applicable law and to our Restated Articles of Incorporation and Bylaws included as exhibits to the Registration Statement of which this prospectus is a part.


COMMON STOCK


    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of holders of preferred stock, if any. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.


PREFERRED STOCK


    Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing our change in control without further action by the shareholders and may adversely affect the voting, dividend and other rights of the holders of common stock. As further discussed below, the issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any shares of preferred stock after this offering.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED ARTICLES OF INCORPORATION,
  BYLAWS AND TEXAS LAW


    RESTATED ARTICLES OF INCORPORATION AND BYLAWS. Pursuant to our Restated Articles of Incorporation, our Board of Directors may issue additional shares of common stock or establish one or more series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors may fix without shareholder approval. Any additional issuance of common stock or designation of rights, preferences, privileges and limitations with respect to preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our shareholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:



    - Diluting the voting or other rights of the proposed acquiror or insurgent shareholder group,



    - Putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board of Directors, or



    - Effecting an acquisition that might complicate or preclude the takeover.



    Our Bylaws provide that the Board of Directors shall be divided into three classes of two or three directors each, with each class elected for three-year terms expiring in successive years. Our Restated Articles of Incorporation also allow the Board of Directors to fix the number of directors in the Bylaws with no minimum or maximum number of directors required. Cumulative voting in the election of directors is specifically denied in the Restated Articles of Incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a shareholder might consider to be in his or her best interest, including attempts that might result in a premium over the market price for the shares held by the shareholders.



    Our Restated Articles of Incorporation and Bylaws provide that special meetings of shareholders generally can be called only by the President or the Board of Directors or by holders of at least 25% of our voting stock and provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee of the Board of Directors, of candidates for election as directors as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, we must receive notice of intent to nominate a director or raise business at such meetings not less than 30 nor more than 60 days before the meeting. The notice must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the shareholder submitting the proposal. These provisions of the Bylaws:



    - May preclude a nomination for the election of directors or preclude the conduct of business at a particular annual meeting if the proper procedures are not followed; and



    - May discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of such solicitation or attempt might be beneficial to us and our shareholders.



    TEXAS TAKEOVER STATUTE. Subsequent to this offering, we will be subject to Part Thirteen of the Texas Business Corporation Act ("Part Thirteen"), which became effective on September 1, 1997. Subject to certain exceptions, Part Thirteen prohibits a Texas corporation which is an issuing public corporation from engaging in any business combination with any affiliated shareholder for a period of three years following the date that such shareholder became an affiliated shareholder, unless:



    - Prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder; or

    - The business combination is approved by at least two thirds of the outstanding voting shares that are not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder at a meeting of shareholders called not less than six months after the affiliated shareholder's share acquisition date.


    In general, Part Thirteen defines an affiliated shareholder as any entity or person beneficially owning 20% or more of the outstanding voting stock of the issuing public corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Part Thirteen defines a business combination to include, among other similar types of transactions, any merger, share exchange, or conversion of an issuing public corporation involving an affiliated shareholder.


    Part Thirteen may have the effect of inhibiting a non-negotiated merger or other business combination that we may be involved in.


INDEMNIFICATION ARRANGEMENTS


    Our Restated Articles of Incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Texas Business Corporation Act. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our Restated Articles of Incorporation permit us to indemnify our directors and officers to the fullest extent permitted by Texas law, including in circumstances in which indemnification is otherwise discretionary under Texas law.


    Under Texas law, a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

    - conducted himself or herself in good faith;

    - reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

    - in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Any such person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and must not be made in respect of any proceeding in which the person is found liable for willful or intentional misconduct in the performance of his or her duty to the corporation.


    Prior to the consummation of this offering, we plan to enter into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Texas Business Corporation Act.


TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for the common stock is BancBoston, N.A..

                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to this offering, there has been no public market for the common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and impair our ability to raise capital through the sale of equity securities.



    Upon completion of this offering, we will have outstanding           shares
of common stock (          shares if the Underwriters' over-allotment option is
exercised in full), assuming no exercise or conversion of options, warrants or convertible notes after the date of this prospectus. Of these shares, the
          shares offered hereby (          shares if the Underwriters'
over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of ours as that term is defined in Rule 144 under the Securities Act. The remaining 2,990,923 shares of common stock outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144.



    Upon the expiration of certain lock-up agreements entered into by our securities holders with the Underwriters, beginning 180 days after the date of this prospectus, 2,455,135 shares held by certain of our shareholders will become eligible for sale, subject to the volume limitations, manner of sale and notice requirements of Rule 144, and 531,288 shares held by certain other shareholders of ours will become eligible for sale without regard to the volume limitations and manner of sale and notice requirements of Rule 144. As of the date of this prospectus, a total of 4,500 shares held by shareholders who have not entered into lock-up agreements are eligible for sale immediately without regard to the volume limitations and manner of sale and notice requirements of Rule 144. In addition, as of the date of this prospectus, there were options outstanding to purchase an aggregate of 229,880 shares of common stock. Pursuant to lock-up provisions contained in the stock option agreements or separate lock-up agreements, 31,383 shares underlying such options will become eligible for sale pursuant to Rule 701 beginning 180 days after the date of this prospectus and the remaining 198,497 shares underlying such options will become eligible for sale pursuant to Rule 701 more than 180 days after the date of this prospectus as such options vest. Also, as of the date of this prospectus, an aggregate of 522,335 shares of common stock were issuable upon exercise of outstanding warrants and the conversion of outstanding convertible notes. After the expiration of lock-up agreements, and subject to exercise or conversion of the warrants and notes, 402,400 of such shares will become eligible for sale subject to the volume limitations, manner of sale and notice requirements of Rule 144 and 13,064 shares will become eligible for sale without regard to the volume limitations and manner of sale and notice requirements of Rule 144. As of the date of this prospectus, a total of 3,966 shares issuable upon conversion of outstanding convertible notes held by noteholders who have not entered into lock-up agreements will be eligible for sale immediately upon completion of this offering without regard to the volume limitations and manner of sale and notice requirements of Rule 144. The remaining 102,905 of the shares underlying such notes and warrants will be eligible for sale under Rule 144 beginning one year following the date of exercise of warrants. Finally, Goldman Sachs & Co. has the right, at any time during the 180-day period after the consummation of this
offering, to elect to purchase up to        shares of our common stock. Subject
to Goldman Sachs & Co.'s exercise of such right, beginning one year after the date of such exercise, the shares so purchased by Goldman will become eligible for sale under Rule 144.



    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate thereof, at least one year previously, is entitled to sell in "brokers' transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:



    - One percent of the then outstanding shares of common stock, which is
      approximately     shares immediately after this offering, or approximately
          shares if the Underwriters' over-allotment option is exercised in full; or

    - The average weekly trading volume in the common stock during the four calendar weeks preceding the date on which the required notice of such sale is filed with the Securities and Exchange Commission.



Sales under Rule 144 are generally subject to the availability of current public information about us. Any person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate thereof, at least two years previously and who has not been an affiliate of ours at any time during the 90 days preceding a sale, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations or manner of sale, public information or notice requirements of Rule 144. Under Rule 701, persons who purchase shares from us upon exercise of options granted prior to the date of this prospectus are entitled to sell such shares in the public markets commencing 90 days after the date of this prospectus in reliance on Rule 144 without having to comply with the holding period requirements thereof and, in the case of non-affiliates of ours, without having to comply with the volume limitations, or public information or notice requirements thereof.



    Within 90 days after the date of this prospectus, we intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance under the 1997 Stock Incentive Plan. See "Management--1997 Stock Incentive Plan." Such registration statement will become effective upon filing, thus permitting the resale of such shares in the public markets without restriction under the Securities Act, subject, however, to applicable lock-up arrangements and limitations applicable to affiliates.



    After this offering, the holders of approximately 1,865,985 shares of common stock outstanding or issuable upon conversion of notes or exercise of warrants, and Goldman Sachs & Co., to the extent it exercises its investment option under the Common Stock Purchase Option issued in January 1999, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreements between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of the common stock held by them in the registration. Additionally, certain holders are also entitled to demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect such registration. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

                                  UNDERWRITING


    The underwriters (the "Underwriters") named below, acting through their representatives, BancBoston Robertson Stephens Inc., J.C. Bradford & Co. and EVEREN Securities, Inc. (the "Representatives"), have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.


                                UNDERWRITER                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
BancBoston Robertson Stephens Inc..........................................
J.C. Bradford & Co.........................................................
EVEREN Securities, Inc.....................................................
                                                                                    ------
  Total....................................................................
                                                                                    ------
                                                                                    ------


    We have been advised by the Representatives that the Underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession of not in excess of $       per share, of which
$       may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.


    The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


    OVER-ALLOTMENT OPTION. We have granted to the Underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to       additional shares of common stock at the same price per
share as we will receive for the       shares that the Underwriters have agreed
to purchase. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered hereby. If purchased, such additional shares will be sold
by the Underwriters on the same terms as those on which the       shares are
being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If such option is exercised in full, the total Public Offering Price, Underwriting Discounts and Commissions and Proceeds to us
will be $      , $      and $      , respectively.



    INDEMNITY. The Underwriting Agreement contains covenants of indemnity among the Underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.



    LOCK-UP AGREEMENTS. With the exception of holders of 54,747 shares of outstanding common stock, holders of options and warrants to purchase 62,725 shares of common stock and holders of convertible notes convertible into 3,966 shares of common stock, each of our executive officers, directors, director-nominees, shareholders of record, optionholders, warrantholders and holders of convertible notes has agreed with the Representatives, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens. However, BancBoston Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the Representatives and any of FlashNet's shareholders providing consent by the Representatives to the sale of shares prior to the expiration of the period of 180 days after this prospectus.



    FUTURE SALES. In addition, we have agreed that during the period of 180 days after this prospectus, we will not, subject to certain exceptions, without the prior written consent of BancBoston Robertson Stephens:



    - Consent to the disposition of any shares held by shareholders prior to the expiration of the period of 180 days after this prospectus; or



    - Issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than the sale of shares in this offering, the issuance of common stock upon the exercise or conversion of outstanding options, warrants or convertible securities and our issuance of incentive awards under the 1997 Stock Incentive Plan. See "Shares Eligible for Future Sale."



    LISTING. We have filed an application to have the common stock approved for quotation on the Nasdaq National Market under the symbol "FLAS."



    NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the Representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.



    STABILIZATION. The Representatives have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with this offering if the common stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.



    DIRECTED SHARE PROGRAM.  At our request, the Underwriters have reserved up
to       shares of common stock to be issued by us and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of FlashNet. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS


    The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Austin, Texas and by Cantey & Hanger, L.L.P., Fort Worth, Texas. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS


    Our consolidated financial statements as of December 31, 1996 and 1997 and for the period from September 25, 1995, the date of inception, to December 31, 1995, and the years ended December 31, 1996 and 1997 appearing in this prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION


    We have filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to us and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are complete with respect to the material provisions of such contract or document; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address HTTP://WWW.SEC.GOV.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997 and September 30, 1998 (unaudited)............        F-3

Consolidated Statements of Operations for the Period from September 25, 1995 (Inception) through December
  31, 1995, the Years Ended December 31, 1996 and 1997 and the Nine Months Ended September 30, 1997
  (unaudited) and 1998 (unaudited).........................................................................        F-4

Consolidated Statements of Shareholders' Equity (Deficit) for the Period from September 25, 1995
  (Inception) through December 31, 1995, the Years Ended December 31, 1996 and 1997 and the Nine Months
  Ended September 30, 1998 (unaudited).....................................................................        F-5

Consolidated Statements of Cash Flows for the Period from September 25, 1995 (Inception) through December
  31, 1995, the Years Ended December 31, 1996 and 1997 and the Nine Months Ended September 30, 1997
  (unaudited) and 1998 (unaudited).........................................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of

  FlashNet Communications, Inc.


We have audited the accompanying consolidated balance sheets of FlashNet Communications, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' deficit and cash flows for the period from September 25, 1995, the date of inception, through December 31, 1995 and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of FlashNet's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FlashNet and subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for the period from September 25, 1995, the date of inception, through December 31, 1995 and the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.



The accompanying consolidated financial statements have been prepared assuming FlashNet and subsidiaries will continue as a going concern. As discussed in Note 1 to the financial statements, FlashNet and subsidiaries have experienced operating losses since their inception and FlashNet and subsidiaries' liabilities exceeded their assets by $11,768,471 at December 31, 1997. These matters raise substantial doubt about FlashNet and its subsidiaries' ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Deloitte & Touche LLP



Fort Worth, Texas
March 16, 1998

                         FLASHNET COMMUNICATIONS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                                        PRO FORMA
                                                                                                      SHAREHOLDERS'
                                                                DECEMBER 31,                           DEFICIT AT
                                                           -----------------------  SEPTEMBER 30,  SEPTEMBER 30, 1998
                                                              1996        1997          1998            (NOTE 6)
                                                           ----------  -----------  -------------  -------------------
                                                                                               (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents..............................  $  137,413  $ 1,569,719   $ 3,301,484
  Accounts receivable, net of allowance for uncollectible
    accounts of $28,414, $35,068 and $42,536 in 1996,
    1997 and 1998, respectively..........................     311,157      494,470       622,290
  Prepaid expenses and other current assets..............     177,038      377,331       828,316
                                                           ----------  -----------  -------------
    Total current assets.................................     625,608    2,441,520     4,752,090
PROPERTY AND EQUIPMENT, net..............................   5,128,559    8,396,423     6,800,226
SOFTWARE LICENSES, net of accumulated amortization of
  $6,250, $25,000 and $56,307 in 1996, 1997 and 1998,
  respectively...........................................      65,450       46,700        16,451
OTHER ASSETS.............................................      67,720      115,350       108,618
                                                           ----------  -----------  -------------
TOTAL....................................................  $5,887,337  $10,999,993   $11,677,385
                                                           ----------  -----------  -------------
                                                           ----------  -----------  -------------

                                        LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Current portion of capital lease obligations...........  $1,120,421  $ 1,446,273   $ 2,056,183
  Current portion of convertible notes payable...........     128,242      160,566       173,489
  Note payable...........................................                              4,414,077
  Trade accounts payable.................................   2,024,590    6,634,393     4,243,328
  Accrued payroll and related expenses...................     124,662      169,740       402,112
  Other accrued expenses.................................     147,845      319,996       545,745
  Deferred revenue.......................................   3,313,591    8,878,104    11,350,641
                                                           ----------  -----------  -------------
    Total current liabilities............................   6,859,351   17,609,072    23,185,575
CAPITAL LEASE OBLIGATIONS, net of current portion........   3,067,054    1,806,089       222,524
CONVERTIBLE NOTES PAYABLE, net of current portion........     356,201      185,303            --
NOTE PAYABLE.............................................          --    3,168,000            --
                                                           ----------  -----------  -------------
    Total liabilities....................................  10,282,606   22,768,464    23,408,099

COMMITMENTS AND CONTINGENCIES

REDEEMABLE SERIES A PREFERRED STOCK, $1.00 par value;
  1,375,000 shares authorized, 1,364,085 issued and
  outstanding as of September 30, 1998...................          --           --    10,444,860      $          --
SHAREHOLDERS' DEFICIT:
  Common stock, no par value, 5,000,000 shares
    authorized, 1,594,388, 1,613,888 and 1,626,138 issued
    and outstanding at December 31, 1996 and 1997 and as
    of September 30, 1998, respectively..................     462,500      701,910       810,822         11,255,682
  Warrants to purchase common stock......................     424,000    3,711,590     3,704,699          3,704,699
  Accumulated deficit....................................  (5,281,769) (16,181,971)  (26,691,095)       (26,691,095)
                                                           ----------  -----------  -------------  -------------------
    Total shareholders' deficit..........................  (4,395,269) (11,768,471)  (22,175,574)     $ (11,730,714)
                                                           ----------  -----------  -------------  -------------------
                                                                                                   -------------------
TOTAL....................................................  $5,887,337  $10,999,993   $11,677,385
                                                           ----------  -----------  -------------
                                                           ----------  -----------  -------------

                See notes to consolidated financial statements.

                         FLASHNET COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                             PERIOD FROM
                                          SEPTEMBER 25, 1995   YEARS ENDED DECEMBER       NINE MONTHS ENDED
                                             (INCEPTION)                31,                 SEPTEMBER 30,
                                           THROUGH DECEMBER   -----------------------  ------------------------
                                               31, 1995          1996        1997         1997         1998
                                          ------------------  ----------  -----------  -----------  -----------
                                                                                             (UNAUDITED)
REVENUES:
  Consumer access services..............      $   19,411      $2,359,788  $11,937,998   $8,208,189  $15,724,000
  Business services.....................              --          54,682      570,349     348,635     1,180,145
  Set-up fees and other.................          15,065       2,119,494    5,816,384   4,608,544     1,196,706
                                          ------------------  ----------  -----------  -----------  -----------
    Total...............................          34,476       4,533,964   18,324,731  13,165,368    18,100,851
                                          ------------------  ----------  -----------  -----------  -----------
OPERATING COSTS AND EXPENSES:
  Cost of recurring revenues............          28,426       2,348,287    8,214,601   5,610,724     8,683,480
  Cost of other revenues................           3,708         472,916      798,886     645,959       319,906
  Sales and marketing...................          31,718       4,328,891   10,299,651   8,608,007     5,185,918
  General and administrative............          74,663       1,039,010    3,453,311   2,453,407     3,529,019
  Operations and customer support.......              --         830,346    3,683,207   2,596,406     4,041,830
  Depreciation and amortization.........           2,811         544,959    2,061,011   1,485,068     2,285,617
                                          ------------------  ----------  -----------  -----------  -----------
    Total...............................         141,326       9,564,409   28,510,667  21,399,571    24,045,770
                                          ------------------  ----------  -----------  -----------  -----------
LOSS FROM OPERATIONS....................        (106,850)     (5,030,445) (10,185,936) (8,234,203)   (5,944,919)
INTEREST EXPENSE........................              --        (148,815)    (735,362)   (565,445)   (1,984,988)
INTEREST AND OTHER INCOME...............              --           4,341       21,096      15,619        53,467
                                          ------------------  ----------  -----------  -----------  -----------
NET LOSS................................        (106,850)     (5,174,919) (10,900,202) (8,784,029)   (7,876,440)
DEEMED DIVIDENDS ON REDEEMABLE PREFERRED
  STOCK.................................              --              --           --          --    (2,632,684)
                                          ------------------  ----------  -----------  -----------  -----------
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS..........................      $ (106,850)     $(5,174,919) $(10,900,202) ($8,784,029) $(10,509,124)
                                          ------------------  ----------  -----------  -----------  -----------
                                          ------------------  ----------  -----------  -----------  -----------
NET LOSS PER SHARE:
  Basic and diluted.....................      $    (0.10)     $    (3.34) $     (6.80)  $   (5.49)  $     (6.50)
                                          ------------------  ----------  -----------  -----------  -----------
                                          ------------------  ----------  -----------  -----------  -----------
  Pro forma.............................                                                            $     (3.81)
                                                                                                    -----------
                                                                                                    -----------
SHARES USED IN COMPUTATION:
  Basic and diluted.....................       1,037,375       1,548,938    1,602,584   1,598,761     1,616,635
                                          ------------------  ----------  -----------  -----------  -----------
                                          ------------------  ----------  -----------  -----------  -----------
  Pro forma.............................                                                              2,066,975
                                                                                                    -----------
                                                                                                    -----------


                See notes to consolidated financial statements.

                         FLASHNET COMMUNICATIONS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                                       WARRANTS TO
                                                     COMMON STOCK       PURCHASE                       TOTAL
                                                 --------------------    COMMON      ACCUMULATED   SHAREHOLDERS'
                                                  SHARES     AMOUNT       STOCK        DEFICIT        DEFICIT
                                                 ---------  ---------  -----------  -------------  -------------
INCEPTION, SEPTEMBER 25, 1995
  Issuance of common stock.....................  1,037,375  $ 157,500   $      --   $          --  $     157,500
  Net loss.....................................         --         --          --        (106,850)      (106,850)
                                                 ---------  ---------  -----------  -------------  -------------
BALANCE, DECEMBER 31, 1995.....................  1,037,375    157,500          --        (106,850)        50,650
  Issuance of common stock.....................    557,013    305,000          --              --        305,000
  Issuance of warrants.........................         --         --     424,000              --        424,000
  Net loss.....................................         --         --          --      (5,174,919)    (5,174,919)
                                                 ---------  ---------  -----------  -------------  -------------
BALANCE, DECEMBER 31, 1996.....................  1,594,388    462,500     424,000      (5,281,769)    (4,395,269)
  Conversion of notes payable..................     19,500    195,000          --              --        195,000
  Warrants retired.............................         --     44,410     (44,410)             --             --
  Issuance of warrants.........................         --         --   3,332,000              --      3,332,000
  Net loss.....................................         --         --          --     (10,900,202)   (10,900,202)
                                                 ---------  ---------  -----------  -------------  -------------
BALANCE, DECEMBER 31, 1997.....................  1,613,888    701,910   3,711,590     (16,181,971)   (11,768,471)
  Conversion of notes payable (unaudited)......     10,200    102,000          --              --        102,000
  Exercise of warrants (unaudited).............      2,050      6,912      (6,891)             --             21
  Dividends related to issuance of redeemable
    preferred stock (unaudited)................         --         --          --      (2,632,684)    (2,632,684)
  Net loss (unaudited).........................         --         --          --      (7,876,440)    (7,876,440)
                                                 ---------  ---------  -----------  -------------  -------------
BALANCE, SEPTEMBER 30, 1998 (unaudited)........  1,626,138  $ 810,822   $3,704,699  $ (26,691,095) $ (22,175,574)
                                                 ---------  ---------  -----------  -------------  -------------
                                                 ---------  ---------  -----------  -------------  -------------

                See notes to consolidated financial statements.

                         FLASHNET COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                              PERIOD FROM
                                           SEPTEMBER 25, 1995   YEARS ENDED DECEMBER       NINE MONTHS ENDED
                                              (INCEPTION)                31,                 SEPTEMBER 30,
                                            THROUGH DECEMBER   -----------------------  -----------------------
                                                31, 1995          1996        1997         1997         1998
                                           ------------------  ----------  -----------  -----------  ----------
                                                                                              (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss...............................      $ (106,850)     $(5,174,919) $(10,900,202) ($8,784,029) $(7,876,440)
  Adjustments to reconcile net loss to
    net cash provided (used) in operating
    activities:
    Depreciation.........................           2,186         536,209    2,039,761   1,462,615    2,247,577
    Amortization of debt discount........              --          43,311      211,150     167,074    1,352,740
    Amortization of software licenses....              --           6,250       18,750      18,750       30,249
    Amortization of organizational
      costs..............................             625           2,500        5,946       3,703        6,733
    Provision for allowance for
      uncollectible accounts.............              --          28,414        6,654          --        7,469
    Gain on sale of equipment............              --              --       11,905       9,801           --
    Changes in assets and liabilities:
      Increase in accounts receivable....         (53,059)       (286,512)    (189,967)    (38,337)    (135,288)
      Increase in prepaid expenses and
        other current assets.............          (5,396)       (171,642)    (200,293)   (320,040)    (450,995)
      Increase in other assets...........              --         (58,345)     (53,576)    (38,022)          --
      Increase (decrease) in accounts
        payable and accrued
        liabilities......................          40,924       2,256,173    4,827,031   4,948,104   (1,932,947)
      Increase in deferred revenue.......          83,099       3,230,492    5,564,513   4,017,141    2,472,537
                                               ----------      ----------  -----------  -----------  ----------
        Net cash provided (used) by
          operating activities...........         (38,471)        411,931    1,341,672   1,446,760   (4,278,355)
                                               ----------      ----------  -----------  -----------  ----------
INVESTING ACTIVITIES:
  Purchases of property and equipment,
    net..................................         (81,673)       (966,845)  (4,663,538)   (577,040)    (651,380)
  Purchases of software licenses.........              --         (71,700)          --          --         (798)
  Proceeds from sale of equipment........              --              --      202,594      85,002           --
                                               ----------      ----------  -----------  -----------  ----------
        Net cash used in investing
          activities.....................         (81,673)     (1,038,545)  (4,460,944)   (492,038)    (652,178)
                                               ----------      ----------  -----------  -----------  ----------
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term
    debt and stock purchase warrants.....              --         635,000    6,500,000          --           --
  Principal payments under capital lease
    obligations..........................              --        (200,829)  (1,921,422) (1,065,135)  (1,079,519)
  Principal payments under convertible
    notes payable........................              --              --      (27,000)    (27,000)    (172,380)
  Proceeds from issuance of common
    stock................................         145,000         305,000                               102,021
  Proceeds from issuance of preferred
    stock................................              --              --           --          --    7,812,176
                                               ----------      ----------  -----------  -----------  ----------
        Net cash provided by financing
          activities.....................         145,000         739,171    4,551,578  (1,092,135)   6,662,298
                                               ----------      ----------  -----------  -----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................          24,856         112,557    1,432,306    (137,413)   1,731,765
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.................................              --          24,856      137,413     137,413    1,569,719
                                               ----------      ----------  -----------  -----------  ----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.................................      $   24,856      $  137,413  $ 1,569,719   $      --   $3,301,484
                                               ----------      ----------  -----------  -----------  ----------
                                               ----------      ----------  -----------  -----------  ----------
SUPPLEMENTAL INFORMATION:
  Cash paid for interest.................      $       --      $   88,342  $   512,377   $ 270,632   $  493,556
  Equipment acquired under capital leases
    and through issuance of warrants.....              --       4,618,435      858,587     858,587           --
  Additional common stock issued upon
    conversion of long-term debt.........              --              --      195,000     195,000      102,000
  Deemed dividends on redeemable
    preferred stock......................              --              --           --          --    2,632,684
  Stock issued for services..............          13,000              --           --          --           --


                See notes to consolidated financial statements.

                         FLASHNET COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL


    FlashNet Communications, Inc. and its wholly-owned subsidiaries, FlashNet Marketing, Inc. ("FlashNet Marketing") and FlashNet Telecom, Inc. ("FlashNet Telecom") (collectively referred to as the "Company") were organized on September 25, 1995, June 16, 1997 and May 18, 1998, respectively. The Company is a nationwide provider of consumer Internet access services and business services through a national network with 621 "points of presence" in 450 cities. FlashNet Marketing is a marketing organization designed to increase utilization of the Company's services through customer incentive marketing programs. FlashNet Telecom is licensed as the Company's competitive local exchange carrier.


    The Company's operations are subject to certain risks and uncertainties including, among others: (i) risks associated with technology and regulatory trends; (ii) evolving industry standards; (iii) dependence on its network infrastructure and suppliers; (iv) growth and acquisitions; (v) actual and prospective competition by entities with greater financial and other resources; and (vi) the development of the Internet market. There can be no assurance that the Company will be successful in achieving or sustaining profitability and positive cash flow in the future.

    GOING CONCERN BASIS

    The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced operating losses since its inception and its liabilities and redeemable preferred stock exceeded its assets by $22,175,574 at September 30, 1998. These factors raised substantial doubt at December 31, 1997 as to the Company's ability to continue as a going concern.

    The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing, as may be required and, ultimately, to attain profitable operations. Management is of the opinion that the Company will meet its obligations and sustain operations in 1998 and beyond by increasing its customer base, improving operations, controlling costs and obtaining additional financing to support its planned expenditures and operations. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

    MANAGEMENT ESTIMATES

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and revenues and expenses for the period. Actual results could differ significantly from those estimates.

    CONSOLIDATION

    Significant intercompany balances and transactions have been eliminated in consolidation.

                         FLASHNET COMMUNICATIONS, INC.

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
    CASH AND CASH EQUIVALENTS

    The Company considers all short-term, highly liquid investments with an original maturity date of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

    CREDIT RISK

    The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services, the use of preapproved charges to customer credit cards, and the ability to terminate access on delinquent accounts. The large number of customers comprising the customer base mitigates the concentration of credit risk.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of five years. Leasehold improvements are amortized over the shorter of the term of the related lease or the estimated useful lives of the assets.

    EQUIPMENT UNDER CAPITAL LEASE

    The Company leases certain of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, or the fair value of the assets under lease. Assets under these capital leases are depreciated over the shorter of the term of the related lease (generally 36 months) or the useful life of the asset.

    LONG-LIVED ASSETS


    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No such impairments have been identified to date. The Company assesses the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.


    REVENUE RECOGNITION


    Amounts received upon the sale or renewal of prepaid annual and monthly subscriptions are recorded as deferred revenue and amortized over the period in which service is provided. One-time nonrefundable subscriber set-up fees and initial distributor sign-up fees are recognized as earned. Additional fees earned by the Company upon early cancellation by a subscriber are recognized upon cancellation. Consulting and advertising revenues are recognized as services are provided.

                         FLASHNET COMMUNICATIONS, INC.

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

    COST OF REVENUES



    Cost of recurring revenue consist primarily of the monthly costs of telecommunications facilities necessary to provide subscriber services and are recognized as incurred. Costs of other revenues includes diskettes, other media, user guides and packaging and delivery costs associated with the materials provided to new subscribers and distributors and are recognized as incurred. New customer bonuses paid to distributors and continuing residual commission expenses are recognized as incurred.


    ADVERTISING COSTS

    The Company expenses all advertising costs as incurred. Advertising expense for the period from September 25, 1995 (Inception) through December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998 were $21,244, $3,725,080, $7,477,729 and $3,598,885 (unaudited), respectively.

    COMMON STOCK-BASED COMPENSATION


    The Company accounts for its employee stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25") and provides pro forma disclosures in the notes to the financial statements, as if the measurement provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") had been adopted. The Company has adopted SFAS No. 123 for stock based compensation related to nonemployees.


    INCOME TAXES

    The shareholders of the Company elected at inception that the Company be taxed as an S Corporation as provided by the Internal Revenue Code. As a result, income tax was not imposed at the corporate level and the Company's income or loss was reportable by the individual shareholders for Federal income tax purposes until the Company revoked its S Corporation status effective January 1, 1997.

    Deferred income taxes are provided in 1997 and 1998 under the liability method for temporary differences between revenue and expenses recognized for tax return and financial reporting purposes.

    NET LOSS PER SHARE

    Basic loss per share is computed using the weighted average number of common shares outstanding. Options, warrants and convertible securities are not included in the computation of diluted loss per share as the effects would be antidilutive. Pro forma loss per share (unaudited) reflects the assumed conversion of preferred stock (See Note 6).

    SOURCE OF SUPPLIES

    The Company relies on local telephone companies and other companies to provide data communications capacity. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

                         FLASHNET COMMUNICATIONS, INC.

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
    The Company attempts to maintain multiple vendors for its modems, terminal servers and high-performance routers, which are important components of its network. If the suppliers are unable to meet the Company's needs as it expands its network infrastructure, the Company may experience delays and increased costs, which would adversely affect operating results.

    RECENT ACCOUNTING PRONOUNCEMENTS


    In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure," which establishes standards for disclosing information about an entity's capital structure and is effective for financial statements for periods ending after December 15, 1997. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in the financial statements for fiscal years beginning after December 15, 1997. The FASB also issued, in June 1997, SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way public companies disclose information about operating segments, products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has determined that comprehensive income is the same as net income, and has made the disclosures under SFAS Nos. 129 and 131. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal quarters ending after June 15, 1999. The Company does not expect the adoption of SFAS No. 133 to have a material impact on its financial statements.


    RECLASSIFICATION

    Certain reclassifications have been made to prior period amounts to conform with the 1998 presentation.

    INTERIM FINANCIAL STATEMENTS

    The interim financial data for September 30, 1997 and 1998 is unaudited. In the opinion of the Company, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for the nine months ended September 30, 1997 and 1998 should not be regarded as necessarily indicative of the results of operations for any future period.

                         FLASHNET COMMUNICATIONS, INC.

2. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                             ---------------------------
                                                                 1996          1997
                                                             ------------  -------------  SEPTEMBER 30,
                                                                                              1998
                                                                                          -------------
                                                                                           (UNAUDITED)
Data communications equipment..............................  $  5,308,348  $  10,198,002  $  10,445,993
Office and other equipment.................................       296,331        644,585        973,483
Purchased software.........................................        62,274         93,764        168,254
                                                             ------------  -------------  -------------
                                                                5,666,953     10,936,351     11,587,730
Less accumulated depreciation..............................      (538,394)    (2,539,928)    (4,787,504)
                                                             ------------  -------------  -------------
                                                             $  5,128,559  $   8,396,423  $   6,800,226
                                                             ------------  -------------  -------------
                                                             ------------  -------------  -------------

    Property and equipment includes $4,618,435, $4,726,491 and $4,726,491 (unaudited) of data communications equipment under capital leases at December 31, 1996, 1997 and September 30, 1998, respectively. Depreciation expense charged to operations was $2,186, $536,209, $2,039,761 and $2,247,576
(unaudited) in the period from September 25, 1995 (Inception) through December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, respectively, and included $0, $249,347, $1,395,697 and $1,226,573 (unaudited), respectively, pertaining to property under capital leases.

3. CAPITAL LEASE OBLIGATIONS

    During 1996 and 1997, the Company entered into capital leases with minimum payments totaling $5,513,431 and $981,663, respectively, for new data communications equipment and other fixed assets. The Company's capital lease obligations are generally repayable in 36 monthly installments from the dates of purchase and include bargain purchase options at the end of the lease term.

    Future minimum lease payments under capital leases at September 30, 1998 are as follows:

                                                                                       (UNAUDITED)
1998.................................................................................  $    601,045
1999.................................................................................     1,879,597
2000.................................................................................        53,062
                                                                                       ------------
Total minimum lease payments.........................................................     2,533,704
Less amounts representing interest and approximately $55,000 of unamortized value
  attributed to warrants (see Note 6)................................................       254,997
                                                                                       ------------
Present value of future minimum lease payments.......................................     2,278,707
Less current portion.................................................................     2,056,183
                                                                                       ------------
                                                                                       $    222,524
                                                                                       ------------
                                                                                       ------------

4. CONVERTIBLE NOTES PAYABLE

    During 1996, the Company issued units of convertible notes payable totaling $635,000 and stock warrants exercisable at $0.01 per share for 52,070 shares of common stock, which were assigned a value of $175,000 (see Note 6). The remaining principal balance of the notes is due in July 1999 and bears

                         FLASHNET COMMUNICATIONS, INC.

4. CONVERTIBLE NOTES PAYABLE (CONTINUED)
12% annual interest, payable quarterly. At December 31, 1996 and 1997 and September 30, 1998, the notes payable are presented net of approximately $151,000, $67,000 and $28,000 (unaudited) respectively, in unamortized discount. After giving effect to the value assigned to the warrants, the notes payable bear an approximate effective annual interest rate of 25%. The outstanding balance of the notes payable is convertible at $10 per share into an aggregate of 20,130 (unaudited) shares of the Company's common stock at July 31, 1999.

5. NOTE PAYABLE

    In December 1997, the Company entered into an agreement with a vendor to borrow $6,500,000. Warrants initially exercisable at $0.01 per share for 400,000 shares of the Company's common stock were issued as part of the agreement and were assigned a value of $3,332,000 (see Note 6). Substantially all of the Company's assets serve as collateral to the note payable. The principal balance of the note payable is due and payable on the earliest of December 28, 1999, an initial public offering by the Company providing gross proceeds in excess of $12 million or change of control. Interest accrues at 6.0% per annum and is payable monthly. At December 31, 1997 and September 30, 1998 (unaudited), the principal balance outstanding is $6,500,000 and is presented net of approximately $3,332,000 and $2,086,000 (unaudited), respectively, in unamortized discount. After giving effect to the value assigned to the warrants, the note payable bears an approximate effective annual interest rate of 35%.

6. CAPITAL STOCK

    At September 30, 1998 the Company has reserved shares of common stock for issuance as follows:

                                                                                               SHARES
                                                                                             -----------
                                                                                             (UNAUDITED)
Convertible notes payable..................................................................      20,130
Convertible preferred stock................................................................   1,364,085
Warrants...................................................................................     502,905
Stock options..............................................................................     244,757
                                                                                             -----------
                                                                                              2,131,877
                                                                                             -----------
                                                                                             -----------

    REDEEMABLE CONVERTIBLE PREFERRED STOCK (UNAUDITED)

    In May and August 1998, the Company issued a total of 1,364,085 shares of its redeemable Series A Convertible Preferred Stock to investors including, among others, affiliates of certain directors of the Company for $8,280,000 and incurred stock issuance costs of $467,824. The Company has recorded dividends of $2,632,684 for the deemed difference on the date of issuance between the issuance price of the Preferred Stock and the fair value of the common stock into which the Preferred Stock is convertible. Each share of the Series A Convertible Preferred Stock is convertible into one share, adjusted for stock splits or recapitalizations, of the Company's common stock at the option of the holder and is automatically converted upon consummation of an underwritten public offering of the Company's common stock in which the proceeds are at least $15 million, and which reflects a pre-offering valuation of the Company's outstanding equity of at least $50 million. Assuming conversion of the Series A Convertible Preferred Stock into shares of common stock on September 30, 1998, the pro

                         FLASHNET COMMUNICATIONS, INC.

6. CAPITAL STOCK (CONTINUED)
forma number of, and stated value of common stock shares outstanding would be 2,990,223 and $11,255,682 (unaudited), respectively.

    Holders of Series A Convertible Preferred Stock are entitled to voting rights equivalent to the number of common shares issuable if converted. The Series A Convertible Preferred stockholders have the exclusive right to elect two sevenths of the members of the board of directors but do not participate with the holders of Common Stock in the election of other directors. The holders of the Series A Convertible Preferred Stock have the right to require redemption after November 7, 2000. The Company may redeem all outstanding shares after May 7, 2003. While the Series A Convertible Preferred Stock is outstanding, no dividends may be declared or paid on any other capital stock of the Company. The holders of the Company's Series A Convertible Preferred Stock have a liquidation preference equal to their initial investment. Any assets remaining after the preferred liquidation preference will be distributed to the holders of common stock.

    WARRANTS


    During 1996, the Company entered into an agreement to issue warrants to purchase shares of common stock at $0.01 per share in connection with a lease line for equipment. The 52,885 warrants were assigned a value of $249,000 and will expire at the later of the termination of the lease line or July 1999.


    Warrants issued with the Company's convertible notes payable are exercisable at $0.01 per share through July 1999 for 50,020 shares. Warrants issued with the Company's note payable are exercisable at $0.01 per share for 400,000 shares through the later of December 2007 or the fifth anniversary of a defined initial public offering.

    STOCK OPTIONS


    During 1997, the Company adopted a Stock Incentive Plan (the "Plan"). The Plan provides for the issuance of incentive and non-qualified stock options to key employees and directors of the Company. The total number of shares of common stock authorized and reserved for issuance under the Plan is 239,857 shares. As of September 30, 1998, options to purchase 62,997 shares of common stock remained available for grant under the Plan. Options vest over periods ranging from 0 to 5 years. At September 30, 1998, options granted prior to the adoption of the Plan to purchase 4,900 shares were

                         FLASHNET COMMUNICATIONS, INC.

6. CAPITAL STOCK (CONTINUED)
outstanding and fully vested. Stock option activity from January 1, 1996 through September 30, 1998 is summarized by the following:

                                                                                              EXERCISABLE
                                                                                        ------------------------
                                                                            WEIGHTED                  WEIGHTED
                                                                 NUMBER      AVERAGE      NUMBER       AVERAGE
                                                                   OF       EXERCISE        OF        EXERCISE
                                                                 OPTIONS      PRICE       OPTIONS       PRICE
                                                                ---------  -----------  -----------  -----------
January 1, 1996...............................................     --          --           --           --
  Granted.....................................................     19,700   $    3.65
                                                                ---------
December 31, 1996.............................................     19,700        3.65        7,500    $    2.45
  Granted.....................................................     45,000        5.33
  Cancelled...................................................    (27,800)       4.58
                                                                ---------
December 31, 1997.............................................     36,900        5.00       27,900         4.03
  Granted (unaudited).........................................     60,725        8.00
  Cancelled (unaudited).......................................    (32,000)       5.00
                                                                ---------
September 30, 1998 (unaudited)................................     65,625        7.78       14,900         7.01
                                                                ---------
                                                                ---------

    Options outstanding as of September 30, 1998 (unaudited) are as follows:

                                                                                 WEIGHTED
                                                                                  AVERAGE
EXERCISE                                                             OPTIONS     YEARS TO     CURRENTLY
PRICE                                                              OUTSTANDING  EXPIRATION   EXERCISABLE
-----------------------------------------------------------------  -----------  -----------  -----------
$5.00............................................................       4,900        10.00        4,900
 8.00............................................................      60,725         4.13       10,000
                                                                   -----------               -----------
                                                                       65,625         4.57       14,900
                                                                   -----------               -----------
                                                                   -----------               -----------

    The Company applies the provisions of APB No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized as the exercise price assigned to the options at the date of grant equalled or exceeded the estimated fair market value. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates

                         FLASHNET COMMUNICATIONS, INC.

6. CAPITAL STOCK (CONTINUED)
for awards consistent with the method prescribed by SFAS No. 123, the Company's pro forma net loss attributable to common shareholders and loss per share would have been as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                -----------------------------
                                                    1996            1997
                                                -------------  --------------   NINE MONTHS
                                                                                   ENDED
                                                                               SEPTEMBER 30,
                                                                                    1998
                                                                               --------------
                                                                                (UNAUDITED)
Net loss attributable to common shareholders:
  Actual......................................  $  (5,174,919) $  (10,900,202) $  (10,509,124)
  Pro forma...................................  $  (5,180,919) $  (10,922,202) $  (10,525,124)
Basic and diluted loss per share:
  Actual......................................  $       (3.34) $        (6.80) $        (6.50)
  Pro forma...................................  $       (3.35) $        (6.82) $        (6.51)

    The weighted average fair value of options granted during 1996, 1997 and 1998 was estimated at $2.30, $1.90 and $1.60 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the grants: risk-free interest rates of 6.00% in 1996 and 1997 and 5.00% in 1998, dividend yield of 0%, expected lives of three years in 1996, 1997 and 1998 and no expected volatility (because the Company's stock has not been publicly traded).

7. COMMITMENTS AND CONTINGENCIES

    COMMITMENTS

    Guaranteed monthly levels of telecommunication services with certain of the Company's telecommunication vendors at September 30, 1998 aggregate to the following annual amounts:

PERIOD ENDING DECEMBER 31,                                                        (UNAUDITED)
--------------------------------------------------------------------------------
1998............................................................................  $    472,000
1999............................................................................     1,465,000
2000............................................................................       135,000
                                                                                  ------------
                                                                                  $  2,072,000
                                                                                  ------------
                                                                                  ------------

    The Company leases certain of its facilities and billboards under non-cancelable operating leases expiring in various years through 2000. Total rent expense for all operating leases amounted to $2,740, $287,896, $1,806,054 and $1,360,874 (unaudited) in the period from September 25, 1995 (inception) through December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended

                         FLASHNET COMMUNICATIONS, INC.

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
September 30, 1998, respectively. Future minimum lease payments under non-cancelable operating leases as of September 30, 1998 are as follows:

PERIOD ENDING DECEMBER 31,                                                        (UNAUDITED)
--------------------------------------------------------------------------------
1998............................................................................  $    628,000
1999............................................................................     1,820,000
2000............................................................................       832,000
2001............................................................................       151,000
                                                                                  ------------
                                                                                  $  3,431,000
                                                                                  ------------
                                                                                  ------------

    CONTINGENCIES

    The Company is subject to certain claims and legal proceedings that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition, operating results or cash flows of the Company.

8. INCOME TAXES

    No provision for income taxes has been recognized as the Company incurred net operating losses for income tax purposes. Deferred tax assets and liabilities consist of:

                                                                  DECEMBER 31,
                                                                      1997
                                                                  -------------  SEPTEMBER 30,
                                                                                     1998
                                                                                 -------------
                                                                                  (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforwards..............................  $   3,500,000   $ 6,200,000
  Book depreciation in excess of tax............................        150,000       250,000
  Other.........................................................                      100,000
                                                                  -------------  -------------
    Total deferred tax assets...................................      3,650,000     6,550,000
Deferred tax liabilities........................................             --            --
                                                                  -------------  -------------
Net deferred tax asset..........................................      3,650,000     6,550,000
Valuation allowance.............................................     (3,650,000)   (6,550,000)
                                                                  -------------  -------------
                                                                  $          --   $        --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The Company has provided a valuation allowance for net deferred tax assets, as it is more likely than not that these assets will not be realized.

    At September 30, 1998, the Company has net operating loss carryforwards of approximately $16 million (unaudited) for income tax purposes. These net operating loss carryforwards begin to expire in 2012 and may be limited in their use due to significant changes in the Company's ownership.

                         FLASHNET COMMUNICATIONS, INC.

8. INCOME TAXES (CONTINUED)
    The differences between the Company's effective tax rate and the federal statutory rate of 34% are as follows:

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1997
                                                                  -----------------  NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                           1998
                                                                                     -----------------
                                                                                        (UNAUDITED)
Income tax benefit at statutory rate............................           (34)%              (34)%
State tax benefit, net of federal benefit.......................            (3)                (3)
Valuation allowance.............................................            37                 37
                                                                            --                 --
Total income tax expense........................................            --%                --%
                                                                            --                 --
                                                                            --                 --

9. EMPLOYEE SAVINGS PLAN

    During 1997, the Company began sponsoring an employee savings plan under
Section 401(k) of the Internal Revenue Code. The plan does not provide for Company contributions.

10. FAIR VALUE OF INSTRUMENTS

    The Company has estimated the fair value of financial instruments as of December 31, 1996 and 1997 and September 30, 1998. The estimated fair value amounts are determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    The Company's financial instruments include: accounts receivable, accounts payable, notes payable and capital leases. The Company has estimated that the carrying amount of accounts receivable and accounts payable approximates fair value due to the short-term maturities of these instruments.

    The Company's notes payable bear fixed interest rates and are privately placed with unique terms and no active market. The fair value of such financial instruments was determined by discounting future cash flows at current market yields, which were determined based on the market yields for similar instruments with similar terms. The following is a summary of both the carrying values and fair values of such instruments.

                                              DECEMBER 31,
                           --------------------------------------------------
                                    1996                      1997                 SEPTEMBER 30, 1998
                           ----------------------  --------------------------  --------------------------
                           HISTORICAL               HISTORICAL                  HISTORICAL
                            CARRYING                 CARRYING                    CARRYING
                             AMOUNT    FAIR VALUE     AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                           ----------  ----------  ------------  ------------  ------------  ------------
Convertible notes
  payable................  $  484,000  $  482,000  $    346,000  $    348,000  $    173,000  $    209,000
Note payable.............          --          --     3,168,000     3,009,000     4,414,000     4,536,000

                         FLASHNET COMMUNICATIONS, INC.

11. VALUATION AND QUALIFYING ACCOUNTS



    The following table sets forth activity in the Company's reserve accounts:



                                            BALANCE AT   CHARGES TO
                                             BEGINNING   OPERATIONS   DEDUCTIONS   END OF PERIOD
                                            -----------  -----------  -----------  -------------
Accounts Receivable Balance...............
Period ended December 31, 1996............   $       0    $  28,414    $       0     $  28,414
Year ended December 31, 1997..............      28,414      100,000       93,346        35,068
Period ended September 30, 1998...........      35,068       11,640        4,172        42,536


11. SUBSEQUENT EVENTS (UNAUDITED)


    During November and December 1998, options to purchase 47,645 shares of common stock at $12 per share were granted to an officer and an employee of the Company under the Plan. During December 1998, options to purchase 79,990 and 5,000 shares of common stock at $30 per share and $20 per share, respectively, were granted to a director, officers and a consultant. During January, 1999, options to purchase 44,395 and 4,700 shares of common stock at $20 per share and $30 per share, respectively, were granted to a director, officer and employees. Such options vest over periods ranging from 0 to 5 years and expire over periods ranging from 2 to 10 years.


    The Company's Board of Directors has authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering.


    During January 1999 the Company entered into a $5 million term loan agreement with Goldman Sachs Credit Partners L.P. ("Goldman"). The term loan matures January 15, 2000, initially bears interest at 13%, is subject to a repayment fee and is secured by a second lien on the Company's assets. As part of this financing, a Goldman affiliate obtained the right to acquire within 180 days of the consumation of the Company's proposed initial public offering up to $5 million of the Company's common stock at the initial public offering price.

                            // Inside Back Cover //

    Graphic depicts FlashNet's Internet home page. The FlashNet name and logo are on the top of the home page and the FlashNet mission statement is written beneath. The text of the mission statement states:

    "FlashNet Communications is committed to serving its customers with pride, friendliness and enthusiasm. FlashNet's mission is to make Internet access easy and affordable for the mainstream Internet user while at the same time maximizing our return on investment. FlashNet is committed to providing a stable work environment for its employees, along with the opportunity for personal growth and professional fulfillment. FlashNet encourages creativity and innovation in our employees and we value their expression of individuality in service to our customers.

    FlashNet believes that the Internet should be affordable for everyone and that people from all walks of life should have access to all that the Internet has to offer. FlashNet is a responsible member of the local community. This means we support organizations, both local and national, that are committed to improving the opportunities and standard of living from our neighbors. We believe in helping provide access to technology to the underprivileged who would otherwise suffer greatly because of their lack of access to innovations and advances such as the Internet. FlashNet would like to help bridge the skills and knowledge gap so that those among us who are less fortunate can have access to the same opportunities we have. In this regard, FlashNet supports various charitable groups around the nation.

    FlashNet believes the potential uses for the Internet have only begun to be explored. The next several years should be one of the most exciting times in our nation's history and FlashNet intends to remain at the forefront of providing Internet access to everyone. FlashNet believes that the market in affordable consumer-based access to the Internet offers substantial opportunity for the Company and its business partners today, tomorrow and beyond."

                            // OUTSIDE BACK COVER //

    Graphic depicts FlashNet's logo in the center of the page.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

    All capitalized terms used and not defined in Part II of this Registration Statement shall have the meaning assigned to them in the prospectus which forms a part of this Registration Statement.

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee..........................................  $    12,788
                                                                -----------
NASD fee......................................................        5,100
                                                                -----------
Nasdaq National Market listing fee............................            *
Printing and engraving expenses...............................            *
Legal fees and expenses.......................................            *
Accounting fees and expenses..................................            *
Blue sky fees and expenses....................................            *
Transfer agent fees...........................................            *
Miscellaneous.................................................            *
                                                                -----------
    Total.....................................................  $         *
                                                                -----------
                                                                -----------

------------------------

*   To be included by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    The registrant has authority under Articles 2.02A.(16) and 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The registrant's Restated Articles of Incorporation permit indemnification of directors and officers to the fullest extent permitted by law.



    The Texas Business Corporation Act provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:



    - Conducted himself in good faith;



    - Reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interests; and



    - In the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.



    A corporation may indemnify a person under the Texas Business Corporation Act against judgments, penalties, (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

    A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.


    Article Twelve of the registrant's Restated Articles of Incorporation provides that, to the fullest extent permitted by the Texas Business Corporation Act as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director.



    Prior to consummation of this offering, the registrant will enter into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Texas Business Corporation Act.


    The registrant currently carries directors and officers liability insurance with policy limits of $2,000,000.

    Reference is made to Section   of the underwriting agreement to be filed as
Exhibit 1.1 hereto, indemnifying the officers and directors of the registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since its formation on September 25, 1995, the registrant has issued and sold or otherwise transferred the below listed unregistered securities. These issuance's were deemed exempt from registration under the Securities Act in reliance on either (i) Section 4(2) of the Securities Act, as transactions not involving any public offering, or (ii) Rule 701 promulgated under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.


1. Soon after its formation, FlashNet issued 218,750 shares of common stock to Albert Lee Thurburn, FlashNet's Chairman of the Board and Chief Executive Officer, and 93,750 shares of common stock to Michael Scott Leslie, FlashNet's President, in exchange for services rendered to FlashNet prior to September 28, 1995. Such shares were deemed to have an aggregate value, as of the date of issuance, which value was determined in good faith by the Board of Directors, of $8,750 in the case of Mr. Thurburn, and $3,750, in the case of Mr. Leslie.



2. On January 27, 1996, FlashNet sold a total of 1,250,000 shares of common stock for an aggregate purchase price of $250,000. Michael Scott Leslie, FlashNet's President, purchased 187,500 of such shares and the remaining shares were sold to independent investors.



3. From July 1996 through December 1996, FlashNet sold a total of $635,000 in principal amount of 12% convertible notes, together with warrants to purchase a total of 52,070 shares of common stock at an exercise price of $.01 per share, to a total of 25 purchasers. Each purchaser is a party to a separate purchase agreement dated as of July 8, 1996. Interest accrues at the rate of 12% per annum and is to be paid on January 31, April 30, July 31 and October 31 of each year. FlashNet was required to pay one-third of the original principal amount of the notes on each of July 31, 1997 and July 31, 1998, except to the extent converted. The remaining unpaid or unconverted principal balance of the notes is due July 31, 1999. The principal amount of the notes is convertible into common stock at a rate of $10.00 per share, subject to adjustment solely for stock splits or combinations. The warrants are exercisable in whole or in part at any time after December 31, 1996 and prior to July 31, 1999. A total of $80,000 in principal amount of the notes and warrants to purchase a total of 6,560 shares of common stock were sold to executive officers and directors of the registrant and the remaining notes and warrants were sold to independent investors. As of September 30, 1998,



    - The remaining outstanding principal of the notes was $201,33, $24,000 of which was held by affiliates,

    - A total of $297,000 in principal amount of the notes had been converted into 29,700 shares of common stock, 5,600 of which are held by affiliates; and



    - Warrants to acquire 50,020 shares of common stock were outstanding and unexercised, of which warrants to purchase 6,560 shares of common stock were held by affiliates.



4.  In December 1996, FlashNet sold 31,888 shares of our common stock to Stephen
    B. Markwardt, a director of FlashNet, for a cash purchase price of $200,000.



5. On May 7, 1998, FlashNet sold 749,587 shares of our newly designated Series A Convertible Preferred Stock for a total cash purchase price of $4,550,000. An additional 614,498 shares of the preferred stock were sold on August 3, 1998 for a total cash purchase price of $3,730,000. Of the 1,364,085 shares sold, 984,351 shares were sold to entities who were controlled by or became affiliates as a result of their purchase and 379,734 shares were sold to independent investors.



6. On January 15, 1999, FlashNet entered into a Term Loan Agreement with Goldman Sachs Credit Partners L.P., pursuant to which FlashNet immediately received a fully funded $5 million term loan. The term loan matures on January 15, 2000 and is secured by a lien on all of FlashNets assets and the assets of its subsidiaries, ranking second in priority after a lien securing the $6.5 million promissory note payable to Ascend. There is no required payment of principal of the term loan prior to the maturity date. Interest accrues on the unpaid principal of the term loan at the rate of 13% per annum and will be added monthly to principal for the first six months of the loan. In the event that the term loan is not fully repaid by July 15, 1999, the interest rate increases to 15.5%, to apply retroactively, with recalculations of the interest added to principal as if the rate had been 15.5% beginning January 15, 1999. The first payment of interest is to be made on August 15, 1999. Thereafter interest payments are to be made monthly until the maturity date. At repayment of the term loan, FlashNet must also pay Goldman Sachs Credit Partners L.P. a repayment fee, the amount of which, expressed as a percentage of the unpaid principal, increases as the maturity date approaches. The applicable percentage relating to the repayment fee will range from 1.125% to 4.500%, which percentage will be determined as of the date of the payment of any principal of the term loan. As part of the Goldman Sachs Credit Partners L.P. financing, FlashNet also entered into a Common Stock Purchase Option which provides Goldman Sachs Credit Partners L.P.'s assignee, Goldman Sachs & Co., a right to elect, at any time during the 180 day period after the consummation of this offering, to purchase FlashNet common stock in an amount equal to the original principal amount of the term loan. The price for the common stock so purchased will be the per share price at which shares are issued to the public in this offering. If the term loan is repaid in full prior to July 15, 1999, no repayment fee will be due, and if previously paid will be refunded, on any portion of the term loan which is effectively converted to common stock by Goldman Sachs & Co.'s exercise of the investment option.

7. FlashNet has from time to time granted to employees options to purchase common stock. The following table sets forth certain information regarding such grants:



                                                                                 NUMBER OF SHARES    EXERCISE PRICES
                                                                                UNDERLYING OPTIONS      PER SHARE
                                                                                -------------------  ---------------
Inception through September 30, 1996..........................................             N/A                N/A

October 1, 1996 through September 30, 1997....................................          10,000          $    2.00
                                                                                         5,000          $    2.67
                                                                                         5,000          $    4.00
                                                                                        27,700          $    5.00
                                                                                         8,000          $    6.00
                                                                                         9,000          $    8.00

October 1, 1997 through the date hereof.......................................          60,725          $    8.00
                                                                                        47,645          $   12.00
                                                                                        49,395          $   20.00
                                                                                        84,690          $   30.00


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A)  EXHIBITS.


1.1*       Underwriting Agreement.

3.1 TRIANGLE Restated Articles of Incorporation of the Company, dated February 18, 1998.

3.2 TRIANGLE Certificate of Designations of Series A Convertible Preferred Stock of FlashNet,
             dated May 7, 1998 and Statement of Increase in Number of Shares of Series A
             Convertible Preferred Stock of FlashNet, dated July 31, 1998.

3.3 TRIANGLE Bylaws of FlashNet, adopted September 27, 1995.

3.4 TRIANGLE Form of Restated Articles of Incorporation of FlashNet, as in effect upon closing of this offering.

3.5 TRIANGLE Form of Bylaws of FlashNet, as in effect upon closing of this offering.

4.1 TRIANGLE 12% Convertible Notes Purchase Agreement, dated July 8, 1996, between FlashNet and a purchaser of such notes. Each purchaser is a party to an identical agreement with FlashNet.

4.2 TRIANGLE Common Stock Purchase Agreement, dated December 5, 1996, between FlashNet and
             Stephen B. Markwardt.

4.3 TRIANGLE Secured Promissory Note, dated December 10, 1997, payable by FlashNet to Ascend
             Communications, Inc.

4.4 TRIANGLE Warrant to Purchase Common Stock, issued by FlashNet to Ascend Communications,
             Inc. on December 10, 1997.

4.5 TRIANGLE Stock Purchase Agreement, dated May 7, 1998, by and among FlashNet, Apogee Fund
             LP, Emmett M. Murphy, ISP Investors, L.P., Scott M. Kleberg, J. Luther King,
             Jr., Scott C. Hollmann, and Fourteen Hill Capital, LP.

4.6 TRIANGLE Registration Rights Agreement, dated May 7, 1998, by and among FlashNet and the investors named in 4.5 above.

4.7 TRIANGLE First Amendment to Stock Purchase Agreement, dated August 3, 1998, by and among
             Apogee Fund LP; Emmett M. Murphy; ISP Investors, L.P.; Scott M. Kleberg; J.
             Luther King, Jr.; Scott C. Hollmann; Fourteen Hill Capital, LP; Applied
             Telecommunications Technologies, Inc.; Paul Castro; UD Donna Manning IRA; Faith
             Griffin; Youssef Squali; Jeffrey N. Wilkes; George P. Jenkins Insurance Trust,
             U/A 6/28/91, James P. Jenkins, Robert N. Jenkins and Richard G. Jenkins,
             Trustees; James P. Jenkins; Frank A. Klepetko; Q Ventures, L.P. and FlashNet.

4.8 TRIANGLE First Amendment to Registration Rights Agreement, dated August 3, 1998, by and among the investors named in 4.7 above and FlashNet.

4.9        Term Loan Agreement, dated January 15, 1999, between FlashNet and Goldman Sachs
             Credit Partners L.P.

4.10       Term Note, dated January 15, 1999, payable by FlashNet to Goldman Sachs Credit
             Partners L.P.

4.11       Borrower Pledge and Security Agreement, dated January 15, 1999, between FlashNet and Goldman Sachs Credit Partners L.P.

4.12       Subsidiary Pledge and Security Agreement, dated January 15, 1999, between
             FlashNet's subsidiaries and Goldman Sachs Credit Partners L.P.

4.13       Trademark Security Agreement, dated January 15, 1999, between FlashNet and
             Goldman Sachs Credit Partners L.P.

4.14       Common Stock Purchase Option, dated January 15, 1999, between FlashNet and
             Goldman Sachs Credit Partners L.P.

4.15       Second Amendment to Registration Rights Agreement, dated January 15, 1999, by and among the Investors named in 4.7 above, Flashnet and Goldman Sachs Credit
             Partners L.P.

4.16*      Specimen Certificate for shares of common stock.

5.1*       Opinion of Cantey & Hanger, L.L.P.

5.2*       Opinion of Brobeck, Phleger & Harrison LLP

10.1+      Master Lease Agreement, dated June 7, 1996, between FlashNet, as Lessee, and
             Ascend Credit Corporation, as Lessor.

10.2 TRIANGLE Master Lease Agreement, dated October 31, 1996, between FlashNet, as Lessee, and
             Shiva Corporation, as Lessor.

10.3 TRIANGLE Letter lease agreement, dated September 27, 1996, between FlashNet and U.S.
             Robotics

10.4 TRIANGLE Letter lease agreement, dated October 14, 1996, between FlashNet and U.S.
             Robotics

10.5+      Master Lease Agreement, dated June 12, 1997, between FlashNet, as Lessee, and EMC
             2 Corporation, as Lessor.

10.6 TRIANGLE Warrant letter agreement, dated July 31, 1996, between FlashNet and ACSI Advanced
             Technologies, Inc.

10.7 TRIANGLE Letter agreement, dated June 17, 1997, between FlashNet and ACSI Advanced Data
             Services, Inc. (successor to ACSI Advanced Technologies, Inc.)

10.8 TRIANGLE Management Consulting Services Agreement, dated June 17, 1997, between FlashNet and ACSI Advanced Data Services, Inc.

10.9 TRIANGLE WebSite Management Company, Inc. 1997 Stock Incentive Plan.

10.10 TRIANGLE Office Lease, dated June 14, 1996, between FlashNet, as Tenant, and Colonial
             Savings, F. A., as Landlord, including Addendum, dated May 23, 1997.

10.11+     Lease Agreement, dated February 13, 1998, between FlashNet and Leonard
             Properties.

10.12 TRIANGLE Merchant Bank Credit Card Agreement, dated June 29, 1998, between FlashNet and
             First Charter Bank, N.A.

10.13 TRIANGLE Agreement, dated December 12, 1997, between FlashNet and Summit National Bank.

10.14 TRIANGLE Netscape Communications Corporation Network Service Provider Distribution
             Agreement, dated March 26, 1996, between FlashNet and Netscape Communications
             Corporation.

10.15+     Software License and Support Agreement, dated August 28, 1998, between FlashNet and Portal Software, Inc.

10.16 TRIANGLE Software Distribution and Licensing Agreement, dated December 24, 1996, between
             FlashNet and Solid Oak Software, Inc.

10.17+     Shopsite Distributor Agreement, dated June 11, 1998, between FlashNet and Open
             Market, Inc.

10.18+     PSINet Wholesale Usage Agreement, dated February 17, 1998, between FlashNet and
             PSINet, Inc. and Amendment No. 1 to PSINet Wholesale Usage Agreement, dated
             November 10, 1998

10.19 TRIANGLE Noncompetition and Nondisclosure Agreement, dated May 7, 1998, by and between
             FlashNet and A. Lee Thurburn.

10.20 TRIANGLE Noncompetition and Nondisclosure Agreement, dated May 7, 1998, by and between
             FlashNet and Michael Scott Leslie.

10.21 TRIANGLE Letter Agreement between FlashNet and Andrew N. Jent, dated November 3, 1998.

10.22 TRIANGLE Letter Agreement between FlashNet and Terri Frey, dated June 24, 1998.

10.23      Letter Agreement between FlashNet and R. Todd Wallace, dated March 23, 1998.

10.24      Letter Agreement between FlashNet and M. Edward Mayhugh, dated May 27, 1998.

10.25      Letter Agreement between FlashNet and Russel A. Wiseman, dated January 7, 1999.

21.1 TRIANGLE Subsidiaries of FlashNet.

23.1       Consent of Deloitte & Touche LLP

23.2       Consent of Cantey & Hanger, L.L.P. Reference is made to Exhibit 5.1.

23.3       Consent of Brobeck, Phleger & Harrison LLP. Reference is made to Exhibit 5.2.

24.1       Power of Attorney (see page II-7).

27.1 TRIANGLE Financial Data Schedule


------------------------

*   To be included by amendment.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.


 TRIANGLE  Previously filed.

    (B)  FINANCIAL STATEMENT SCHEDULES.


    No financial statement schedules of FlashNet are included in Part II of this registration statement because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.


ITEM 17.  UNDERTAKINGS.

    The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Texas Business Corporation Act, the Restated Articles of Incorporation or the Bylaws of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


    The undersigned registrant hereby undertakes that:

        1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on January 29, 1999.



                                FLASHNET COMMUNICATIONS, INC.

                                By:           /s/ MICHAEL SCOTT LESLIE
                                     -----------------------------------------
                                                Michael Scott Leslie
                                       PRESIDENT, AND CHIEF OPERATING OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman and Chief
     ALBERT LEE THURBURN*         Executive Officer
------------------------------    (principal executive       January 29, 1999
     Albert Lee Thurburn          officer)

   /s/ MICHAEL SCOTT LESLIE
------------------------------  President, Chief Operating   January 29, 1999
     Michael Scott Leslie         Officer and Director

                                Executive Vice President,
                                  Chief Financial Officer
       ANDREW N. JENT*            and Secretary (principal
------------------------------    financial officer and      January 29, 1999
        Andrew N. Jent            principal accounting
                                  officer)

     JOHN B. KLEINHEINZ*
------------------------------  Director                     January 29, 1999
      John B. Kleinheinz

       JAMES A. RYFFEL*
------------------------------  Director                     January 29, 1999
       James A. Ryffel

      KEVIN A. STADTLER*
------------------------------  Director                     January 29, 1999
      Kevin A. Stadtler

    JAMES B. FRANCIS, JR.*
------------------------------  Director                     January 29, 1999
    James B. Francis, Jr.



*By:      /s/ MICHAEL SCOTT
               LESLIE
      -------------------------
        Michael Scott Leslie
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


1.1*       Underwriting Agreement.

3.1 TRIANGLE Restated Articles of Incorporation of the Company, dated February 18, 1998.

3.2 TRIANGLE Certificate of Designations of Series A Convertible Preferred Stock of the
             Company, dated May 7, 1998 and Statement of Increase in Number of Shares of
             Series A Convertible Preferred Stock of the Company, dated July 31, 1998.

3.3 TRIANGLE Bylaws of the Company, adopted September 27, 1995.

3.4 TRIANGLE Form of Restated Articles of Incorporation of the Company, as in effect upon closing of this offering.

3.5 TRIANGLE Form of Bylaws of the Company, as in effect upon closing of this offering.

4.1 TRIANGLE 12% Convertible Notes Purchase Agreement, dated July 8, 1996, between the Company and a purchaser of such notes. Each purchaser is a party to an identical agreement with the Company.

4.2 TRIANGLE Common Stock Purchase Agreement, dated December 5, 1996, between the Company and
             Stephen B. Markwardt.

4.3 TRIANGLE Secured Promissory Note, dated December 10, 1997, payable by the Company to
             Ascend Communications, Inc.

4.4 TRIANGLE Warrant to Purchase Common Stock, issued by the Company to Ascend Communications,
             Inc. on December 10, 1997.

4.5 TRIANGLE Stock Purchase Agreement, dated May 7, 1998, by and among the Company, Apogee
             Fund LP, Emmett M. Murphy, ISP Investors, L.P., Scott M. Kleberg, J. Luther
             King, Jr., Scott C. Hollmann, and Fourteen Hill Capital, LP.

4.6 TRIANGLE Registration Rights Agreement, dated May 7, 1998, by and among the Company and the investors named in 4.5 above.

4.7 TRIANGLE First Amendment to Stock Purchase Agreement, dated August 3, 1998, by and among
             Apogee Fund LP; Emmett M. Murphy; ISP Investors, L.P.; Scott M. Kleberg; J.
             Luther King, Jr.; Scott C. Hollmann; Fourteen Hill Capital, LP; Applied
             Telecommunications Technologies, Inc.; Paul Castro; UD Donna Manning IRA; Faith
             Griffin; Youssef Squali; Jeffrey N. Wilkes; George P. Jenkins Insurance Trust,
             U/A 6/28/91, James P. Jenkins, Robert N. Jenkins and Richard G. Jenkins,
             Trustees; James P. Jenkins; Frank A. Klepetko; Q Ventures, L.P. and the
             Company.

4.8 TRIANGLE First Amendment to Registration Rights Agreement, dated August 3, 1998, by and among the investors named in 4.7 above and the Company.

4.9        Term Loan Agreement dated January 15, 1999, between FlashNet and Goldman Sachs
             Credit Partners L.P.

4.10       Term Note dated January 15, 1999, payable by FlashNet to Goldman Sachs Credit
             Portfolio L.P.

4.11       Borrower Pledge and Security Agreement, dated January 15, 1999, between FlashNet and Goldman Sachs Credit Partners L.P.

4.12       Subsidiary Pledge and Security Agreement, dated January 15, 1999, between
             FlashNet's subsidiaries and Goldman Sachs Credit Partners L.P.

4.13       Trademark Security Agreement, dated January 15, 1999, between FlashNet and
             Goldman Sachs Credit Partners L.P.

4.14       Common Stock Purchase Option dated January 15, 1999, between FlashNet and Goldman
             Sachs Credit Partners L.P.

4.15       Second Amendment to Registration Rights Agreement, dated January 15, 1999, by and among the Investors named in 4.7 above, Flashnet and Goldman Sachs Credit
             Partners L.P.

4.16*      Specimen Certificate for shares of common stock.

5.1*       Opinion of Cantey & Hanger, L.L.P.

5.2*       Opinion of Brobeck, Phleger & Harrison LLP

10.1+      Master Lease Agreement, dated June 7, 1996, between the Company, as Lessee, and
             Ascend Credit Corporation, as Lessor.

10.2 TRIANGLE Master Lease Agreement, dated October 31, 1996, between the Company, as Lessee, and Shiva Corporation, as Lessor.

10.3 TRIANGLE Letter lease agreement, dated September 27, 1996, between the Company and U.S.
             Robotics

10.4 TRIANGLE Letter lease agreement, dated October 14, 1996, between the Company and U.S.
             Robotics

10.5+      Master Lease Agreement, dated June 12, 1997, between the Company, as Lessee, and
             EMC 2 Corporation, as Lessor.

10.6 TRIANGLE Warrant letter agreement, dated July 31, 1996, between the Company and ACSI
             Advanced Technologies, Inc.

10.7 TRIANGLE Letter agreement, dated June 17, 1997, between the Company and ACSI Advanced Data
             Services, Inc. (successor to ACSI Advanced Technologies, Inc.)

10.8 TRIANGLE Management Consulting Services Agreement, dated June 17, 1997, between the
             Company and ACSI Advanced Data Services, Inc.

10.9 TRIANGLE WebSite Management Company, Inc. 1997 Stock Incentive Plan.

10.10 TRIANGLE Office Lease, dated June 14, 1996, between the Company, as Tenant, and Colonial
             Savings, F. A., as Landlord, including Addendum, dated May 23, 1997.

10.11+     Lease Agreement, dated February 13, 1998, between the Company and Leonard
             Properties.

10.12 TRIANGLE Merchant Bank Credit Card Agreement, dated June 29, 1998, between the Company and
             First Charter Bank, N.A.

10.13 TRIANGLE Agreement, dated December 12, 1997, between the Company and Summit National Bank.

10.14 TRIANGLE Netscape Communications Corporation Network Service Provider Distribution
             Agreement, dated March 26, 1996, between the Company and Netscape
             Communications Corporation.

10.15+     Software License and Support Agreement, dated August 28, 1998, between the
             Company and Portal Software, Inc.

10.16 TRIANGLE Software Distribution and Licensing Agreement, dated December 24, 1996, between the Company and Solid Oak Software, Inc.

10.17+     Shopsite Distributor Agreement, dated June 11, 1998, between the Company and Open
             Market, Inc.

10.18+     PSINet Wholesale Usage Agreement, dated February 17, 1998, between the Company and PSINet, Inc. and Amendment No. 1 to PSINet Wholesale Usage Agreement, dated
             November 10, 1998

10.19 TRIANGLE Noncompetition and Nondisclosure Agreement, dated May 7, 1998, by and between the
             Company and A. Lee Thurburn.

10.20 TRIANGLE Noncompetition and Nondisclosure Agreement, dated May 7, 1998, by and between the
             Company and Michael Scott Leslie.

10.21 TRIANGLE Letter Agreement between the Company and Andrew N. Jent, dated November 3, 1998.

10.22 TRIANGLE Letter Agreement between the Company and Terri Frey, dated June 24, 1998.

10.23      Letter Agreement between FlashNet and R. Todd Wallace, dated March 23, 1998.

10.24      Letter Agreement between FlashNet and M. Edward Mayhugh, dated May 27, 1998.

10.25      Letter Agreement between FlashNet and Russel A. Wiseman, dated January 7, 1999.

21.1 TRIANGLE Subsidiaries of the registrant.

23.1       Consent of Deloitte & Touche LLP

23.2       Consent of Cantey & Hanger, L.L.P. Reference is made to Exhibit 5.1.

23.3       Consent of Brobeck, Phleger & Harrison LLP. Reference is made to Exhibit 5.2.

24.1       Power of Attorney (see page II-7).

27.1 TRIANGLE Financial Data Schedule


------------------------

*   To be included by amendment.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.


 TRIANGLE  Previously filed.